UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Check the appropriate box: ☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials	☐ Confidential, For Use Of The Commission Only (As Permitted By Rule 14a-6(e)(2))
☐ Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

BGC Partners, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 3, 2011

Dear Stockholder:

You are cordially invited to attend our 2011 Annual Meeting of Stockholders, which will be held at BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, on Wednesday, December 14, 2011, commencing at 10:00 a.m. (local time).

This year, we are once again taking advantage of the Securities and Exchange Commission rule that allows companies to provide their stockholders with access to proxy materials over the Internet. On or about November 3, 2011, we will begin mailing a Notice of Internet Availability of Proxy Materials to our stockholders informing them that our Proxy Statement, 2010 Annual Report and voting instructions are available online. As more fully described in that Notice, all stockholders may choose to access our proxy materials on the Internet or may request to receive paper copies of the proxy materials. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner.

At the Annual Meeting, you will be asked to consider and vote upon (i) the election of five directors; (ii) an advisory vote on executive compensation; (iii) an advisory vote on the frequency of future advisory votes on executive compensation; (iv) the approval of the Third Amended and Restated BGC Partners, Inc. Long Term Incentive Plan; (v) the approval of the First Amended and Restated Incentive Bonus Compensation Plan; and (vi) such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote your shares using the Internet or the designated toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy or voting instruction card you will receive in response to your request. Please refer to the section entitled “Voting via the Internet or by Mail” on page 1 of the Proxy Statement for a description of these voting methods.

Sincerely,

Howard W. Lutnick
Chairman of the Board of Directors

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

Notice of 2011 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that our 2011 Annual Meeting of Stockholders will be held at BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, on Wednesday, December 14, 2011, commencing at 10:00 a.m. (local time), for the following purposes:

(1)	To elect five (5) directors to hold office until the next Annual Meeting and until their successors are duly elected and qualified;

(2)	To hold an advisory vote on executive compensation;

(3)	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

(4)	To approve the Third Amended and Restated BGC Partners, Inc. Long Term Incentive Plan;

(5)	To approve the First Amended and Restated Incentive Bonus Compensation Plan; and

(6)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only holders of record of our Class A common stock or our Class B common stock at the close of business on October 19, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

STEPHEN M. MERKEL

Secretary

November 3, 2011

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND

THE MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE USING THE

INTERNET OR THE DESIGNATED TOLL-FREE TELEPHONE NUMBER

OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND

COMPLETING AND RETURNING BY MAIL THE PROXY OR VOTING INSTRUCTION CARD

YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of Proxies by and on behalf of our Board of Directors for use at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 14, 2011, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of 2011 Annual Meeting of Stockholders. Our Annual Report for the fiscal year ended December 31, 2010 (the “2010 Annual Report”) accompanies this Proxy Statement. The Notice of Internet Availability of Proxy Materials is expected to be mailed to stockholders on or about November 3, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 14, 2011.

On or about November 3, 2011, we will begin mailing a notice, called the Notice of Internet Availability of Proxy Materials (the “Notice”), to our stockholders advising them that this Proxy Statement, the 2010 Annual Report and voting instructions can be accessed over the Internet at www.proxyvote.com. You may then access these materials and vote your shares over the Internet or you may request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these proxy materials, you must request one over the Internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before November 24, 2011 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

Information on how to obtain directions to attend the Annual Meeting and vote in person is available at: http://www.bgcpartners.com/contact-us/new-york/?printDirections=y.

INFORMATION ABOUT VOTING

Who can Vote

The close of business on October 19, 2011 has been fixed as the record date (the “Record Date”) for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only holders of record as of that date of shares of our Class A common stock, $0.01 par value per share (“Class A common stock”), or of our Class B common stock, $0.01 par value per share (“Class B common stock”), are entitled to notice of and to vote at the Annual Meeting. Our Class A common stock and our Class B common stock are sometimes collectively referred to herein as our “Common Equity.”

Each share of our Class A common stock entitles the holder thereof to one vote per share on each matter presented to stockholders for approval at the Annual Meeting. Each share of our Class B common stock entitles the holder thereof to 10 votes per share on each matter presented to stockholders for approval at the Annual Meeting. The collective voting power represented by the shares of our Class A common stock and Class B common stock issued and outstanding on the Record Date is referred to as the “Total Voting Power.” On the Record Date, there were 93,452,281 shares of our Class A common stock and 34,848,107 shares of our Class B common stock, for a total of 128,300,388 shares of our Common Equity outstanding and entitled to vote.

Voting via the Internet or by Mail

Stockholders of Record

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” of those shares and the Notice is being sent directly to you by the Company. If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy, you may do so by using the Internet (please visit www.proxyvote.com and follow the instructions), or by requesting a printed copy of our proxy materials and completing and returning by mail the proxy card you will receive in response to your request. Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions.

Beneficial Owners of Shares Held in Street Name

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and the Notice is being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record of those shares. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares held in your account. If you are a beneficial owner of shares held in street name, you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. A legal proxy may be obtained from your broker, bank or nominee. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote using the Internet. Please visit www.proxyvote.com and follow the instructions, or, if you request printed proxy materials, you will receive voting instructions from your broker, bank or nominee describing the available processes for voting your stock.

Revocation of Proxies

A stockholder’s voting on the Internet or by completing and returning a proxy card will not affect such stockholder’s right to attend the Annual Meeting and to vote in person. Any stockholder who votes on the Internet or submits an executed proxy card has a right to revoke the proxy at any time before it is voted by taking any of the following actions:

•	advising Stephen M. Merkel, our Secretary, in writing of such revocation;

•	changing the stockholder’s vote on the Internet;

•	executing a later-dated proxy which is presented to us at or prior to the Annual Meeting; or

•	appearing at the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

Quorum

The required quorum for the transaction of business at the Annual Meeting is a majority of the Total Voting Power, which shares must be present in person or represented by proxy at the Annual Meeting.

Required Vote

The voting requirements for each of the proposals are as follows:

•	Proposal 1: Directors are elected by a plurality of the votes cast.

•

Proposals 2 and 3: Each of the advisory vote on executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation requires the affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

•

Proposals 4 and 5: Each of the vote to approve the Third Amended and Restated BGC Partners, Inc. Long Term Incentive Plan and vote to approve the First Amended and Restated Incentive Bonus Compensation Plan requires the affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Broker Non-Votes

If you are a beneficial owner whose shares are held by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on proposals on which brokers do not have discretionary authority, namely: Proposal 1 (election of the Board of Directors), Proposal 2 (advisory vote on executive compensation), Proposal 3 (advisory vote on the frequency of future advisory votes on executive compensation), Proposal 4 (the vote to approve the Third Amended and Restated BGC Partners, Inc. Long Term Incentive Plan), or Proposal 5 (the vote to approve the First Amended and Restated Incentive Bonus Compensation Plan). This is called a “broker non-vote.” Your shares will be counted as present at the Annual Meeting for quorum purposes but not present and entitled to vote for purposes of these specific proposals.

Pursuant to the trust agreement governing our BGC Partners, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates (the “Deferral Plan”), the trustee of our Deferral Plan will not, except as otherwise required by law, vote shares of our Class A common stock held in the trust as to which the trustee has not received voting instructions from Deferral Plan participants.

Please note that the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors or on executive compensation matters in the absence of your specific instructions as to how to vote; therefore, it is very important that beneficial owners instruct their brokers, banks or other nominees how they wish to vote their shares.

Unless specified otherwise, the proxies will be voted FOR the election of all the nominees to serve as our directors, FOR the approval, on an advisory basis, of the resolution on executive compensation, FOR the option of every THREE YEARS as the frequency with which stockholders are provided an advisory vote on executive compensation, FOR the approval of the Third Amended and Restated BGC Partners, Inc. Long Term Incentive Plan, and FOR the approval of the First Amended and Restated Incentive Bonus Compensation Plan. In the discretion of the proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

Our principal executive offices are located at 499 Park Avenue, New York, NY 10022, and our telephone number is (212) 610-2200.

This Proxy Statement is accompanied by the 2010 Annual Report, which includes the Company’s Form 10-K for the year ended December 31, 2010 that we have previously filed with the Securities and Exchange Commission (the “SEC”) and that includes our audited financial statements. See “Mailing Note.” We file reports, proxy statements and other information with the SEC that can be accessed through the SEC’s website (www.sec.gov) or can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call (202) 551-8909 for further information on the Public Reference Room. In addition, our website at www.bgcpartners.com provides ongoing information about the Company, including documents filed by us with the SEC.

To obtain documents from us, please direct requests in writing or by telephone to BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, Phone: (212) 610-2200, Attention: Secretary. We will send you the requested documents without charge; however, a reasonable fee will be charged for exhibits.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is currently composed of five members. Our Board, upon recommendation of our independent directors, has nominated five persons for election as directors at the Annual Meeting. All of the nominees are currently members of our Board. Information with respect to the five nominees for election as directors is set forth below. All of the nominees are to be elected at the Annual Meeting and to serve until their successors are duly elected and qualified. All of the nominees listed below are expected to serve as directors if they are elected. If any nominee should decline or be unable to accept such nomination or to serve as a director (an event which our Board does not now expect), our Board reserves the right to nominate another person or to vote to reduce the size of our Board. In the event another person is nominated, the Proxy holders intend to vote the shares to which the Proxy relates for the election of the person nominated by our Board. There is no cumulative voting for directors.

Information about Directors

Name	Age	Director Since	Biographies
Howard W. Lutnick	50	1999	Mr. Lutnick is the Chairman of our Board of Directors, a position in which he has served from June 1999 to the present. He served as Chief Executive Officer from June 1999 to April 1, 2008. He served as Co-Chief Executive Officer from April 1, 2008 until December 19, 2008, after which time he has again been serving as sole Chief Executive Officer. Mr. Lutnick was our President from September 2001 to May 2004 and became our President again from January 2007 to April 1, 2008. Mr. Lutnick joined Cantor Fitzgerald, L.P. (“Cantor”) in 1983 and has served as President and Chief Executive Officer of Cantor since 1992 and as Chairman since 1996. Mr. Lutnick’s company, CF Group Management, Inc., is the managing general partner of Cantor. Mr. Lutnick is a member of the Board of Managers of Haverford College, the Board of Directors of the Fisher Center for Alzheimer’s Research Foundation at Rockefeller University, the Executive Committee of the USS Intrepid Museum Foundation’s Board of Trustees, a member of the Board of Directors of the Solomon Guggenheim Museum Foundation, a member of the Board of Directors of the Horace Mann School, a member of the Board of Directors of the National September 11 Memorial & Museum, and a member of the Board of Directors of the Partnership for New York City. In addition, Mr. Lutnick is on the supervisory board of the Electronic Liquidity Exchange, a fully electronic futures exchange.

John H. Dalton	69	2002	Mr. Dalton has been a director of our company since February 2002. In January 2005, Mr. Dalton became the President of the Housing Policy Council of the Financial Services Roundtable, a trade association composed of large financial services companies. Mr. Dalton was President of IPG Photonics Corp., a company that designs, develops and manufactures a range of advanced amplifiers and lasers for the telecom and industrial markets, from September 2000 to December 2004. Mr. Dalton served as Secretary of the United States Navy from July 1993 to November 1998. He also serves on the Board of Directors of Washington FirstBank, and Fresh Del Monte Produce, Inc., a producer and marketer of fresh produce.

Name	Age	Director Since	Biographies
Barry R. Sloane	56	2006	Mr. Sloane has been a director of our company since September 2006. Mr. Sloane has been President and Chief Executive Officer of Century Bancorp, Inc. and Century Bank since May 2010. Previously he was Co-President and Co-Chief Executive Officer of Century Bancorp, Inc. since April 2006, and Co-President and Co-Chief Executive Officer of Century Bank since April 2005. Mr. Sloane is a Trustee and Treasurer of the Fisher Center for Alzheimer’s Research Foundation at Rockefeller University, a Trustee of Beth Israel Deaconess Medical Center, a Trustee of the Savings Bank Employees Retirement Association, and a Trustee of Hebrew SeniorLife.

Albert M. Weis	84	2002	Mr. Weis has been a director of our company since October 2002. Mr. Weis has been President of A.M. Weis & Co., Inc., a money management company, since 1976. Mr. Weis was Chairman of the New York Cotton Exchange from 1997 to 1998, 1981 to 1983 and 1977 to 1978. From 1998 to 2000, Mr. Weis was Chairman of the New York Board of Trade. From 1996 to 1999, Mr. Weis was a director and chairman of the Audit Committee of Synetic Inc., a company that designs and manufactures data storage products, and, from 1999 to 2001, he was a director and chairman of the Audit Committee of Medical Manager Corporation (successor to Synetic Inc.).

Stephen T. Curwood	63	2009	Mr. Curwood has been a director of our company since December 2009. Mr. Curwood has been President of the World Media Foundation, Inc., a non-profit media production company, since 1992 and Senior Managing Director of SENCAP LLC, a New York and New Hampshire-based investment group, since 2005. Mr. Curwood has been a principal of Mamawood Pty Ltd., a media holding company based in Johannesburg, with investments in South Africa, since 2005. Mr. Curwood has also been a member of the Board of Managers of Haverford College since 2001, serving on the Investment Committee since 2003 and as chair of the Committee on Social Investment Responsibility since 2008. From 1996 to 2003, Mr. Curwood was a lecturer in Environmental Science and Public Policy at Harvard University. Mr. Curwood had been a trustee of Pax World Funds, a $2.5 billion group of investment funds focused on sustainable and socially responsible investments based in Portsmouth, New Hampshire, from 2007 until 2009. Mr. Curwood graduated from Harvard University in 1969. Mr. Curwood shared the Pulitzer Prize for Public Service as a writer for the Boston Globe in 1975, and is the recipient of numerous awards for the creation and hosting of the National Public Radio and Public Radio International program Living on Earth, including the Edward R. Murrow Award from the Radio and Television Directors Association, the David A. Brower Award from the Sierra Club, and the Global Green Award for Media Design from former Soviet Union President Mikhail Gorbachev.

VOTE REQUIRED FOR APPROVAL

The five nominees receiving a plurality of the votes cast either in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE NOMINEES FOR DIRECTOR.

Independence of Directors

Our Board of Directors has determined that each of Messrs. Curwood, Dalton, Sloane and Weis qualifies as an “independent director” in accordance with the published listing requirements of the NASDAQ Stock Market (“NASDAQ”). The NASDAQ independence definition consists of a series of objective tests, one of which is that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management, including participation on any boards of other organizations in which other members of our Board were members.

Meetings and Committees of our Board of Directors

Our Board of Directors held 10 meetings during the year ended December 31, 2010. In addition to meetings, our Board and its committees reviewed and acted upon matters by unanimous written consent from time to time.

Our Board of Directors has an Audit Committee. The members of the Audit Committee are currently Messrs. Curwood, Dalton, Sloane and Weis, all of whom qualify as “independent” in accordance with the published listing requirements of NASDAQ. The members of the Audit Committee also each qualify as “independent” under special standards established by the SEC for members of audit committees, and the Audit Committee includes at least one member who is determined by our Board to also meet the qualifications of an “audit committee financial expert” in accordance with the SEC rules. Messrs. Weis and Sloane are independent directors who have been determined to be “audit committee financial experts.” The Audit Committee operates pursuant to an Audit Committee Charter which is available at www.bgcpartners.com/legal/disclaimers/ or upon written request from BGC free of charge.

The Audit Committee selects our independent registered public accounting firm (“our Auditors”), consults with our Auditors and with management with regard to the adequacy of our financial reporting, internal control over financial reporting and the audit process and considers any permitted non-audit services to be performed by our Auditors. The Audit Committee held 13 meetings during the year ended December 31, 2010.

During 2010, our Audit Committee engaged Ernst & Young, LLP (“Ernst & Young”) to be our Auditors for the year ending December 31, 2010. Ernst & Young was also approved to perform reviews, pursuant to Statement on Auditing Standards No. 100, of each of our quarterly financial reports for the year ending December 31, 2010, and certain other audit-related services such as accounting consultations. Pursuant to our Audit Committee Charter, the Audit Committee will pre-approve all audit services, internal control-related services and permitted non-audit services (including the fees and other terms thereof) to be performed for us by Ernst & Young, subject to the minimum exception for permitted non-audit services that are approved by the Audit Committee prior to completion of the audit.

Our Board of Directors also has a Compensation Committee. The members of the Compensation Committee are currently Messrs. Curwood, Dalton, Sloane and Weis, all of whom are non-employee directors. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our executive officers and for administering the BGC Holdings, L.P. Participation Plan (the “Participation Plan”), our Second Amended and Restated BGC Partners, Inc. Long Term Incentive Plan and our Amended and Restated BGC Partners, Inc. Incentive Bonus Compensation Plan. BGC Partners does not have a Compensation Committee charter. The Compensation Committee held 8 meetings during the year ended December 31, 2010.

During 2010, no director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he was a member.

Nominating Process

Our Board of Directors does not have a separate nominating committee or committee performing similar functions and does not have a nominating committee charter. As a result, all directors participate in the consideration of director nominees recommended for selection by a majority of the independent directors as defined by the published listing requirements of NASDAQ. The Board believes that such participation of all directors is appropriate given the size of the Board and the level of participation of our independent directors in the nomination process. The Board will also consider qualified director candidates identified by a member of senior management or by a stockholder. However, it is our general policy to re-nominate qualified incumbent directors and, absent special circumstances, the Board will not consider other candidates when a qualified incumbent consents to stand for re-election. A stockholder wishing to submit a recommendation for a director candidate should follow the instructions set forth in this proxy statement under the section below entitled “Communications with Our Board of Directors.”

Our Board of Directors considers the following minimum criteria when reviewing a director nominee: (1) director candidates must have the highest character and integrity, (2) director candidates must be free of any conflict of interest which would violate applicable laws or regulations or interfere with the proper performance of the responsibilities of a director, (3) director candidates must possess substantial and significant experience which would be of particular importance in the performance of the duties of a director, (4) director candidates must have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director, and (5) director candidates must have the capacity and desire to represent the best interests of our stockholders. In addition, the Board considers as one factor among many the diversity of Board candidates, which may include diversity of skills and experience as well as geographic, gender, age, and ethnic diversity. The Board does not, however, have a formal policy with regard to the consideration of diversity in identifying Board candidates. The Board screens candidates, does reference checks and conducts interviews, as appropriate. The Board does not evaluate nominees for director any differently because the nominee is or is not recommended by a stockholder.

With respect to qualifications of the members of the Board of Directors, the Board generally values the broad business experience and independent business judgment in the financial services or in other fields of each member. Specifically, with respect to Mr. Weis, the Board relies on his experiences as former chairman of commodities exchanges and his status as an “audit committee expert.” Mr. Sloane is qualified for the Board based on his experience as an executive of a publicly-traded bank. Mr. Dalton is qualified as a result of his long-time government and business experience. Mr. Curwood is qualified based on his experience in the global business world and his media experience. Mr. Lutnick serves on the Board of Managers of Haverford College with Mr. Curwood.

The Board of Directors has determined that in light of Mr. Lutnick’s control of the vote of our company through his ownership interest in Cantor, having a separate Chairman and CEO is not efficient or appropriate for our company. Additionally, the Board does not have a lead independent director.

We believe that BGC Partners and its stockholders are best served by having Mr. Lutnick, our Chief Executive Officer, serve as Chairman of the Board of Directors. Mr. Lutnick’s combined role as Chairman and

Chief Executive Officer promotes unified leadership and direction for the Board and executive management and it allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans. Our strong and independent Board effectively oversees our management and provides vigorous oversight of our business and affairs and any proposed related party transactions. The Board is composed of independent, active and effective directors. Four of our five directors meet the independence requirements of the NASDAQ, the SEC and the Board’s standards for determining director independence. Mr. Lutnick is the only member of executive management who is also a director. Requiring that the Chairman of the Board be an independent director is not necessary to ensure that our Board provides independent and effective oversight of our business and affairs. Such oversight is maintained at BGC Partners through the composition of our Board, the strong leadership of our independent directors and Board committees, and our highly effective corporate governance structures and processes.

Executive Sessions

In order to comply with NASDAQ rules, the Board of Directors has resolved that it will continue to schedule at least two meetings a year in which the independent directors will meet without the directors who are executive officers of the Company.

Annual Meetings

The Board of Directors has not adopted any specific policy with respect to the attendance of directors at Annual Meetings of stockholders of the Company. At the 2010 Annual Meeting of stockholders, held on December 13, 2010, all of the Company’s directors were in attendance.

Communications with our Board of Directors

Stockholders may contact any member of the Board of Directors, including to recommend a candidate for director, by addressing their correspondence to the director, c/o BGC Partners, Inc., 499 Park Avenue, New York, NY 10022, Attention: Secretary. The Secretary will forward all such correspondence to the named director. If you wish to submit any proposal to be considered at a meeting of stockholders, please follow the instructions set forth in the section below entitled “Stockholder Proposals.”

The Board’s Role in Risk Oversight

Risk is an integral part of the Board and Committee deliberations throughout the year. The Audit Committee oversees the management of our enterprise risk management program, and the Audit Committee annually reviews an assessment prepared by management of the critical risks facing us, their relative magnitude and management’s actions to mitigate these risks.

Management implemented an enterprise risk management program to enhance our existing processes through an integrated effort to identify, evaluate and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. The activities of the enterprise risk management program entail the identification, prioritization and assessment of a broad range of risks (e.g., strategic, operational, financial, legal/regulatory and reputational) and the formulation of plans to mitigate their effects.

Non-executive brokers are compensated based upon production, which may involve committing to certain transactions. These transactions may expose the Company to risks by individual brokers, who are motivated to increase production. While we have in place management oversight and risk management policies, there is an inevitable conflict of interest between our compensation structure and certain trading risks on a portion of our transactions.

EXECUTIVE OFFICERS

Our executive officers are appointed annually by our Board of Directors and serve at the discretion of our Board. In addition to Mr. Lutnick, who serves as a member of the Board, our executive officers, their respective ages and positions and certain other information with respect to each of them are as follows:

Shaun D. Lynn, 48, has been our President since April 2008. Until that time, Mr. Lynn had been President of BGC Partners, L.P. since 2004 and served as Executive Managing Director of Cantor from 2002 to 2004. Mr. Lynn also served as Senior Managing Director of European Government Bonds and Managing Director of Fixed Income from 1999 to 2002. From 1989 to 1999, Mr. Lynn held various business management positions at Cantor and its affiliates. Prior to joining Cantor in 1989, Mr. Lynn served as a Desk Head for Fundamental Brokers International in 1989 and was Associate Director for Purcell Graham from 1983 to 1989. Mr. Lynn is on the supervisory board of the Electronic Liquidity Exchange.

Stephen M. Merkel, 53, has been our Executive Vice President, General Counsel and Secretary since September 2001 and was our Senior Vice President, General Counsel and Secretary from June 1999 to September 2001. Mr. Merkel served as a director of our Company from September 2001 until October 2004. Mr. Merkel has been Executive Managing Director, General Counsel and Secretary of Cantor since December 2000 and was Senior Vice President, General Counsel and Secretary of Cantor from May 1993 to December 2000. Prior to joining Cantor, Mr. Merkel was Vice President and Assistant General Counsel of Goldman Sachs & Co. from February 1990 to May 1993. From September 1985 to January 1990, Mr. Merkel was an associate with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Merkel is on the supervisory board of the Electronic Liquidity Exchange, and is a founding board member of the Wholesale Markets Brokers’ Association, Americas.

Anthony Graham Sadler, 55, has been our Chief Financial Officer since April 2009. Until that time, Mr. Sadler had been the Chief Financial Officer for Europe and Asia for both BGC Partners, Inc. and Cantor. From 1997 to 2008, Mr. Sadler held various positions in Bear Stearns, most recently serving as Chief Financial Officer and Chief Operating Officer of Bear Stearns-Europe from 2005 to 2008 and was a member of the European Executive Committee. Prior to that time, from 1983 to 1997, he was employed at Barclays Capital (and its predecessor de Zoete & Bevan) in a variety of finance positions, including two years as Director of Global Finance and two years as Divisional Director of the Markets Division. Mr. Sadler also trained with Peat Marwick Mitchell (now KPMG) in public accounting.

Sean A. Windeatt, 38, has been our Chief Operating Officer since January 2009. Mr. Windeatt has been Executive Managing Director and Vice President of BGC Partners since 2007 and served as a Director of Cantor Fitzgerald International from 2004 to 2007. Mr. Windeatt also served as a Business Manager and member of the finance department of Cantor Fitzgerald International from 1997 to 2003.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our executive compensation program, which is under the direction and control of our Compensation Committee, is designed to integrate compensation with the achievement of our short-term and long-term business objectives and to assist us in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different components of our executive compensation program are geared to short-term and longer-term performance with the goal of increasing stockholder value over the long term.

We believe that the compensation of our executive officers should reflect their success in attaining key corporate operating objectives, such as growth or maintenance of market position, success in attracting and retaining qualified brokers, increasing or maintaining revenues and/or profitability, developing new products and marketplaces, completing and integrating acquisitions, meeting established goals for operating earnings and earnings per share and maintaining and developing customer relationships and long-term competitive advantage. We also believe that executive compensation should reflect achievement of individual managerial objectives established for specific executive officers at the beginning of the fiscal year as well as reflect specific achievements by such individuals over the course of the year, such as development of specific products or customer relationships or executing or integrating specific acquisitions and strategic arrangements. We believe that the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation.

We also believe that the compensation of our executive officers should not generally be based on the short-term performance of our Class A common stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long term, reflect our operating performance and, ultimately, the management of our Company by our executives. We believe that the long-term performance of our stock is reflected in executive compensation through our stock options, restricted stock units, which we refer to as “RSUs”, exchange rights, limited partnership units and other equity and partnership awards.

On April 1, 2008, BGC Partners, LLC, which we refer to as “BGC Partners OldCo,” and eSpeed, Inc. merged. We sometimes refer to the Company after its merger with eSpeed as the “Combined Company.” Prior to the merger, compensation for the executive officers of eSpeed was determined by the Compensation Committee of eSpeed. Elements of compensation for the executive officers of the Combined Company who were executive officers of BGC Partners Oldco, but not also executive officers of eSpeed, were determined by Cantor and its affiliates. For individuals who were executive officers of both eSpeed and BGC Partners Oldco, the portion of such executive officer’s compensation paid by eSpeed was determined by eSpeed’s Compensation Committee and the portion of such executive officer’s compensation paid by BGC Partners OldCo was determined by Cantor and its affiliates. In some cases, executive compensation was paid at one rate by BGC Partners OldCo and reduced to a rate established by the Special Committee effective as of the closing of the merger. This compensation structure was effective for 2008, but all executive compensation beginning in 2009 was determined by the Compensation Committee of the Combined Company. The Compensation Committee is aware that certain of our executive officers, including Mr. Lutnick, also receive compensation from our affiliates, including Cantor, but it generally does not specifically review the nature or amount of such compensation.

Our Board of Directors and our Compensation Committee determined that Messrs. Lutnick, Lynn, Merkel, Sadler and Windeatt were our executive officers for 2010.

Overview of Compensation and Processes

Executive compensation is composed of the following principal components: (i) a base salary, which is designed to attract talented executive officers and contribute to motivating, retaining and rewarding individual performance; (ii) an incentive award under our Incentive Plan, which is intended to tie financial reward to the achievement of our short or longer-term performance objectives; and (iii) a long-term incentive program under our Second Amended and Restated Long Term Incentive Plan, which we refer to as our “Equity Plan,” and the BGC Holdings Participation Plan, including stock options, RSUs, exchange rights, limited partnership units and other equity and partnership awards, which is designed to promote the achievement of long-term performance goals and to align the long-term interests of our executive officers with those of our stockholders. Each of these components of our executive compensation program is discussed below.

From time to time, we may restructure the existing compensation of our executive officers, as we did in March 2010 in the cases of Messrs. Lynn and Windeatt, and in December 2010, in the case of Messrs. Merkel and Sadler. These restructurings may include the redemption of outstanding limited partnership units for cash and/or other units, as well as the acceleration or grant of exchange rights for certain outstanding units. We may also adopt various policies related to such restructurings, including with respect to the grant of exchange rights in connection with a given executive officer’s non-exchangeable partnership units, as we did in December 2010 in the case of Mr. Lutnick. Our restructurings and policies to date have been intended to ensure that our executive compensation program in the future relies more heavily on PSUs, PSIs and similar units, and to enable our executive officers to monetize or otherwise acquire liquidity with respect to some or all of their outstanding non-exchangeable partnership units.

From time to time, we have also used employment agreements, including some with specified target or guaranteed bonus components, and discretionary bonuses to attract and retain talented executives, and we currently have employment agreements with our President, Mr. Lynn, our Chief Operating Officer, Mr. Windeatt, and our Chief Financial Officer, Mr. Sadler. Executive officers also receive health and dental insurance, life insurance, and disability coverage consistent with that offered to our other employees in the office in which such executive officer is primarily located.

Our Compensation Committee approves, and recommends to our Board of Directors that it approve, the salaries, bonuses and other compensation of our executive officers. In addition, the Committee approves grants to executive officers and otherwise administers our Incentive Plan and Equity Plan and the Participation Plan.

From time to time, our Compensation Committee has engaged a compensation consultant in connection with its compensation decisions. In 2010, James F. Reda & Associates, LLC advised the Committee. The Committee retained the consultant to provide surveys and other information with respect to pay practices and compensation levels at our peer group and other companies, and the Committee discussed with the consultant the base salary amounts, bonuses and equity and partnership awards for our executive officers for 2010. The Committee does not attempt to benchmark our executive compensation against any level, range, or percentile of compensation paid at any other companies, does not apply any specific measures of internal or external pay equity in reaching its conclusions, and does not employ tally sheets, wealth accumulation, or similar tools in its analysis.

We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentives for our executive officers to focus on long-term strategic goals as well as short-term performance. In determining the nature and amount of each element of our executive compensation program, our Compensation Committee considers a number of factors to determine the salary, bonus and other compensation to pay each executive officer, including performance in light of individual and corporate objectives. Individual objectives include performance of general management responsibilities; maintenance and development of customer relationships and satisfaction; managing acquisitions and strategic relationships; application of individual skills in support of short-term and long-term achievement of our objectives; and overall management leadership. In addition, corporate operating objectives are considered in determining compensation policies, including achievement of revenue and profitability goals; improvement in market position or other financial results or metrics reported by us; strategic business criteria, including goals relating to acquisitions; stock price; and other matters, including the executive officer’s role in the assessment and management of risk.

Our policy for allocating between currently paid and long-term compensation is to ensure adequate base compensation to attract and retain talented executive officers, while providing incentives to maximize long-term value for our Company and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward superior performance on an annual basis and in the form of bonuses for achievement of specific short-term goals or in the discretion of the Compensation Committee. We provide equity and partnership awards to reward superior performance against specific objectives and long-term strategic goals and to assist in retaining executive officers and aligning their interests with those of our Company and our stockholders.

Base salaries for the following year are generally set for our executive officers at the year-end meetings of our Compensation Committee or in the early part of the applicable year. At these meetings, the Committee also approves the incentive bonuses under our Incentive Plan and any discretionary bonuses for executive officers and grants RSUs, limited partnership units or other equity or partnership awards under our Equity Plan and the Participation Plan to our executive officers. At the year-end Compensation Committee meetings, our Chairman and Chief Executive Officer, Mr. Lutnick, makes compensation recommendations to the Committee with respect to the other executive officers. Such executive officers are not present at the time of these deliberations. Mr. Lutnick also makes recommendations with respect to his own compensation as Chief Executive Officer. The Committee deliberates on compensation decisions with respect to all executive officers other than Mr. Lutnick in the presence of Mr. Lutnick, and separately in executive session with James F. Reda & Associates, LLC, the compensation consultant engaged by the Committee as to all executive officers, including Mr. Lutnick. The Committee may accept or adjust Mr. Lutnick’s recommendations and makes the sole determination of the compensation of all of our executive officers.

During the first quarter of each fiscal year, it has been the practice of our Compensation Committee to establish annual incentive performance goals for executive officers under the Incentive Plan, although the practice of the Committee has been to retain negative discretion to reduce or withhold any bonuses earned at the end of the year. All executive officers in office at that time are eligible to participate in the Incentive Plan.

We provide long-term incentives to our executive officers through the grant of RSUs, exchange rights, and other equity grants under our Equity Plan and limited partnership units and other partnership awards under the Participation Plan. In addition, executive officers may receive a portion of their Incentive Plan bonuses in equity or partnership awards, with the number of awards determined by reference to the market price of a share of our Class A common stock on the date that the award is granted, rather than cash. Through 2010, grants under our Equity Plan and the Participation Plan that have had vesting provisions have had time-based, rather than performance-based, vesting schedules, although both plans are flexible enough to provide for performance-based awards. Beginning in the second quarter of 2011, our Compensation Committee established quarterly incentive performance goals for executive officers with respect to special award opportunities for the grant of exchange rights or cash settlement awards under the Equity Plan relating to outstanding non-exchangeable partnership units awarded under the Participation Plan, subject to the Committee’s negative discretion.

In designing and implementing our executive compensation program, our Compensation Committee considers our Company’s operating and financial objectives, including our risk profile, and the effect that its executive compensation decisions will have on encouraging our executive officers to take an appropriate level of business risk consistent with our overall goal of enhancing long-term stockholder value. In particular, the Committee considers those business risks identified in our risk factors and the known trends and uncertainties identified in our management discussion and analysis, and considers how our executive compensation program serves to achieve our operating and financial objectives while at the same time mitigating any incentives for our executive officers to engage in excessive risk-taking to achieve short-term results that may not be sustainable in the long term.

In attempting to strike this balance, our Compensation Committee seeks to provide our executive officers with an appropriately diversified mix of fixed and variable cash and non-cash compensation opportunities, time-based and performance-based awards, and annual and long-term incentives. In particular, our performance-based bonuses under our Incentive Plan have focused on a mix of Company-wide and product-specific operating and financial metrics, in some cases based upon our absolute performance and in other cases based upon our performance relative to our peer group. In addition, our Incentive Plan award opportunities provide for the exercise of considerable negative discretion by the Committee to reduce, but not increase, amounts granted to our executive officers under the Plan, and to take individual as well as corporate performance into account in exercising that discretion. Further, the Committee retains the discretion to pay out any amounts finally awarded under the Plan in equity or partnership awards, including RSUs and limited partnership units, rather than cash, and to include restrictions on vesting and resale in any such equity or partnership awards. Finally, beginning in the second quarter of 2011, the Committee has applied these same principles with respect to quarterly performance-based award opportunities for the grant of exchange right or cash settlement awards under the Equity Plan relating to outstanding non-exchangeable partnership units.

In recent years, our Compensation Committee has eliminated the grant of options, limited the grant of RSUs and emphasized instead partnership unit awards, such as REUs and, most recently, PSUs, for our executive officers. In the Committee’s current view, PSUs provide the most appropriate long-term incentives to our executives, especially when coupled with performance-based grants of exchange rights and cash settlement awards.

After the merger in 2008, our Compensation Committee made considerable use of REUs granted under the Participation Plan as a tax-efficient, strongly retentive, and risk-appropriate means to align the interests of our executive officers with those of our long-term stockholders. REUs are non-transferable partnership interests in BGC Holdings, entitling the holder to quarterly distributions of our distributable earnings, with a post-termination payment amount equal to the market value of one share of our Class A common stock on the date of grant. The post-termination payment amount of REUs has typically been subject to a three or four year vesting schedule, and the holder is not entitled to the post-termination payment amount with respect to vested REUs until after he or she terminates as an employee. Even then, the post-termination amount is typically paid out over a four-year period, during which the payments are subject to forfeiture for the violation of non-competition, non-solicitation, confidentiality and other partnership covenants set forth in the BGC Holdings partnership agreement and in the award itself. The Committee, with the consent of Cantor, also has the discretion to cause the REUs to become exchangeable, on a one-to-one basis (subject to adjustment), through the grant of exchange rights for shares of our Class A common stock, which may be subject to further restriction on resale.

In 2010, we introduced PSUs, which are similar to REUs, including with respect to potential grants of exchange rights, except that they do not have a post-termination payment amount. Since PSUs do not have a post-termination payment amount, they generally do not have a vesting schedule, but the related grant of exchange rights and cash settlement awards may be subject to the attainment of performance goals.

Our executive officers have much of their personal net worth in our shares, stock options, RSUs, and non-exchangeable and exchangeable limited partnership units. Messrs. Lynn and Windeatt hold founding partner units in BGC Holdings, all of our executive officers hold other limited partnership units in BGC Holdings, and Messrs. Lutnick and Merkel hold additional partnership interests in our parent Cantor, which, through ownership of both shares of our Class A and Class B common stock and exchangeable partnership interests in BGC Holdings, owns a 36.0% economic interest in our Company’s operations. While we do not have a general compensation recovery or “clawback” policy, and do not require our executive officers to meet general share ownership or hold-through-retirement requirements, our Compensation Committee believes that our mix of compensation elements, the design features of our Equity Plan and Incentive Plan and the Participation Plan, and our substantial use of REUs and PSUs described above, help to ensure that our executive officers focus on the long-term best interests of our Company and our stockholders, with appropriate incentives to avoid taking excessive risks in pursuit of unsustainable short-term results.

In determining the allocation between current and long-term compensation for a given executive officer, our Compensation Committee may also take into consideration tax and other rules in the jurisdiction where such executive officer resides. This is of particular importance with respect to our executive officers who reside overseas, and both our Equity Plan and the Participation Plan are flexible enough to provide for the creation of sub-plans to address specific country situations.

We generally intend that compensation paid to our Chief Executive Officer and our other named executive officers not be subject to the limitation on tax deductibility under Section 162(m) of the U.S. Internal Revenue Code of 1986, which we refer to as the “Code,” so long as this can be achieved in a manner consistent with our Compensation Committee’s other objectives. Subject to certain exceptions, Section 162(m) eliminates a corporation’s tax deduction in a given year for payments to certain executive officers in excess of $1 million, unless the payments are qualified “performance-based” compensation as defined in Section 162(m). We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain performance-based exemptions in Section 162(m). However, the Committee retains negative discretion to reduce or withhold performance-based compensation to our executive officers and also reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate, after taking into consideration changing business conditions or the executive officer’s individual performance.

Our management and our Compensation Committee recognize that we are subject to certain Financial Accounting Standards Board (which we refer to as the “FASB”) guidance on share-based awards and other accounting charges with respect to the compensation of our executive officers and other employees. However, our management and the Committee do not believe that these accounting charges should necessarily determine the appropriate types and levels of compensation to be made available. Where material to the Committee’s decisions, these accounting charges will be described in our compensation discussion and analysis, compensation tables and related narratives.

Our Compensation Committee may grant equity and partnership awards to our executive officers in a variety of ways under our Equity Plan and the Participation Plan, including exchange rights and other equity grants under our Equity Plan and equity and non-equity grants in the form of non-exchangeable partnership unit awards under the Participation Plan. Grants of such awards may have different accounting treatment and may be reported differently in the compensation tables and related narratives depending upon the type of award granted and how and when it is granted.

For U.S. GAAP purposes, a compensation charge is recorded on PSUs and similar partnership units if and when an exchange right is granted relating to the units, and the charge is based on the market price of our Class A common stock on the date on which the exchange right is granted. Additionally, when the exchange actually occurs, a U.S. federal income tax deduction is generally allowed equal to the fair market value of a share of our Class A common stock on the date of exchange, which deduction reduces our actual cash tax expense.

As discussed elsewhere in this proxy statement, at the Annual Meeting we are proposing for stockholder approval certain amendments to our Equity Plan and Incentive Plan, primarily to increase the respective annual per person limits for awards under each plan and, in the case of the Equity Plan, to increase the number of shares of our Class A common stock that may be delivered pursuant to the settlement of awards granted under the Plan. As discussed under those proposals, the principal reasons for such increases are to increase the flexibility of our Compensation Committee in granting performance-based exchange right and cash settlement award opportunities to our executive officers relating to non-exchangeable PSUs and other partnership units awarded to them under the Participation Plan, including units awarded in payment of bonuses under our Incentive Plan. As noted above, the Committee intends to continue to use considerable negative discretion with respect to performance-based awards under the Equity Plan as well as the Incentive Plan, including with respect to performance-based exchange right and cash settlement award opportunities.

Base Salary

We believe that the retention of our existing executive officers who have developed the skills and expertise required to successfully lead our organization is vital to our competitive strength. We further believe that attracting other key employees who can supplement the efforts of our existing executives is absolutely critical.

To this end, it is our policy to generally establish base pay at levels comparable to our peer group and other companies which employ similarly skilled personnel, including Compagnie Financiere Tradition, GFI Group Inc., ICAP plc and Tullett Prebon plc. While we determine these levels by reviewing publicly available information with respect to our peer group of companies and others, we have not traditionally engaged in benchmarking. Our executive officers receive base salaries intended to reflect their skills, expertise and responsibilities. Subject to any applicable employment agreements, base salaries and subsequent adjustments, if any, will be reviewed and approved by our Compensation Committee annually, based on a variety of factors, which may include, from time to time, a review of relevant salaries of executives at our peer group of companies and others and each executive officer’s individual performance for the prior year, including each executive officer’s experience and responsibilities.

Base Salaries for 2010

Base salary rates for 2010 were established in December 2009 by our Compensation Committee and were continued at $1,000,000 each for Messrs. Lutnick, Lynn and Merkel. The base salary rates for 2010 for each of Messrs. Windeatt and Sadler were increased to £275,000 ($444,084 as of January 1, 2010) in order to reflect their additional responsibilities and value to the Company.

In 2010, Mr. Lutnick and Mr. Merkel spent approximately 50% of their time on Company matters, although these percentages have varied depending upon business developments at the Company or Cantor or any of their affiliates. Messrs. Lynn and Windeatt each spent 100% of their time on Company matters. Mr. Sadler spent approximately 75% of his time on Company matters. A portion of Mr. Sadler’s compensation was charged out to other entities that he supports.

Base Salaries for 2011

In setting base salary rates for 2011, our Compensation Committee considered the qualifications, experience and responsibilities of our executive officers. Base salary rates for 2011 were established in December 2010 by the Committee and were continued at $1,000,000 each for Messrs. Lutnick, Lynn and Merkel and continued at £275,000 ($425,433 as of January 1, 2011) for Mr. Sadler. The base salary rate for Mr. Windeatt was increased to £325,000 ($502,785 as of January 1, 2011) in part to reflect the elimination for 2011 of the car allowance, car insurance allowance, and apartment payments which Mr. Windeatt had previously received.

During 2011, Mr. Lutnick and Mr. Merkel have each continued to spend approximately 50% of their time on Company matters, although these percentages will continue to vary depending upon business developments at the Company or Cantor or any of their affiliates. Messrs. Lynn and Windeatt have each continued to spend nearly 100% of their time on Company matters. Mr. Sadler has continued to spend 75% of his time on Company matters. A portion of Mr. Sadler’s compensation is charged out to other entities that he supports.

Bonus Compensation

We believe that compensation should vary with corporate and individual performance and that a significant portion of compensation should continue to be linked to the achievement of business goals. Our Incentive Plan provides a means for the payment of Section 162(m) qualified “performance-based” compensation in the form of bonuses to our executive officers while preserving our tax deduction.

With respect to each performance period, our Compensation Committee specifies the applicable performance criteria and targets to be used under the Incentive Plan for that performance period. These performance criteria, which may vary from participant to participant, will be determined by the Committee and may be based upon one or more of the following financial performance measures:

•	pre-tax or after-tax net income;

•	pre-tax or after-tax operating income;

•	gross revenues;

•	profit margin;

•	stock price;

•	cash flow;

•	market share;

•	pre-tax or after-tax earnings per share;

•	pre-tax or after-tax operating earnings per share;

•	expenses;

•	return on equity; or

•

strategic business criteria, consisting of one or more objectives based upon meeting specific revenue, market penetration, or geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures.

The actual Incentive Plan bonus paid to any given participant at the end of a performance period is based upon the extent to which the applicable performance goals for such performance period are achieved, subject to the exercise of negative discretion by the Committee, and may be paid in cash or in equity or partnership awards.

In addition, from time to time, our Compensation Committee may provide for target or guaranteed bonuses in employment agreements in order to attract and retain talented executives, or may grant ad hoc discretionary bonuses when an executive officer is not eligible to participate in the Incentive Plan award opportunities for that performance period or when it otherwise considers such bonuses to be appropriate. Such bonuses may also be paid in cash or in equity or partnership awards.

Incentive Plan Bonus Goals for 2010

In the first quarter of 2010, our Compensation Committee determined that the executive officers of the Company, including Messrs. Lutnick, Lynn, Merkel, Windeatt and Sadler, would be participating executives for 2010 in our Incentive Plan. The Committee used the same performance criteria for all executive officers and set 2010 bonus opportunities at a maximum of $10,000,000, which was the maximum annual amount allowed for 2010 for each individual pursuant to the terms of the Incentive Plan, provided that (i) the Company achieved operating profits or distributable earnings for 2010, as calculated on substantially the same basis as the Company’s earnings release for 2009, or (ii) the Company achieved improvement or percentage growth in gross revenue or total transaction volumes for any product in 2010 as compared to 2009 over any of its previously identified peer group members, as reported in the Company’s 2010 earnings release and compared to the most recently available peer group information. The Committee, in its sole and absolute discretion, retained the right to reduce the amount of any Incentive Plan bonus payment based upon any factors it determined, including other discretionary bonuses or equity or partnership awards granted to the individual, regardless of whether the pre-set performance goals were achieved. In addition to the Incentive Plan bonuses described above, during 2010 the executive officers were also eligible for additional incentive compensation, including discretionary bonuses and equity and partnership awards.

Bonuses Awarded for 2010

In December 2010, having determined that both pre-set performance goals established in the first quarter of 2010 were expected to be met for 2010, our Compensation Committee awarded Mr. Lutnick a bonus under the Incentive Plan of $9,750,000, paid $2,000,000 in cash and $7,750,000 in a partnership award, represented by 914,995 non-exchangeable PSUs. The Compensation Committee awarded Mr. Lynn a bonus under the Incentive Plan of $6,250,000, paid $1,000,000 in cash and $5,250,000 in a partnership award, represented by 619,835 non-exchangeable PSUs. The Compensation Committee awarded Mr. Windeatt a bonus under the Incentive Plan of £625,000 ($991,125 on December 13, 2010) paid £100,000 ($158,580 as of December 13, 2010) in cash and £525,000 ($832,545 as of December 13, 2010) in a partnership award, represented by 98,294 non-exchangeable PSUs. The Compensation Committee awarded Mr. Sadler a bonus under the Incentive Plan of £325,000 ($515,385 as of December 13, 2010) paid £25,000 in cash ($39,645 as of December 13, 2010) and £300,000 in a partnership award ($475,740 on December 13, 2010), represented by 56,168 non-exchangeable PSUs. The Committee awarded Mr. Merkel a bonus under the Incentive Plan of $1,500,000, paid $500,000 in cash and $1,000,000 in a partnership award, represented by 118,064 non-exchangeable PSUs.

Our Compensation Committee awarded bonuses for 2010 under the Incentive Plan based upon expected achievement of both pre-set performance goals established in the first quarter of 2010. Variations in bonus awards for individual executive officers were based upon the Committee’s exercise of negative discretion. In exercising its discretion, the Committee considered, as to each individual, the executive officer’s responsibilities, general performance, quality of work, management and motivation of employees and other factors relevant to the individual officer, including participation in certain significant initiatives in 2010, and the general status of the economy, the performance of the Company and trends in the marketplace. In particular, for 2010, the Committee considered the pay practices of the Company’s peer group, including a compensation survey and advice prepared by the compensation consultant, changes in pre-tax operating earnings per share from the prior year, individual contributions toward achievement of strategic goals, our overall financial and operating results and the increase in our Company’s stock price.

Our Compensation Committee also noted that, for 2010, our Company’s total return (stock price appreciation assuming dividend reinvestment) was 94% versus 23% for four of its publicly traded peers (Compagnie Financière Tradition, GFI, ICAP, and Tullett Prebon). Our 94% total return was also much higher than that for certain relevant indices in 2010, such as the S&P 500 Index (15% total return), the Dow Jones U.S. Select Investment Index (up 4%), the NYSE Arca Securities Broker/Dealer Index (up 7%), and the Dow Jones Global Exchanges Index (up 7%).

In determining the 2010 Incentive Plan bonus for Mr. Lutnick, our Compensation Committee focused specifically on changes in our pre-tax operating earnings and distributable earnings from 2009 to 2010. In awarding Mr. Lutnick a $9,750,000 bonus under the Incentive Plan for 2010, compared to the $7,500,000 that he received for 2009, the Committee considered our overall improved performance in 2010 as compared to 2009. In awarding Mr. Lynn a $6,250,000 bonus under the Incentive Plan for 2010, compared to the $3,000,000 that he received for 2009, the Committee considered our improved 2010 operating results and strong record for the year in acquisitions and broker hires and management. With respect to Mr. Merkel, in awarding him a 2010 bonus under the Incentive Plan of $1,500,000, compared to the $1,000,000 that he received for 2009, the Committee considered our improved 2010 operating results and his significant role in managing various legal matters and acquisitions in which the Company was engaged in 2010. In awarding Mr. Windeatt a £625,000 bonus under the Incentive Plan for 2010, compared to the £500,000 that he received for 2009, the Committee considered our improved 2010 operating results and his significant role in managing brokers and acquisitions. In awarding Mr. Sadler a £325,000 bonus under the Incentive Plan for 2010, the Committee considered our improved 2010 operating results and his strong leadership in building our finance department. Mr. Sadler was not eligible for an Incentive Plan award for 2009.

For 2010, our Compensation Committee did not award any discretionary cash bonuses, or equity or partnership unit awards in lieu of cash bonuses, to any of our executive officers. During 2010, the Committee did approve various compensation restructurings for Messrs. Lynn, Merkel, Windeatt and Sadler and a new exchange rights policy for Mr. Lutnick, as discussed below.

For 2009, our Compensation Committee awarded discretionary cash bonuses, or partnership unit awards in lieu of cash bonuses, to Messrs. Lynn, Windeatt, and Sadler. In March 2010, the Committee awarded Mr. Lynn a discretionary bonus for 2009 of $1,250,000, paid $625,000 in cash and $625,000 in the form of 109,649 non-exchangeable PSUs, in addition to the $3,000,000 Incentive Plan award for 2009 that he received in February 2010. In January 2009, Mr. Windeatt received a discretionary bonus for 2009 of $161,802, in the form of 58,624 non-exchangeable REUs, with an aggregate post-termination payment amount of $161,802, upon his appointment as an executive officer effective January 1, 2009. In March 2010, the Committee awarded Mr. Sadler a discretionary bonus for 2009 of £230,000 ($345,345 as of March 19, 2010), paid $210,210 in cash and $135,135 in the form of 23,708 non-exchangeable PSUs. Mr. Sadler, who was not eligible to participate in the Incentive Plan for 2009, received his discretionary bonus for his performance from April 2, 2009 through the end of that year.

In 2010, the Incentive Plan cash bonuses for individual executive officers as a percentage of the overall total cash compensation paid to such executive officers by the Company was 67% to Mr. Lutnick, 50% to Mr. Lynn, 33% to Mr. Merkel, 8% to Mr. Sadler, and 27% to Mr. Windeatt.

Incentive Plan Bonus Goals for 2011

In the first quarter of 2011, our Compensation Committee determined that the executive officers of our Company, including Messrs. Lutnick, Lynn, Merkel, Windeatt and Sadler, would be participating executives for 2011 in our Incentive Plan. The Committee used the same performance criteria for all executive officers and set a bonus for 2011 equal to the maximum value allowed for each individual pursuant to the terms of the Incentive Plan (i.e., $10,000,000 or, if the proposed amendment to the Incentive Plan is approved by the Company’s stockholders at the Annual Meeting, $25,000,000), provided that (i) the Company achieves operating profits or distributable earnings for 2011, as calculated on substantially the same basis as the Company’s earnings release for 2010, or (ii) the Company achieves improvement or percentage growth in gross revenue or total transaction volumes for any product for 2011 as compared to 2010 over any of its peer group members or industry measures, as reported in the Company’s 2011 earnings release, in each case calculated on substantially the same basis as in the Company’s earnings release for 2010 and compared to the most recently available peer group information or industry measures (each a “Performance Goal”). The Committee determined that the payment of any such amount may be in the form of cash, shares of our Class A common stock, RSUs, REUs, RPUs, PSUs, PSIs or other equity or partnership awards permitted under our Equity Plan, the Participation Plan, or otherwise. The Committee, in its sole and absolute discretion, retained the right to reduce the amount of any Incentive Plan bonus payment based upon any factors it determines, including whether and the extent to which Performance Goals or any other corporate, as well as individual, performance objectives have been achieved.

Equity and Partnership Awards

It is our general policy to award RSUs, exchange rights, limited partnership units and other equity or partnership awards to our executive officers in order to align their interests with those of our long-term investors and to help attract and retain qualified individuals. Our Equity Plan and the Participation Plan are designed to reward and motivate employees and to provide us with optimal flexibility in the way that we do so. Our Equity Plan permits our Compensation Committee to grant stock options, stock appreciation rights, deferred stock such as RSUs, bonus stock, performance awards, dividend equivalents, and other stock-based awards, including to provide exchange rights for shares of our Class A common stock upon exchange of limited partnership units and founding partner units. The Participation Plan provides for the grant or sale of BGC Holdings limited partnership units. The total number of BGC Holdings limited partnership units issuable under the Participation Plan will be determined from time to time by our Board of Directors, provided that exchange rights relating to units may only be granted pursuant to other stock-based awards granted under our Equity Plan. Partnership units in BGC Holdings are entitled to participate in quarterly distributions of distributable earnings from BGC Holdings. We view these incentives as an effective tool in motivating, rewarding and retaining our executive officers.

We intend that our Equity Plan and the Participation Plan will be the primary vehicles for offering long-term equity and partnership awards to motivate and reward our executive officers, including where our Compensation Committee pays bonuses under the Incentive Plan and discretionary bonuses in the form of equity or partnership awards under the Equity Plan or Participation Plan, as discussed above, or where the Compensation Committee restructures the compensation of our executive offices, as discussed below.

In addition to equity and partnership awards granted in payment of Incentive Plan and discretionary bonus amounts and compensation restructurings, the Compensation Committee may grant equity and partnership awards to our executive officers in a specified number of awards based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, there is no set formula for the granting of such awards to individual executive officers.

We regard our equity and partnership award program as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of any underlying shares of our Class A common stock covered by the award. We believe that awards for our executive officers will have the long-term effect of maximizing our stock price and stockholder value.

We also believe that it is important that we have available various forms of equity and partnership awards in order to motivate, reward and retain our executive officers, and our Compensation Committee retains the right to grant a combination of forms of equity and partnership awards under our Equity Plan and the Participation Plan to executive officers as it considers appropriate or to differentiate among executive officers with respect to different types of awards. The Committee has also granted authority to Mr. Lutnick, our Chairman and Chief Executive Officer, to grant awards to non-executive officer employees of our Company under the Equity Plan and Participation Plan and to establish sub-plans for such persons.

In prior years, our Compensation Committee has granted RSUs under the Equity Plan, rather than stock options, and REUs and PSUs under the Participation Plan, to our executive officers. Executive officers and other employees are also expected to be offered the opportunity to purchase partnership units. The Committee and Mr. Lutnick will have the discretion to determine the price of any purchase right for partnership units, which may be set at preferential or historical prices that are less than the prevailing market price of our Class A common stock.

No stock options or RSUs were granted to our executive officers in 2010. In addition, during 2010, no REUs were granted. Rather, PSUs were awarded to pay a portion of each executive officer’s Incentive Plan bonus for 2010 and in the restructuring of the compensation of certain executive officers, as discussed below.

Timing of Awards

Equity and partnership awards to our executive officers that are in payment of Incentive Plan or discretionary bonuses are typically granted annually in conjunction with our Compensation Committee’s review of Company and individual performance of our executive officers, although interim grants may be considered and approved from time to time. The Committee’s annual review generally takes place at year-end meetings, which are generally held in December each year, although the reviews may be held at any time and from time to time throughout the year. From time to time, grants to executive officers may be made on a mid-year or other basis in the event of business developments, changing compensation requirements or other factors, in the discretion of the Committee. As noted above, beginning in the second quarter of 2011, our Compensation Committee established quarterly incentive performance goals for executive officers with respect to special award opportunities for the grant of exchange right or cash settlement awards under the Equity Plan relating to outstanding non-exchangeable partnership units awarded under the Participation Plan.

Our policy has generally been to award year-end grants to all employee recipients on the same date and at the same price as grants to our executive officers, although to the extent that non-executive compensation decisions are made at later times, as was the case for 2009 and 2010, the dates of grants may differ. Grants, if any, to newly hired employees are effective on the employee’s first day of employment. In addition, from time to time the Company may offer compensation enhancements or modifications to employees that it does not offer to its executive officers.

The exercise price of all stock options is set at the closing price of our Class A common stock on NASDAQ on the date of grant. With respect to limited partnership units and other equity or partnership awards, grants are generally made based on a dollar value, and, where applicable, the number of units is determined by reference to the market price of our Class A common stock.

2010 Compensation Restructurings; Exchange Policy Adopted in 2010 for Mr. Lutnick, and Quarterly Award Opportunities Beginning in Second Quarter of 2011

During March 2010, we began a global partnership redemption and compensation restructuring program to enhance our employment arrangements by leveraging our unique partnership structure. Under this program, participating partners generally agreed to extend the lengths of their employment agreements, to accept a larger portion of their compensation in partnership units and to other contractual modifications sought by us. Also as part of this program, we redeemed limited partnership units for cash and/or other units and granted exchange rights relating to certain non-exchangeable units. Additionally, during 2010, we completed a global compensation restructuring program related to the modification of pre-merger contractual arrangements which accelerated the amortization of the associated deferred compensation expense.

At the same time as these programs, we restructured the compensation of two of our executive officers, Messrs. Lynn and Windeatt. In March 2010, our Compensation Committee approved the action of Cantor, as Majority in Interest Exchangeable Limited Partner under the BGC Holdings, L.P. Amended and Restated Agreement of Limited Partnership, to accelerate the vesting of exchangeability of 406,359 exchangeable founding partner units held by Mr. Lynn, which vesting would otherwise have occurred on April 1, 2010. In addition, on March 26, 2010, the Company repurchased from Mr. Lynn 500,000 shares of our Class A common stock, which Mr. Lynn had acquired upon exchange of exchangeable founding partner units in February 2010, for an aggregate cash payment of $2,994,000, based on the per share closing price of our Class A common stock on such date.

Also on March 26, 2010, pursuant to a letter agreement between Mr. Lynn and BGC Holdings, BGC Holdings redeemed from Mr. Lynn all of Mr. Lynn’s 702,625 non-exchangeable REUs, which had an aggregate post-termination payment amount of $3,500,000 and were granted to him in April, September and December 2008, for an aggregate cash payment of $946,649 and an additional $3,260,670 award in the form of 544,534 non-exchangeable PSUs, based on the per share closing price of our Class A common stock on such date. Pursuant to the agreement, BGC Holdings also redeemed from Mr. Lynn 133,105 of the aggregate of 591,577 non-exchangeable PSUs granted to Mr. Lynn in February and March 2010 for an aggregate cash payment of $797,033 based on the per share closing price of our Class A common stock on such date. Mr. Lynn also entered into an amendment to his employment agreement, dated March 26, 2010, with the Company’s subsidiary, BGC Brokers L.P. Pursuant to the amendment, and in connection with the repurchase of Mr. Lynn’s shares and redemption of Mr. Lynn’s REUs and PSUs, Mr. Lynn acknowledged and agreed (i) that any contingent non-cash award payable to him pursuant to Section 3(d) of his employment agreement may be in the form of PSUs, and any grant to be awarded to him in 2010 and thereafter may be in the form of PSUs or such other award types as determined by us; and (ii) that the value of a PSU award shall be deemed to be the result of the number of units represented by the PSU award multiplied by the closing price of our Class A common stock on the date of the final determination of the award.

Pursuant to a letter agreement, dated March 29, 2010, between Mr. Windeatt and BGC Holdings, BGC Holdings redeemed from Mr. Windeatt all of Mr. Windeatt’s 70,424 non-exchangeable REUs, which had an aggregate post-termination payment amount of $282,157 and were granted to him in April 2008 and January 2009, for an aggregate cash payment of $94,880 and an additional $326,819 award in the form of 54,579 non-exchangeable PSUs. Pursuant to the agreement, BGC Holdings also redeemed from Mr. Windeatt 13,026 non-exchangeable founding partner units, which Mr. Windeatt had received in connection with the Company’s April 2008 merger, for an aggregate cash payment of $78,000 based on the per share closing price of our Class A common stock on such date. In addition, on March 19, 2010, our Compensation Committee approved an immediate cash payment to Mr. Windeatt of £110,000 ($165,165) in cancellation of the £220,000 ($330,330) to which Mr. Windeatt would otherwise have been entitled in 2010 pursuant to a salary modification arrangement entered into by Mr. Windeatt in 2007. In 2010, Mr. Windeatt received £58,667 ($88,000) for a car allowance, car insurance allowance, and apartment lease for 2010.

In December 2010, our Compensation Committee approved the action of Cantor, as Majority in Interest Exchangeable Limited Partner under the BGC Holdings, L.P. Amended and Restated Agreement of Limited Partnership, to accelerate the vesting of exchangeability of 754,770 exchangeable founding partner units held by Mr. Lynn, which vesting would otherwise have occurred in one-third increments on April 1, 2014, 2015 and 2016, and authorized the redemption of such units for an aggregate pre-tax cash payment based on the ten-day average closing price of our Class A common stock, less 2%. Subsequently, on December 31, 2010, BGC Holdings redeemed from Mr. Lynn 350,000 of such units for an aggregate cash payment of $2,929,220. The remaining 404,770 of such units have not yet been redeemed.

In December 2010, the Compensation Committee also approved a letter agreement, dated December 15, 2010, between Mr. Windeatt and BGC Holdings. Pursuant to the letter agreement, BGC Holdings redeemed from Mr. Windeatt 50,000 non-exchangeable founding partner units, which Mr. Windeatt had received in connection with the Company’s April 2008 merger, for an aggregate pre-tax cash payment of $421,400, based on the five-day average closing price of our Class A common stock, less 2%.

In addition, pursuant to a letter agreement, dated December 15, 2010, between Mr. Sadler and BGC Holdings, BGC Holdings redeemed from Mr. Sadler 25,000 non-exchangeable PSUs, which had been granted to Mr. Sadler in March 2010, for an aggregate pre-tax cash payment of $210,700, based on the five-day average closing price of our Class A common stock, less 2%.

Finally, pursuant to a letter agreement, dated December 15, 2010, between Mr. Merkel and BGC Holdings, BGC Holdings redeemed 150,137 non-exchangeable REUs, which had an aggregate post-termination payment amount of $1,000,000 and which had been granted to Mr. Merkel in December 2008 and December 2009, for 150,137 non-exchangeable PSUs, 90,000 of which were redeemed from Mr. Merkel for an aggregate pre-tax cash payment of $758,520, based on the five-day average closing price of our Class A common stock, less 2%.

In December 2010, the Audit Committee and the Compensation Committee also approved a policy that gives Mr. Lutnick the same right, subject to certain conditions, to accept or waive opportunities that have previously been offered, or that may be offered in the future, to other executive officers to participate in any program to monetize or otherwise provide liquidity with respect to some or all of their non-exchangeable partnership units. Under the policy, Mr. Lutnick shall have the right to accept or waive in advance an opportunity to participate in any program that the Company may offer to any other executive officer (i) to have some or all of such officer’s outstanding non-exchangeable units redeemed for other non-exchangeable units, and (ii) to have some or all of such officer’s non-exchangeable units received upon such redemption either redeemed by BGC Holdings for cash equal to the 20-day average closing price of our Class A common stock, less 2% or, with the concurrence of Cantor, granted exchange rights for shares of our Class A common stock. In each case, Mr. Lutnick’s right to accept or waive any opportunity offered to him to participate in any such program shall be cumulative and shall be equal to the greatest proportion of outstanding units with respect to which any other executive officer has been or is offered any such opportunity. For 2010, the Compensation Committee offered to Mr. Lutnick the opportunity to participate in a program to (i) to have up to 979,725 outstanding non-exchangeable units redeemed for non-exchangeable PSUs,

PSIs or future units, and (ii) to have up to such number of non-exchangeable PSUs, PSIs or future units received upon such redemption either redeemed for cash, or with Cantor’s concurrence, granted exchange rights for shares of our Class A common stock. Mr. Lutnick waived such opportunity to participate. Under the policy, Mr. Lutnick shall again have the right to accept or waive the opportunity to participate in the program with respect to such proportion of his non-exchangeable limited partnership units if and when any additional opportunity is offered to any other executive officer, which additional opportunity Mr. Lutnick shall also have the right to accept or waive at that time, if and to the extent that such additional opportunity would equal or increase Mr. Lutnick’s then-unaccepted cumulative opportunity.

In March 2011, our Compensation Committee established special quarterly award opportunities under our Equity Plan pursuant to which our executive officers, including in the case of Mr. Lutnick pursuant to the above-mentioned policy, could either be granted exchange rights relating to all of their then-outstanding non-exchangeable partnership units awarded under the Participation Plan, or have such units settled through a cash award based on the market value of a share of Class A common stock, upon the attainment of specified performance goals for the quarter similar to those established for annual bonus award opportunities under the Incentive Plan. In each case, such quarterly award opportunities are subject to the Committee’s determination whether the performance goal for the applicable quarter has been met and, if it has, whether the award opportunity should be paid in the form of a grant of exchange rights or settled in cash, or reduced or eliminated through the Committee’s exercise of negative discretion. Although the quarterly performance goal has been met with respect to each of the second and third quarters of 2011, the Committee has to date determined, in the exercise of its negative discretion, not to grant any exchange right or cash settlement awards pursuant to such quarterly award opportunities.

Perquisites

Historically, from time to time, we have provided certain of our named executive officers with perquisites and other personal benefits that we believe are reasonable. While we do not view perquisites as a significant element of our executive compensation program, we do believe that they can be useful in attracting, motivating and retaining the executive talent for which we compete. From time to time, these perquisites might include travel, transportation and housing benefits, particularly for executives who live overseas and travel frequently to our other office locations. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, and we may consider their use in the future. All present or future practices regarding executive officer perquisites will be subject to periodic review and approval by our Compensation Committee.

The perquisites and other personal benefits, if any, provided to our current named executive officers generally have not had an aggregate incremental cost to us per individual that exceeds $10,000. Certain executive officers working in our London headquarters have also received the use of parking spaces allocated to our headquarters lease, and in some cases, we have in the past provided to certain executive officers in London a car allowance, car insurance allowance and an apartment lease, which in certain circumstances has tax benefits to the employee in the U.K.

We offer medical, dental, life insurance and short-term disability to all employees on a non-discriminatory basis. Medical insurance premiums are charged to employees at varying levels based on total cash compensation, and all of our executive officers were charged at the maximum contribution level in light of their compensation. Certain of our executive officers living in London have in the past received certain additional private medical benefits.

Post-Employment Compensation

Pension Benefits

We do not currently provide pension arrangements or post-retirement health coverage for our employees, although we may consider such benefits in the future.

Retirement Benefits

Our executive officers in the U.S. are generally eligible to participate in our 401(k) contributory defined contribution plan, which we refer to as our “Deferral Plan.” Pursuant to the Deferral Plan, all U.S. eligible employees, including our executive officers, are provided with a means of saving for their retirement. We currently do not match any of our employees’ contributions to our Deferral Plan.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred compensation plans to our employees, although we may consider such benefits in the future.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) set forth in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

Dated: November 3, 2011

THE COMPENSATION COMMITTEE

Barry R. Sloane, Chairman
John H. Dalton
Stephen T. Curwood
Albert M. Weis

EXECUTIVE COMPENSATION

Summary Compensation Table

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)(1)	(e) Stock Awards, REUs and Founding Partner Units ($)(2)	(f) Option Awards ($)	(g) Non-Equity Incentive Plan Compensation ($)(3)	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(i) All Other Compensation ($)(6)	(j) Total ($)
Howard W. Lutnick,	2010	1,000,000	—	—	—	9,750,000	—	—	10,750,000
Chairman of the Board and Chief Executive Officer	2009	1,000,000	—	—	—	7,500,000	—	—	8,500,000
	2008	2,000,000	3,000,000	3,000,000	—	4,500,000	—	—	12,500,000

Shaun D. Lynn,	2010	1,000,000	—	—	—	6,250,000	—	—	7,250,000
President	2009	1,000,000	1,250,000	—		3,000,000	—	—	5,250,000
	2008	1,113,750	1,000,000	3,850,000	—	3,495,000	—	—	9,458,750

Stephen M. Merkel,	2010	1,000,000	—	—	—	1,500,000	—	—	2,500,000
Executive Vice President, General Counsel and Secretary	2009	1,000,000	—	—	—	1,000,000	—	—	2,000,000
	2008	975,000	552,500	—	—	500,000	—	—	2,027,500

Sean A. Windeatt,	2010	423,500	—	—	—	991,125	—	88,000	1,502,625
Chief Operating Officer(4)	2009	310,040	161,802	—	—	750,750	—	84,352	1,306,944

A. Graham Sadler,	2010	423,500	—	—	—	515,385	—	—	938,885
Chief Financial Officer(5)	2009	232,530	345,345	69,205	—	—	—	—	647,080

(1)	The bonus amounts in column (d) for 2009 reflect a discretionary bonus to Mr. Lynn in March 2010 of $1,250,000, paid $625,000 in cash and $625,000 in the form of 109,649 non-exchangeable PSUs; a discretionary bonus to Mr. Windeatt in January 2009 of $161,802 in the form of 58,624 non-exchangeable REUs, with an aggregate post-termination payment amount of $161,802; and a discretionary bonus to Mr. Sadler in March 2010 of $345,345, paid $210,210 in cash and $135,135 in the form of 23,708 non-exchangeable PSUs. The bonus amounts for 2008 include the following REU awards in payment of discretionary bonuses: Mr. Lutnick, a $2,000,000 award in the form of 350,263 non-exchangeable REUs; Mr. Lynn, a $500,000 award in the form of 87,566 non-exchangeable REUs; and Mr. Merkel, a $427,500 award, in the form of 41,912 non-exchangeable REUs. The REUs awarded to Messrs. Lutnick and Lynn vested immediately upon grant, and the REUs awarded to Mr. Merkel vested ratably over a three-year period. More information with respect to REUs is included in the footnotes to our consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2010. The bonus amounts for 2008 also include the following discretionary cash bonuses: Mr. Lutnick $1,000,000; Mr. Lynn $500,000; and Mr. Merkel, $125,000.
(2)	The amount in column (e) for 2009 for Mr. Sadler reflects the grant date fair value of 41,690 non-exchangeable REUs, which vest ratably over a three-year period, granted in March 2009, having a post-termination payment amount of $69,205. The amounts for 2008 for Messrs. Lutnick and Lynn reflect the grant date fair value of REUs and founding partner units awarded for services to eSpeed, BGC Partners OldCo or the Combined Company pursuant to our Equity Plan, the Participation Plan or otherwise. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures.
(3)	The amounts in column (g) reflect the awards to the named executive officers under our Incentive Plan. For 2010, Mr. Lutnick’s Incentive Plan bonus was paid $2,000,000 in cash and $7,750,000 in the form of 914,995 non-exchangeable PSUs; Mr. Lynn’s Incentive Plan bonus was paid $1,000,000 in cash and $5,250,000 in the form of 619,835 non-exchangeable PSUs; Mr. Merkel’s Incentive Plan bonus was paid $500,000 in cash and $1,000,000 in the form of 118,064 non-exchangeable PSUs; Mr. Windeatt’s Incentive Plan bonus was paid $158,580 in cash (£100,000) and $832,545 (£525,000) in the form of 98,294 non-exchangeable PSUs; and Mr. Sadler’s Incentive Plan bonus was paid $39,645 in cash (£25,000) and $475,740 (£300,000) in the form of 56,168 non-exchangeable PSUs. For 2009, Mr. Lutnick’s Incentive Plan bonus was paid $2,000,000 in cash and $5,500,000 in the form of 1,190,476 non-exchangeable REUs; Mr. Lynn’s Incentive Plan bonus was paid $1,000,000 in cash and $2,000,000 in the form of 481,928 non-exchangeable PSUs; Mr. Merkel’s Incentive Plan bonus was paid $500,000 in cash and $500,000 in the form of 108,225 non-exchangeable REUs; and Mr. Windeatt’s Incentive Plan bonus was paid $150,150 in cash and $600,600 in the form of 105,368 non-exchangeable PSUs. Mr. Sadler was not eligible to participate in the Incentive Plan for 2009.
(4)	Mr. Windeatt was appointed our Chief Operating Officer effective January 1, 2009. Mr. Windeatt’s base salary for 2009 was £200,000, and the $310,040 base salary reflected in the table was calculated using an exchange rate of $1.55, the average rate in effect for the period. Mr. Windeatt’s base salary for 2010 was £275,000, and the $423,500 base salary reflected in the table was calculated using an exchange rate of 1.54, the average rate in effect for the period.
(5)	Mr. Sadler was appointed our Chief Financial Officer on April 2, 2009. For all of 2009, Mr. Sadler’s base salary rate was £200,000, which equated to $310,040 using an exchange rate of 1.55, the average rate in effect for the period. The amount reflected as his base salary for 2009 is for the period April 2, 2009 through December 31, 2009. For 2010, Mr. Sadler’s base salary rate was £275,000, which equated to $423,500 using an exchange rate of 1.54, the average rate in effect for the period.

(6)	The amounts in column (i) do not include a cash payment of $165,165 (£110,000) to Mr. Windeatt in March 2010 in cancellation of the $330,330 (£220,000) to which Mr. Windeatt would otherwise have been entitled in 2010 pursuant to a salary modification arrangement entered into by Mr. Windeatt in 2007. During 2010, Mr. Windeatt was provided a car allowance, car insurance allowance, and an apartment lease in an aggregate amount of approximately $88,000 (£58,667) calculated using an exchange rate of 1.50, the average rate in effect for 2010. During 2009, Mr. Windeatt was provided a car allowance and car insurance allowance having a value of approximately $19,864 and an apartment lease in the amount of approximately $64,488. The amounts paid in 2009 were £12,814 and £41,600, respectively, and the above dollar amounts were calculated using an exchange rate of 1.55, the average rate in effect for 2009.

Grants of Plan-Based Awards

The following table shows all grants of plan-based awards to the named executive officers in 2010:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Grant Awards: Number of Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Howard W. Lutnick	1/1/10	—	—	10,000,000	—	—	—	—	—	—	—

Shaun D. Lynn	1/1/10	—	—	10,000,000	—	—	—	—	—	—	—

Stephen M. Merkel	1/1/10	—	—	10,000,000	—	—	—	—	—	—	—

Sean A. Windeatt	1/1/10	—	—	10,000,000	—	—	—	—	—	—	—

A. Graham Sadler	1/1/10	—	—	10,000,000	—	—	—	—	—	—	—

(1)	The amounts in column (e) reflect the maximum individual payment under our Incentive Plan. During 2010, there were no specific minimum and target levels under the Plan. The $10,000,000 maximum amount was the maximum annual amount available for payment to any one executive officer under the Incentive Plan for 2010, and our Compensation Committee retained negative discretion to award less than this amount even if the performance goals were met. Actual amounts paid (if any) to each named executive officer for 2010 are set forth in column (g) of the summary compensation table.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised options, REUs and founding partner units for each of the named executive officers as of December 31, 2010:

(a) Name	Option Awards					Grant Awards
	(b) Number of Securities Underlying Unexercised Options (#) Exercisable	(c) Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	(d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) Number of Shares or Units That Have Not Vested (#) (2)(3)	(h) Market Value of Shares or Units That Have Not Vested ($)(2)(3)	(i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Howard W. Lutnick	1,500,000	—	—	5.10	10/19/2011	—	—	—	—
	1,000,000	—	—	14.39	12/9/2012	—	—	—	—
	1,000,000	—	—	21.42	12/9/2013	—	—	—	—
	1,000,000	—	—	13.00	12/20/2014	—	—	—	—
	250,000	—	—	8.42	8/22/2016	—	—	—	—
	800,000	—	—	8.80	12/15/2016	—	—	—	—
	1,000,000	—	—	10.82	12/28/2017	—	—	—	—
	—	—	—			2,449,313	20,353,791	—	—

Shaun D. Lynn	42,188	—	—	5.10	10/19/2011	911,129	7,571,482	—	—

Stephen M. Merkel	110,000	—	—	5.10	10/19/2011	—	—	—	—
	100,000	—	—	14.39	12/9/2012	—	—	—	—
	100,000	—	—	21.42	12/9/2013	—	—	—	—
	100,000	—	—	11.47	12/20/2014	—	—	—	—
	—	—	—	—	—	—	—	—	—

Sean A. Windeatt	—	—	—	—	—	—	—	—	—

A. Graham Sadler	—	—	—	—	—	—	—	—	—

(1)	All options listed above are fully vested.
(2)	The amounts shown include the following REUs awarded to Mr. Lutnick: 1,190,476 awarded on December 22, 2009, effective January 1, 2010, and 643,087 granted in December 2008, all of which vest over a three-year period, as well as 265,487 granted upon the closing of the merger in April 2008 and 350,263 granted in September 2008, all of which vested immediately. None of the REUs shown has been granted exchange rights.
(3)	The amounts shown reflect the following founding partner units that were granted to Mr. Lynn: (i) 100,000 remaining of 600,000 upon closing of the merger in April 2008, of which 500,000 were exchanged for cash in March 2010; (ii) 406,359, which became exchangeable on the second anniversary of the merger in April 2010; and (iii) 404,770, which were granted accelerated exchangeability in December 2010 (a total of 754,770 were granted accelerated exchangeability, of which 350,000 were redeemed for cash in December 2010).

Option Exercises and Stock Vested

None of our named executive officers exercised any options in 2010, although Messrs. Lutnick, Lynn and Merkel have exercised options in 2011. An aggregate of 3,268 RSUs held by our named executive officers vested during 2010 as follows:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Howard W. Lutnick	—	—	—	—
Shaun D. Lynn	—	—	—	—
Stephen M. Merkel	—	—	3,268	28,137
Sean A. Windeatt	—	—	—	—
A. Graham Sadler	—	—	—	—

(1)	Does not include the vesting of any outstanding non-exchangeable REUs.

Potential Payments Upon Change of Control

The following table provides information regarding the estimated amounts payable to the individual executive officers named below, upon either termination or continued employment if a change of control had occurred on December 31, 2010, under their change of control and employment agreements, described below, in effect on December 31, 2010 (including Incentive Plan bonuses paid in 2010 for 2010) and using the closing market price of our Class A common stock as of December 31, 2010:

Name	Base Salary ($)	Bonus ($)	Vesting of Equity Compensation ($)	Welfare Benefit Continuation ($)	Tax Gross-Up Payment ($)	Total ($)
Howard W. Lutnick
Termination of Employment	2,000,000	19,500,000	—	36,331	11,079,514	32,615,845
Extension of Employment	1,000,000	9,750,000	—	—	4,971,577	15,721,577

Shaun D. Lynn
Termination of Employment	2,000,000	12,500,000	—	2,473	—	14,502,473
Extension of Employment	1,000,000	6,250,000	—	—	—	7,250,000

Stephen M. Merkel
Termination of Employment	2,000,000	3,000,000	—	36,331	2,346,584	7,382,915
Extension of Employment	1,000,000	1,500,000	—	—	926,134	3,426,134

Change in Control Agreements

Each of Messrs. Lutnick and Merkel entered into change in control agreements with us on March 31, 2008, effective upon the closing of the merger on April 1, 2008, which we refer to as the “Change in Control Agreements.” Under the Change in Control Agreements, if a change in control of the Company occurs (which will occur in the event that Cantor or one of its affiliates ceases to have a controlling interest in us) and Mr. Lutnick or Mr. Merkel elects to terminate his employment with us, such executive officer will receive in a lump sum in cash an amount equal to two times his annual base salary and the annual bonus paid or payable by us for the most recently completed year, including any bonus or portion thereof that has been deferred, and receive medical benefits for two years after the termination of his employment (provided that, if Mr. Lutnick or Mr. Merkel becomes re-employed and is eligible to receive medical benefits under another employer-provided plan, the former medical benefits will be secondary to the latter). If a change in control occurs and Mr. Lutnick or

Mr. Merkel does not so elect to terminate his employment with us, such executive officer will receive in a lump sum in cash an amount equal to his annual base salary and the annual bonus paid or payable for the most recently completed fiscal year, including any bonus or portion thereof that has been deferred, and receive medical benefits, provided that in the event that, during the three-year period following the change in control, such executive officer’s employment is terminated by us (other than by reason of his death or disability), he will receive in a lump sum in cash an amount equal to his annual base salary and the annual bonus paid or payable for the most recently completed fiscal year, including any bonus or portion thereof that has been deferred. In each case, under the Change in Control Agreements, Mr. Lutnick and Mr. Merkel would receive full vesting of all options and RSUs. The Change in Control Agreements further provide for certain tax gross-up payments, provide for no duty of Mr. Merkel or Mr. Lutnick to mitigate amounts due by seeking other employment and provide for payment of legal fees and expenses as a result of any dispute with respect to the Agreements. The Change in Control Agreements further provide for indemnification of Mr. Lutnick and Mr. Merkel in connection with a challenge thereof. In the event of death or disability, or termination in the absence of a change in control, such executive officer will be paid only his accrued salary to the date of death, disability, or termination. The Change in Control Agreements are terminable by the Company upon two years’ advance notice on or after the tenth anniversary of the closing of the merger.

On August 3, 2011, each of Messrs. Lutnick and Merkel entered into an amended and restated Change in Control Agreement with our Company, providing that, upon a change in control, all stock options, RSUs, and other awards based on shares of Class A common stock shall vest in full and become immediately exercisable, and all partnership units in BGC Holdings, including all REUs, PSUs, PSIs and any other units, shall, if applicable, vest in full and be granted immediately exchangeable exchange rights for shares of Class A common stock. The amended and restated Change in Control Agreements also clarify the provisions relating to the continuation of medical and life insurance benefits for two years following termination or extension of employment, as applicable.

Employment and Separation Agreements

Prior to the merger, Mr. Lynn and BGC International were parties to an employment agreement, dated August 13, 2004. Under this employment agreement, Mr. Lynn received an annual base salary of £500,000 per year and was eligible to receive a bonus equal to 15% of the pre-tax profits of the BGC businesses managed by him. This agreement terminated upon Mr. Lynn’s entering into an employment agreement with BGC Brokers L.P. on March 31, 2008, effective upon the closing of the merger on April 1, 2008, which we refer to as the “Lynn Employment Agreement.”

The Lynn Employment Agreement has an initial six-year term and will thereafter be extended automatically for successive periods of one year each on the same terms and conditions unless either BGC Brokers or Mr. Lynn provides notice of non-renewal. Pursuant to the Agreement, Mr. Lynn will receive a base salary of $1,000,000 per year, subject to annual review by our Compensation Committee, with a target bonus for each year during the term of the agreement of 300% of base salary. To the extent that he is eligible to receive a bonus, the first $1,000,000 of such bonus will be paid in cash, with the remainder, if any, to be paid in cash or a contingent non-cash grant, as determined by the Committee. The target bonus for Mr. Lynn will be reviewed annually by the Committee. In the event of a change of control of the Company (which will occur in the event that we are no longer controlled by Cantor or a person or entity controlled by, controlling or under common control with Cantor), the individual or entity that acquires control of us will have the option to either extend the term of Mr. Lynn’s employment for a period of three years from the date the change of control took effect (if the remaining term of his agreement at the time of the change of control is less than three years) or to terminate Mr. Lynn’s employment. If the term of Mr. Lynn’s employment is extended, Mr. Lynn will receive an amount equal to his aggregate compensation for the most recent full fiscal year in addition to any other compensation that Mr. Lynn may be entitled to under the Agreement. If the continuing company opts to terminate Mr. Lynn’s employment, he will receive two times his aggregate compensation under the Agreement for the most recent full fiscal year in full and final settlement of all claims. In each case, he will receive full vesting of all options and

RSUs, PSUs, PSI and any other units (unless otherwise provided in the applicable award agreement) and welfare benefit continuation for two years and a pro rata bonus for the year of termination. In addition, in the event that Mr. Lynn remains employed by BGC Brokers on the second anniversary of the change of control (unless he is not employed on such date solely as a result of dismissal by BGC Brokers under circumstances that constitute a fundamental breach of contract by BGC Brokers), Mr. Lynn will receive an additional payment equal to the payment he received at the time of the change of control. Upon death, disability or termination in the absence of a change of control, Mr. Lynn will be paid only accrued salary to the date of death, disability or termination.

On March 26, 2010, Mr. Lynn entered into an amendment to the Lynn Employment Agreement. Pursuant to the amendment, Mr. Lynn acknowledged and agreed (i) that any contingent non-cash award payable to him pursuant to Section 3(d) of the Lynn Employment Agreement may be in the form of PSUs, and any grant to be awarded to him in 2010 and thereafter may be in the form of PSUs or such other award type as determined by us; and (ii) that the value of a PSU award shall be deemed to be the result of the number of units represented by the PSU award multiplied by the closing price of the Company’s Class A common stock on the date of the final determination of the award.

On August 3, 2011, Mr. Lynn entered into a letter agreement (the “Amendment”) with BGC Brokers, amending the Lynn Employment Agreement to provide that, in connection with a change in control of BGC Partners, all stock options, RSUs, and other awards based on shares of Class A common stock shall vest in full and become immediately exercisable, and all partnership units in BGC Holdings, including all founding partner units, REUs, PSUs, PSIs and any other units, held by Mr. Lynn shall, if applicable, vest in full and be granted immediately exchangeable exchange rights for shares of Class A common stock (including any such awards or units issued to him in connection with or related to such change in control).

Mr. Windeatt has a standard employment agreement pursuant to which he is paid £200,000 ($310,040) per year. His base salary was raised to £275,000 ($444,084) as of January 1, 2010 and £325,000 ($502,785) as of January 1, 2011. In 2009, we provided to Mr. Windeatt a car allowance and a car insurance allowance having a value of approximately $19,864 per year and an apartment lease in the amount of approximately $64,488 per year. The apartment lease was an agreement between us and Mr. Windeatt’s landlord in which we pay the lease amount on behalf of Mr. Windeatt for the period of the lease. In 2010, Mr. Windeatt continued to receive a car allowance, car insurance allowance, and apartment lease in an aggregate amount of £58,667 ($88,000).

Mr. Sadler entered into a standard U.K. employment agreement with Tower Bridge International Services L.P., the service company controlled by us, effective December 2008. The agreement has no term and, after a probationary period, is terminable by either party on three months’ notice. Pursuant to the agreement, Mr. Sadler received a base salary of £200,000 ($310,040) per year, and is eligible for discretionary and Incentive Plan bonuses. His base salary was raised to £275,000 ($425,433) as of January 1, 2010.

Compensation of Directors

Directors who are also our employees do not receive additional compensation for serving as directors. Under our current policy, we pay to each non-employee director an annual cash retainer of $25,000 and an annual stipend of $5,000 for the chair of our Compensation Committee and $10,000 for the chair of our Audit Committee. We also pay $2,000 for each meeting of our Board of Directors and $1,000 for each meeting of a committee of our Board actually attended, whether in person or by telephone. Under our policy, none of our non-employee directors is paid more than $3,000 in the aggregate for attendance at meetings held on the same date. Non-employee directors also are reimbursed for all out-of-pocket expenses incurred in attending meetings of our Board or committees of our Board.

In addition to the cash compensation described above, under our current policy, upon the appointment or initial election of a non-employee director, at the option of such non-employee director, we grant to each non-employee director RSUs equal to the value of shares of our Class A common stock that could be purchased for $70,000 at the closing price of our Class A common stock on the trading date of the appointment or initial election of the non-employee director (rounded down to the next whole share). These RSUs vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our Board of Directors at the opening of business on such date.

Effective December 13, 2010, we also grant to each non-employee director annually on the date of his or her re-election, in consideration for services provided, RSUs equal to the value of shares of our Class A common stock that could be purchased for $50,000 at the closing price of such Class A common stock on the trading date immediately preceding the date of such re-election (rounded down to the next whole share). For RSUs awarded in 2010, these RSUs vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our Board of Directors at the opening of business on such dates.

Prior to December 13, 2010, we granted to each non-employee director annually on the date of his or her re-election, in consideration for services provided, RSUs equal to the value of shares of our Class A common stock that could be purchased for $35,000 at the closing price of such Class A common stock on the trading date immediately preceding the date of such re-election (rounded down to the next whole share). These RSUs vested on the first anniversary of the grant date, provided that the non-employee director was a member of our Board of Directors at the opening of business on such date.

The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2010:

(a) Name(1)	(b) Fees Earned or Paid in Cash ($)	(c) Stock Awards ($)(2)	(d) Option Awards ($)(3)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(g) All Other Compensation ($)	(h) Total ($)
Albert M. Weis,	71,000	50,000	—	—	—	—	121,000
Director

John H. Dalton,	58,000	50,000	—	—	—	—	108,000
Director

Barry R. Sloane,	66,000	50,000	—	—	—	—	116,000
Director

Stephen T. Curwood,	61,000	50,000	—	—	—	—	111,000
Director

(1)	Howard Lutnick, our Chairman of the Board and Chief Executive Officer, is not included in this table as he is an employee of our Company and thus received no compensation for his services as director. The compensation received by Mr. Lutnick as an employee of our Company is shown in the summary compensation table.
(2)	RSUs are calculated using the closing price on December 13, 2010, the date of grant. In 2010, each of Messrs. Weis, Dalton, Sloane and Curwood was granted 5,855 RSUs. As of December 31, 2010, each non-employee director had the following number of RSUs outstanding: Mr. Weis, 5,855; Mr. Dalton, 5,855; Mr. Sloane, 5,855; and Mr. Curwood, 13,846.
(3)	No options were granted to non-employee directors in 2010. As of December 31, 2010, each non-employee director had the following number of options outstanding: Mr. Weis, 74,619; Mr. Dalton, 84,619; Mr. Sloane, 0; Mr. Curwood, 0.

Compensation Committee Interlocks and Insider Participation

During 2010, the Compensation Committee of our Board of Directors consisted of Messrs. Curwood, Dalton, Sloane and Weis. All of the members who served on our Compensation Committee during 2010 were non-employee directors and were not former officers of our Company. No member of the Compensation Committee had any relationship with the Company during 2010 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. During 2010, none of our executive officers served as a member of the board of directors or the compensation committee, or similar body, of a corporation where any of its executive officers served on our Compensation Committee or on our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of October 19, 2011, with respect to the beneficial ownership of our Common Equity by: (i) each stockholder, or group of affiliated stockholders, that we know owns more than 5% of any class of our outstanding capital stock, (ii) each of the named executive officers, (iii) each director and (iv) the executive officers and directors as a group. Unless otherwise indicated in the footnotes, the principal address of each of the stockholders, executive officers and directors identified below is located at 499 Park Avenue, New York, NY 10022. Shares of our Class B common stock are convertible into shares of our Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal number of shares of our Class A common stock for purposes of this table.

As of October 19, 2011, Cantor is obligated to distribute an aggregate of 16,044,566 shares of our Class A common stock (“distribution rights shares”) to certain partners to satisfy certain of Cantor’s deferred stock distribution obligations provided to such partners on April 1, 2008, all of which can be distributed within 60 days of October 19, 2011. Certain partners elected to receive their shares and others elected to defer receipt of their shares until a future date. As a result, certain of these distribution rights shares are included both in the number of shares beneficially owned directly by Cantor, and indirectly by CF Group Management, Inc. (“CFGM”) and Mr. Lutnick as a result of their control of Cantor, and in the number of shares beneficially owned directly by CFGM, Mr. Lutnick and the other recipients of distribution rights shares, resulting in substantial duplications in the number of shares set forth in the table below. Once Cantor delivers these 16,044,566 distribution rights shares, these shares will no longer be reflected as beneficially owned directly by Cantor and indirectly by CFGM and Mr. Lutnick as a result of their control of Cantor. Instead, beneficial ownership of the shares will only be reported by CFGM and Mr. Lutnick as a result of their direct holdings of the shares, and Mr. Lutnick’s indirect holdings as a result of his control of KBCR Management Partners, LLC (“KBCR”) and LFA LLC (“LFA”), and by the other recipients of the distribution rights shares.

Name	Class B Common Stock				Class A Common Stock
	Shares		%		Shares		%
5% Beneficial Owners(1):

Cantor Fitzgerald, L.P.(2)	82,661,566	(3)	99.9	%(4)	111,205,818	(3)(5)	56.1	%(6)
CF Group Management, Inc.	82,710,311	(3)(7)	100.0	%(4)	113,693,572	(3)(8)	56.7	%(9)

Executive Officers and Directors (1):
Executive Officers
Howard W. Lutnick	82,710,311	(3)(7)(10)	100.0	%(4)	133,256,312	(3)(11)	61.4	%(12)
Shaun D. Lynn	—		—		1,168,087	(13)	1.2	%(14)
Stephen M. Merkel	—		—		350,539	(15)	*
Sean A. Windeatt	—		—		10,990	(16)	*
A. Graham Sadler	—		—		—		—
Directors
John H. Dalton	—		—		137,554	(17)	*
Albert M. Weis	—		—		261,954	(18)	*
Barry R. Sloane	—		—		2,928	(19)	*
Stephen T. Curwood	—		—		10,919	(20)	*
All executive officers and directors as a group (9 persons)	82,710,311		100.0%		135,199,283		60.6	%(21)

*	Less than 1%.
(1)	Based upon information supplied by directors and executive officers and filings under Sections 13 and 16(a) of the Securities Exchange Act of 1934, as amended, with respect to 5% beneficial owners.
(2)

Cantor has pledged to us, pursuant to a Pledge Agreement dated as of July 26, 2007 such number of shares of our Class A common stock and our Class B common stock as equals 125% of the principal amount of the loans outstanding on any given date, as security for loans we agreed to make to Cantor from time to time. In September 2008, we were authorized to increase the amount available under the secured loan and Pledge Agreement with Cantor from up to $100.0 million to all excess cash other than that amount needed for regulatory purposes, and to also accept, as security, pledges of any securities in addition to pledges of our Class A common stock or Class B common stock provided for under the original secured loan and Pledge Agreement. As of October 19, 2011, there was no loan amount outstanding, and there are no shares of our Class A or Class B common stock pledged under the Pledge Agreement.
(3)	Consists of (i) 34,799,362 shares of our Class B common stock held directly and (ii) 47,862,204 shares of our Class B common stock acquirable upon exchange of 47,862,204 BGC Holdings exchangeable limited partnership interests. These exchangeable limited partnership interests held by Cantor are exchangeable with us at any time for shares of our Class B common stock (or, at Cantor’s option, or if there are no additional authorized but unissued shares of our Class B common stock, our Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). As of October 19, 2011, there were 49,500,000 authorized but unissued shares of our Class B common stock.
(4)	Percentage based on (i) 34,848,107 shares of our Class B common stock outstanding, and (ii) 47,862,204 shares of our Class B common stock acquirable upon exchange of 47,864,204 BGC Holdings exchangeable limited partnership interests held by Cantor.
(5)	Consists of (i) 6,269,022 shares of our Class A common stock, (ii) 34,799,362 shares of our Class A common stock acquirable upon conversion of 34,799,362 shares of our Class B common stock, (iii) 47,862,204 shares of our Class A common stock acquirable upon exchange of 47,862,204 BGC Holdings exchangeable limited partnership interests, or upon conversion of 47,862,204 shares of Class B common stock acquirable upon exchange of 47,862,204 exchangeable limited partnership interests, and (iv) 22,275,230 shares of our Class A common stock acquirable upon conversion/exchange of the 8.75% convertible notes acquired on April 1, 2010 (the “8.75% convertible notes”). These amounts include 16,044,566 shares of our Class A common stock that have been deferred by certain partners, which may generally be distributed to such partners upon request, or are scheduled to be issued within 60 days of October 19, 2011.
(6)	Percentage based on (i) 93,452,281 shares of our Class A common stock outstanding, (ii) 34,799,362 shares of our Class A common stock acquirable upon conversion of 34,799,362 shares of our Class B common stock, (iii) 47,862,204 shares of our Class A common stock acquirable upon exchange of 47,862,204 BGC Holdings exchangeable limited partnership interests (or upon conversion of 47,862,204 shares of Class B common stock acquirable upon exchange of 47,862,204 exchangeable limited partnership interests), and (iv) 22,275,230 shares of our Class A common stock acquirable upon conversion/exchange of the 8.75% convertible notes.
(7)	Consists of (i) 48,745 shares of our Class B common stock held by CFGM, (ii) 34,799,362 shares of our Class B common stock held by Cantor, and (iii) 47,862,204 shares of our Class B common stock acquirable upon exchange by Cantor of 47,862,204 BGC Holdings exchangeable limited partnership interests, or upon conversion of 47,862,204 shares of Class B common stock acquirable upon exchange of 47,862,204 exchangeable limited partnership interests. CFGM is the managing general partner of Cantor.
(8)	Consists of (i) 388,812 shares of our Class A common stock held by CFGM, (ii) 48,745 shares of our Class A common stock acquirable upon conversion of 48,745 shares of our Class B common stock held by CFGM, (iii) 2,050,197 distribution rights shares of our Class A common stock receivable pursuant to distribution rights held by CFGM, receipt of which has been deferred, (iv) 6,269,022 shares of our Class A common stock held by Cantor, (v) 34,799,362 shares of our Class A common stock acquirable upon conversion of 34,799,362 shares of our Class B common stock held by Cantor, (vi) 47,862,204 shares of our Class A common stock acquirable upon exchange of 47,862,204 BGC Holdings exchangeable limited partnership interests (or upon conversion of 47,862,204 shares of Class B common stock acquirable upon exchange of 47,862,204 exchangeable limited partnership interests), and (vii) 22,275,230 shares of our Class A common stock acquirable upon conversion/exchange of the 8.75% convertible notes. These amounts include 16,044,566 shares of our Class A common stock that have been deferred by certain partners, which may generally be distributed to such partners upon request, or are scheduled to be issued within 60 days of October 19, 2011.
(9)	Percentage based on (i) 93,452,281 shares of our Class A common stock outstanding, (ii) 34,848,107 shares of our Class A common stock acquirable upon conversion of 34,848,107 shares of our Class B common stock, (iii) 47,862,204 shares of our Class A common stock acquirable upon exchange of 47,862,204 BGC Holdings exchangeable limited partnership interests, or upon conversion of 47,862,204 shares of Class B common stock acquirable upon exchange of 47,862,204 exchangeable limited partnership interests, (iv) 22,275,230 shares of our Class A common stock acquirable upon conversion/exchange of the 8.75% convertible notes, and (v) 2,050,197 distribution rights shares of our Class A common stock receivable pursuant to distribution rights held by CFGM, receipt of which has been deferred.
(10)	Consists of (i) 48,745 shares of our Class B common stock held by CFGM, (ii) 34,799,362 shares of our Class B common stock held by Cantor, and (iii) 47,862,204 shares of our Class B common stock acquirable upon exchange by Cantor of BGC Holdings exchangeable limited partnership interests. Mr. Lutnick is the President and sole stockholder of CFGM. CFGM is the managing general partner of Cantor.
(11)	Mr. Lutnick’s holdings consist of:
(i)	2,279,428 shares of our Class A common stock held directly,
(ii)	5,050,000 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 19, 2011,
(iii)	275,521 shares of our Class A common stock held in Mr. Lutnick’s 401(k) account,
(iv)

395,442 shares of our Class A common stock held in various trust, retirement and custodial accounts (180,504 shares held by a trust for the benefit of descendants of Mr. Lutnick and his immediate family (the “Trust”), of which Mr. Lutnick’s wife is one of two trustees and Mr. Lutnick has limited powers to remove and replace such trustees,

107,718 shares held in a Keogh retirement account for Mr. Lutnick, 10,016 shares held in custodial accounts, 21,471 shares held in other retirement accounts, 57,700 in Mr. Lutnick’s family trust, and 18,033 shares held in various other trusts),
(v)	388,812 shares of our Class A common stock held by CFGM,
(vi)	48,745 shares of our Class A common stock acquirable upon conversion of 48,745 shares of our Class B common stock held by CFGM,
(vii)	6,269,022 shares of our Class A common stock held by Cantor,
(viii)	34,799,362 shares of our Class A common stock acquirable upon conversion of 34,799,362 shares of our Class B common stock held by Cantor,
(ix)	47,862,204 shares of our Class A common stock acquirable upon exchange of 47,862,204 BGC Holdings exchangeable limited partnership interests, or upon conversion of 47,862,204 shares of Class B common stock acquirable upon exchange of 47,862,204 exchangeable limited partnership interests,
(x)	22,275,230 shares of our Class A common stock acquirable upon conversion/exchange of the 8.75% convertible notes,
(xi)	7,742,325 shares of our Class A common stock receivable pursuant to distribution rights held by Mr. Lutnick, receipt of which has been deferred,
(xii)	2,050,197 shares of our Class A common stock receivable pursuant to distribution rights held by CFGM, receipt of which has been deferred,
(xiii)	1,610,182 shares of our Class A common stock receivable pursuant to distribution rights held by the Trust, receipt of which has been deferred,
(xiv)	2,048,000 shares of our Class A common stock receivable pursuant to distribution rights held by KBCR, by virtue of Mr. Lutnick being the managing member of KBCR, which is a non-managing General Partner of CFLP, receipt of which has been deferred, and
(xv)	161,842 shares of our Class A common stock receivable pursuant to distribution rights held by LFA, receipt of which has been deferred.

Mr. Lutnick is the President and sole stockholder of CFGM and CFGM is the managing general partner of Cantor. These amounts include 16,044,566 shares of our Class A common stock that have been deferred by certain partners, which may generally be issued to such partners upon request, or are scheduled to be distributed within 60 days of October 19, 2011.

(12)	Percentage based on (i) 93,452,281 shares of our Class A common stock outstanding, (ii) 34,848,107 shares of our Class A common stock acquirable upon conversion of 34,848,107 shares of our Class B common stock outstanding, (iii) 47,862,204 shares of our Class A common stock acquirable upon exchange of 47,862,204 BGC Holdings exchangeable limited partnership interests, or upon conversion of 47,862,204 shares of Class B common stock acquirable upon exchange of 47,862,204 exchangeable limited partnership interests, (iv) 22,275,230 shares of our Class A common stock acquirable upon conversion/exchange of the 8.75% convertible notes, (v) 5,050,000 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 19, 2011, (vi) 7,742,325 shares of our Class A common stock receivable pursuant to distribution rights held by Mr. Lutnick, receipt of which has been deferred, (vii) 2,050,197 shares of our Class A common stock receivable pursuant to distribution rights held by CFGM, receipt of which has been deferred, (viii) 1,610,182 shares of our Class A common stock receivable pursuant to distribution rights held by the Trust, receipt of which has been deferred, (ix) 2,048,000 shares of our Class A common stock receivable pursuant to distribution rights held by KBCR, receipt of which has been deferred, and (x) 161,842 shares of our Class A common stock receivable pursuant to distribution rights held by LFA, receipt of which has been deferred.
(13)	Mr. Lynn’s holdings consist of (i) 5,368 shares of our Class A common stock held directly, and (ii) 1,162,719 BGC Holdings founding partner interests exchangeable into our Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments). Excludes 503,180 BGC Holdings founding partner interests held by Mr. Lynn, which are exchangeable into shares of our Class A common stock, over a period of time, subject to certain conditions.
(14)	Percentage based on (i) 93,452,281 shares of our Class A common stock outstanding, and (ii) 1,162,719 BGC Holdings founding partner interests exchangeable into our Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments).
(15)	Mr. Merkel’s holdings consist of (i) 39,464 shares of our Class A common stock held directly, (ii) 300,000 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 19, 2011, (iii) 8,825 shares of our Class A common stock held in Mr. Merkel’s 401(k) account, and (iv) 2,250 shares of our Class A common stock beneficially owned by Mr. Merkel’s spouse.
(16)	Mr. Windeatt’s holdings consist of 10,990 shares of our Class A common stock held directly.
(17)	Mr. Dalton’s holdings consist of (i) 50,007 shares of our Class A common stock held directly, (ii) 84,619 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 19, 2011, and (iii) 2,928 RSUs scheduled to vest within 60 days of October 19, 2011.
(18)	Mr. Weis’ holdings consist of (i) 182,407 shares of our Class A common stock held directly, (ii) 74,619 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 19, 2011, (iii) 2,928 RSUs scheduled to vest within 60 days of October 19, 2011, and (iv) 2,000 shares of our Class A common stock, of which 1,000 shares are beneficially owned by Mr. Weis’ spouse and 1,000 shares are held in trust for Mr. Weis’ children.

(19)	Mr. Sloane’s holdings consist of 2,928 RSUs scheduled to vest within 60 days of October 19, 2011.
(20)	Mr. Curwood’s holdings consist of 10,919 RSUs scheduled to vest within 60 days of October 19, 2011.
(21)	Percentage based on (i) 93,452,281 shares of our Class A common stock outstanding, (ii) 34,848,107 shares of our Class A common stock acquirable upon conversion of 34,848,107 shares of our Class B common stock outstanding, (iii) 47,862,204 shares of our Class A common stock acquirable upon exchange of 47,862,204 BGC Holdings exchangeable limited partnership interests, or upon conversion of 47,862,204 shares of Class B common stock acquirable upon exchange of 47,862,204 exchangeable limited partnership interests, (iv) 22,275,230 shares of our Class A common stock acquirable upon conversion/exchange of the 8.75% convertible notes, (v) 5,509,238 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of October 19, 2011, (vi) 3,212,916 BGC Holdings founding partner interests, which are exchangeable into shares of our Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments), and (vii) 16,044,566 shares of our Class A common stock receivable pursuant to distribution rights, receipt of which has been deferred.

Equity Compensation Plan Information as of December 31, 2010

	Number of securities to be issued upon exercise of outstanding restricted stock units, options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity Plan (approved by security holders)	16,438,883	$12.34	66,665,045
Equity compensation plans not approved by security holders	—	—	—

Total	16,438,883	$12.34	66,665,045

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees incurred by us for audit and other services rendered by Ernst & Young, LLP (“Ernst & Young”) during the years ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009
Audit fees(a)	$3,953,090	$4,204,873
Audit-related fees(b)	113,000	—
Tax fees	100,000	18,705
All other fees	—	59,671

Total	$4,166,090	$4,283,249

(a)	Audit fees consist of: (i) the integrated audit of our consolidated financial statements included in our Annual Report on Form 10-K, including the audit of internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; (ii) reviews of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q; and (iii) statutory and regulatory audits and other services related to SEC matters.
(b)	Fees for audit-related services consist of audit fees for the employee benefit plan.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

During 2010, our Audit Committee specifically approved the appointment of Ernst & Young to be our independent auditors for the year ending December 31, 2010. Ernst & Young was also approved to perform reviews, pursuant to Statement on Auditing Standards No. 100, of our quarterly financial reports within the year ended December 31, 2010 and certain other audit related services such as accounting consultations. Pursuant to our Audit Committee charter, the Audit Committee will pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to certain minimum exceptions set forth in the charter.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The Audit Committee of our Board of Directors is made up solely of independent directors, as defined under applicable NASDAQ and SEC rules, and it operates under a written Charter adopted by our Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its Charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its Charter on an annual basis. A copy of the Charter is available on our website at www.bgcpartners.com/legal/disclaimers/ under the heading “Investor Relations”.

As described more fully in its Charter, the primary function of the Audit Committee is to assist our Board of Directors in its general oversight of our financial reporting, internal control and the audit process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal control; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Our independent registered public accounting firm (our “Auditor”) is responsible for performing an independent audit of the Company’s annual consolidated financial statements, and a review of its quarterly consolidated financial statements, in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), and an independent audit of the Company’s internal control over financial reporting and on the effectiveness of such control.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and is directly responsible for the oversight of the scope of its role and the determination of its compensation.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our Auditor, nor can the Audit Committee certify that our Auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and our Auditor on the basis of the information it receives, discussions with management and our Auditor, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has an annual agenda that includes reviewing the Company’s financial statements, internal control and audit matters as well as related-party transactions. The Audit Committee meets each quarter with management and our Auditor to review the Company’s interim financial results before the publication of the Company’s quarterly earnings press releases, and periodically in executive sessions. Management’s and our Auditor’s presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and our Auditor.

In accordance with Audit Committee policy and the more recent requirements of the law, all services to be provided by our Auditor and its affiliates are subject to pre-approval by the Committee. This includes audit services, audit-related services, and any tax services and other services. In addition, the Audit Committee regularly evaluates the performance and independence of our Auditor. Accordingly, the Audit Committee reviewed and pre-approved all services provided by Ernst & Young subsequent to that the firm’s engagement in 2008.

In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and Ernst & Young regarding the fair and complete presentation of the Company’s financial results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Audit Committee has met to review and discuss the Company’s annual audited and quarterly consolidated financial statements for the fiscal year ended December 31, 2010 (including the disclosures contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with management and Ernst & Young. The Audit Committee also reviewed and discussed with management, the internal auditors and Ernst & Young the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, namely, management’s annual report on the Company’s internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (Codification of Statement on Auditing Standards, AU §380), as modified or supplemented. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Ernst & Young with the Audit Committee concerning independence, and has discussed with Ernst & Young the firm’s independence from the Company and management, including all relationships between the firm and the Company. The Audit Committee also has considered whether the provision of permitted non-audit services by Ernst & Young is compatible with maintaining the firm’s independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

THE AUDIT COMMITTEE

Albert M. Weis, Chairman

Stephen T. Curwood

John H. Dalton

Barry R. Sloane

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” added by the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the “Dodd-Frank Act,” and the related rules of the SEC, we are providing our stockholders with an advisory vote on executive compensation. This stockholder advisory vote will not be binding on the Company, the Board of Directors, or the Compensation Committee.

As discussed in our Compensation Discussion and Analysis, our executive compensation program, which is under the direction and control of our Compensation Committee, is designed to integrate our executive compensation with the achievement of our short-term and long-term business objectives and to assist us in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different components of our executive compensation program are geared to short-term and longer-term performance, with the goal of increasing stockholder value over the long term.

We believe that the compensation of our executive officers should reflect their success in attaining key corporate operating objectives, such as growth or maintenance of market position, success in attracting and retaining qualified brokers, increasing or maintaining revenues and/or profitability, developing new products and marketplaces, completing and integrating acquisitions, meeting established goals for operating earnings and earnings per share, and maintaining and developing customer relationships and long-term competitive advantage. We also believe that executive compensation should reflect achievement of individual managerial objectives established for specific executive officers at the beginning of the fiscal year as well as reflect specific achievements by such individuals over the course of the year, such as development of specific products or customer relationships or executing or integrating specific acquisitions and strategic arrangements. We believe that the performance of the executives in managing our Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation.

We also believe that the compensation of our executive officers should not generally be based on the short-term performance of our Class A common stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long term, reflect our operating performance and, ultimately, the management of our Company by our executives. We believe that the long-term performance of our stock is reflected in executive compensation through our RSUs, exchange rights, limited partnership units and other equity and partnership awards.

Stockholders are encouraged to read our Compensation Discussion and Analysis in this proxy statement for more detailed information about our executive compensation program and how it reflects our philosophy and is linked to our performance. The non-binding stockholder advisory vote on executive compensation is not intended to address any specific component of our executive compensation program; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We will ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narratives.

The Board of Directors and the Compensation Committee recommend a vote FOR approval of the resolution.

Vote Required for Approval

The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the resolution. However, the stockholder vote on executive compensation is advisory and, therefore, not binding on the Company, the Board of Directors, or the Compensation Committee. Nevertheless, the Board and the Committee will take into account the outcome of the stockholder advisory vote when making future executive compensation decisions.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the stockholder advisory vote on executive compensation in Proposal 2 above, in accordance with Section 14A of the Exchange Act added by the Dodd-Frank Act, and the related SEC rules, we are providing our stockholders with an opportunity to vote, on an advisory basis, on whether future stockholder advisory votes on executive compensation should be held every year, every two years, or every three years. Stockholders also have the option of abstaining from this advisory frequency vote. This stockholder advisory vote will not be binding on the Company, the Board of Directors, or the Compensation Committee.

After careful consideration, and upon the recommendation of our Compensation Committee, our Board of Directors is recommending a vote in favor of holding a stockholder advisory vote on executive compensation every three years. In reaching this recommendation, the Board and Committee have considered the relevant legislative and regulatory requirements, the Company’s executive compensation program and policies and practices, and the views expressed by the Company’s stockholders, including Cantor.

The Board has determined that, on balance, holding a stockholder advisory vote on executive compensation every three years, with the flexibility to hold such a vote more frequently if appropriate, is the best approach for the Company at this time for the following reasons:

•

A three-year vote cycle is consistent with the long-term focus of the Company’s compensation objectives and program, as discussed in our Compensation Discussion and Analysis contained in this proxy statement.

•

The stockholder advisory vote on executive compensation is an additional, but not exclusive, opportunity for stockholders to communicate with the Board and the Compensation Committee regarding the Company’s executive compensation program.

•

A longer vote cycle reinforces a longer-term perspective with respect to our executive compensation program, providing the Compensation Committee with time to evaluate the results of the most recent stockholder advisory vote on executive compensation, as well as to develop and implement changes to the Company’s compensation policies and practices that may be appropriate, and then providing both the Committee and the stockholders with the opportunity to assess the impact of those changes before the next such stockholder advisory vote.

Stockholders may vote on their preferred voting frequency for holding future advisory votes on executive compensation by choosing the option of one year, two years, or three years, or may abstain from voting. In considering this proposal, stockholders may wish to review the information presented in connection with the advisory vote on executive compensation (Proposal 2) above and in our Compensation Discussion and Analysis in this proxy statement.

The Board of Directors and the Compensation Committee recommend a vote FOR the option of every THREE YEARS as the frequency with which stockholders are provided an advisory vote on executive compensation.

Vote Required for Approval

The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve a frequency option for the holding of future advisory votes on executive compensation. The vote on this frequency proposal is not intended to approve or disapprove the three-year recommendation of the Board of Directors and the Compensation Committee. If one of the frequency options (one year, two years, or three years) receives such a majority of the Total Voting Power, it will be approved as the frequency preferred by the stockholders. However, even if one of the frequency options obtains a majority vote, the vote is still advisory and, therefore, not binding on the Company, the Board of Directors, or the Compensation Committee. Nevertheless, the Board and the Committee will take into account the outcome of this stockholder advisory vote in determining how frequently to hold future advisory votes on executive compensation.

PROPOSAL 4—APPROVAL OF THE THIRD AMENDED AND RESTATED BGC PARTNERS, INC. LONG TERM INCENTIVE PLAN

Our Second Amended and Restated BGC Partners, Inc. Long Term Incentive Plan, which we refer to as our “Equity Plan,” was most recently approved by our stockholders in December 2009. As amended and restated in December 2009, the Equity Plan provides that, during any calendar year, no participant in the Plan may be granted awards under the Plan that may be settled by the delivery of more than 5 million shares of our Class A common stock, subject to adjustment. In addition to this maximum per person limit on the number of shares subject to awards granted during any year, the Equity Plan also provides that the aggregate number of shares of our Class A common stock delivered pursuant to the settlement of all awards over the life of the Plan shall not exceed 100 million shares, once again subject to adjustment.

In March 2011, our Compensation Committee recommended and our Board of Directors adopted, subject to stockholder approval at the Annual Meeting, an amendment to the Equity Plan to increase from 5 million to 15 million the maximum per person limit on the number of shares subject to awards granted in any year, including in 2011. In addition, in October 2011, our Compensation Committee recommended and our Board of Directors adopted, subject to stockholder approval at the Annual Meeting, a further amendment to the Equity Plan to increase from 100 million to 150 million the aggregate number of shares of our Class A common stock that may be delivered or cash settled pursuant to awards granted during the life of the Plan. In addition to seeking stockholder approval of these amendments to our Equity Plan at our Annual Meeting, we are also taking this opportunity to ask our stockholders to once again approve the entire Plan, as amended and restated, in order to start again the five-year stockholder approval period under Section 162(m) of the Code for plans that do not set forth specific targets for qualifying performance-based compensation awards.

The principal reason for the proposed amendments to our Equity Plan is to provide our Compensation Committee and management with greater flexibility to provide grants of exchange rights under the Plan for shares of our Class A common stock related to non-exchangeable BGC Holdings partnership units awarded under the BGC Holdings Participation Plan, or to settle such units through the payment of cash settled awards granted under the Plan. As discussed in our Compensation Discussion and Analysis, the Committee and our management have used, and intend to make continued use of, non-exchangeable PSUs and similar partnership units awarded under the Participation Plan to motivate and award our executive officers and other employees, including in restructuring the compensation of our executive officers and other employees, in payment of all or a portion of the bonuses paid to our executive officers under our Incentive Plan, in payment of discretionary bonuses to our executive officers and other employees, or as ad hoc grants to our executive officers and other employees.

As noted above, the exclusive source for providing exchange rights for such non-exchangeable partnership units, and the underlying shares of our Class A common stock issued upon exchange, is our Equity Plan, with exchange rights constituting one form of Other Stock-Based Awards that can be granted under the Plan. This is the case even where the initial award of non-exchangeable PSUs or other units under the Participation Plan was in payment of an executive officer’s bonus under the Incentive Plan. Under the terms of the Incentive Plan, non-exchangeable partnership units used to pay Incentive Plan awards come from the Participation Plan, and the related exchange rights, in the form of Other Stock-Based Awards, and the underlying exchange shares come from our Equity Plan. Therefore, whether the non-exchangeable PSUs or other units were initially awarded in a compensation restructuring, in payment of Incentive Plan bonuses, in payment of discretionary bonuses, or as ad hoc grants, all exchange rights and underlying exchange shares are granted under the Equity Plan.

For example, if our Compensation Committee awarded a given executive a $10,000,000 bonus under our Incentive Plan, and paid that bonus in the form of bonus shares or partnership units with (immediate or delayed) grants of exchange rights, the number of shares or units/exchange rights is determined by dividing the $10,000,000 by the then-current market price of shares of our Class A common stock; the units are granted under the Participation Plan and the bonus shares or exchange rights (and the underlying exchange shares) are granted under the Equity Plan; the $10,000,000 bonus value counts against the annual per person limit of the Incentive

Plan and the bonus shares or exchange rights count against the annual per person award limit and the overall aggregate share limit of the Equity Plan. Thus, because no shares or exchange rights are granted under the Incentive Plan itself, every Incentive Plan bonus paid in bonus shares or exchange rights is double-counted against the limits of both the Incentive Plan and the Equity Plan.

Moreover, in the case of our executive officers, we believe that it is advisable to provide where possible that the grant or exercise of exchange rights related to non-exchangeable partnership units, or the cash settlement of the units, qualifies as performance-based compensation for purposes of Section 162(m) of the Code. Pursuant to Section 7(e) of the Equity Plan, our Compensation Committee can designate any award under the Plan as a performance-based award for Section 162(m) purposes if the award has a qualifying condition to its grant, exercise, or settlement and it otherwise meets the requirements of Section 162(m). The Committee’s quarterly performance-based exchange right/cash settled award opportunities that it first awarded in the second quarter of 2011 are an example of such a Section 7(e) performance-based award under the Equity Plan.

Finally, the annual per person limit in the Equity Plan applies to the number of shares that can be subject to awards granted to any one person in any one year under the Plan, not to the number of shares actually issued under the Plan to a given person in a given year. Therefore, a higher annual per person limit is required under the Equity Plan to accommodate the grant of performance-based awards, even though the number of shares actually issued could be far less, for example as a result of a performance condition not being met, the Committee’s exercising negative discretion to reduce the size of the award even if the condition is met, or in the case of an award, such as an exchange right, that must be exercised before shares are actually issued and the award is never exercised or settled. And, in the case of cash settled awards, the Equity Plan measures the maximum cash for purposes of the annual per person limit by reference to the market value, measured at the time of grant or the date of settlement, of the number of shares set forth in the annual per person share award limit.

As of October 31, 2011, the following executive officers hold the following aggregate number of non-exchangeable REUs, PSUs, and other partnership units awarded to them under Participation Plan:

Name	Number of Non- Exchangeable Units
Mr. Lutnick	3,364,306
Mr. Lynn	1,622,842
Mr. Merkel	178,201
Mr. Windeatt	258,241
Mr. Sadler	81,852

Total	5,505,442

Note:	Does not include founding partner units as they were not awarded under the Participation Plan.

As of October 31, 2011, an aggregate of 55,716,194 outstanding non-exchangeable REUs, PSUs and other partnership units awarded under the Participation Plan were held by 1,201 individuals, including our executive officers listed above.

Thus, if Mr. Lutnick were granted exchange rights/cash settled awards with respect to his 3,364,306 non-exchangeable units in any one year, such as pursuant to our Compensation Committee’s quarterly performance-based award opportunities, his grants of exchange rights/cash settled awards could exceed the Equity Plan’s current 5 million per person limit on such grants in any one year, assuming that he also received other grants of equity or cash settled awards under the Equity Plan, such as RSUs or PSUs or other partnership units with exchange rights in payment of his bonus award under the Incentive Plan, during that same year.

In addition, as described above, in August 2011 the Change in Control Agreements of Mr. Lutnick and Mr. Merkel were amended to provide that, immediately prior to a change in control, such executive officers would be granted immediately exchangeable exchange rights relating to all of the non-exchangeable partnership units that they held at that time. While such exchange rights have not yet been granted, in the event of a change in control, such rights would be granted under the Equity Plan all in one year.

Our Compensation Committee and Board of Directors also believe that it is appropriate at this time to amend the Equity Plan to increase to 150 million the aggregate number of shares of our Class A common stock that may be delivered under the Plan. In addition to providing the flexibility to grant a greater number of exchange rights relating to non-exchangeable PSUs and similar units, the increase in the aggregate number of shares that may be delivered under the Plan is also appropriate in view of our significantly increased size since December 2009, including the growth in the number of our brokers and other employees; our emphasis on equity-based compensation for our directors, executive officers, and employees, including our brokers; the number of stock options and RSUs that have been granted and continue to be outstanding under the Plan; and our determination in 2009 to provide exchange rights for our outstanding founding partner units through Other Stock-Based Awards granted under the Plan.

As of October 31, 2011, approximately 4,385 individuals are eligible to receive awards under the Equity Plan. As of October 31, 2011, an aggregate of 30.8 million shares of our Class A common stock has been issued pursuant to the exercise or settlement of all awards granted under the Equity Plan since its inception, including shares issued and cash awards settled in connection with the exchange or cash settlement of partnership units awarded under the Participation Plan and founding partner units. In the aggregate, approximately 16.7 million shares are subject to presently outstanding awards.

Absent the proposed amendment to the Equity Plan to increase the number of shares of our Class A common stock that may be delivered pursuant to awards under the Plan to 150 million, as of October 31, 2011 the present 100 million limit on the aggregate number of shares that may be delivered under the Plan would allow for the grant of future awards relating to 52.5 million additional shares. If the proposed amendment is approved by our stockholders, the aggregate number of shares that could be delivered upon the exercise or settlement of future awards under the Plan would be 102.5 million shares.

Our Compensation Committee and Board of Directors have concluded that our ability to attract, retain and motivate top quality directors, officers, employees, and consultants is material to our success, and would be enhanced by our continued ability to grant awards under the Equity Plan, including exchange rights related to partnership units awarded under the Participation Plan. Thus, we believe that our interests and those of our stockholders will be advanced if directors, officers, employees, and consultants can continue to be offered the opportunity to acquire or increase their proprietary interests in us. We, therefore, believe that the availability of more shares of our Class A common stock under the Equity Plan will ensure that there will continue to be a sufficient number of shares with which to achieve our compensation strategy.

The Equity Plan, as proposed to be amended and restated, is set forth in Annex A to this proxy statement, and the following description of the Equity Plan is only intended to be a summary of the key provisions as proposed to be amended and restated by this proposal. Such summary is qualified in its entirety by the actual text of the Equity Plan to which reference is made.

Description of the Equity Plan as Proposed to be Amended and Restated

The purpose of the Equity Plan is to provide a means for us to attract, retain, motivate and reward present and prospective directors, officers, employees and consultants by increasing their ownership interests in us. Under the Equity Plan, individual awards may take the form of: (i) stock options, including incentive stock options, which we refer to as “ISOs”; (ii) SARs; (iii) restricted stock, consisting of shares of our stock that are subject to forfeiture based upon the failure to satisfy employment-related restrictions; (iv) deferred stock, representing the right to receive shares of our stock in the future, such as RSUs; (v) bonus stock and awards in lieu of cash compensation, including in payment of bonuses under our Incentive Plan; (vi) dividend equivalents, consisting of a right to receive cash, other awards or other property equal in value to dividends paid with respect to a specified number of shares of our stock; or (vii) Other Stock-Based Awards, consisting of awards denominated or payable in, or the value of which is based in whole or in part upon the market or book value of, our Class A common stock, including in connection with BGC Holdings limited partnership units awarded under the Participation Plan and founding partners units that are exchangeable for shares of Class A common stock. Dividend equivalents may be paid, distributed or accrued in connection with any award issued under the Equity Plan, including RSUs, whether or not vested. Awards granted under the Equity Plan are generally not assignable or transferable, except by the laws of descent and distribution, unless permitted by our Compensation Committee or its designee.

The Equity Plan is generally administered by our Compensation Committee, except that our Board of Directors will perform the Committee’s functions under the Plan for purposes of grants of awards to members of the Committee and, to the extent permitted under applicable law and regulation, may perform any other function of the Committee as well. The Compensation Committee has the authority, among other things, to: (i) select the present or prospective directors, officers, employees and consultants entitled to be granted awards under the Plan; (ii) determine the types of awards, or combinations thereof, and whether such awards are to operate on a tandem basis or in conjunction with other awards; (iii) determine the number of shares of our Class A common stock or units or rights covered by an award; and (iv) determine the other terms and conditions of any award, including, without limitation, any restrictions or limitations on transfer, any vesting schedules or the acceleration thereof and any forfeiture provisions or waivers thereof. The grant price at which shares of our Class A common stock may be acquired pursuant to the grant of stock options and SARs under the Plan may not be less than 100% of the fair market value of the shares covered by such grant on the date of grant, measured at the closing market price of our Class A common stock on such date. The Compensation Committee’s authority with respect to awards to employees who are not directors or executive officers may be and traditionally has been delegated to our officers or managers, including our Chief Executive Officer. This delegation may be revoked at any time.

Our present and prospective directors, officers, employees and consultants and those of our parent, subsidiaries and affiliates are eligible for awards under the Equity Plan. Since the selection of participants and their awards under the Plan are to be determined in the discretion of the Compensation Committee or its designee, such individuals and their awards are not presently determinable, other than with respect to automatic grants to non-employee directors, as discussed above, and the potential grant of exchange rights/cash settled awards related to non-exchangeable PSUs and other partnership units awarded under the Participation Plan, including pursuant to the Committee’s special quarterly performance-based award opportunities and Messrs. Lutnick’s and Merkel’s Change in Control Agreements discussed above. As of October 27, 2011, the closing price of our Class A common stock on the NASDAQ was $7.03.

The flexible terms of the Equity Plan are intended to, among other things, permit our Compensation Committee to impose performance conditions with respect to any award, thereby requiring forfeiture of all or part of an award if performance objectives are not met, or linking the grant, exercisability or settlement of an award to the achievement of performance conditions. The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based solely on one or more of the following measures: (i) pre-tax or after-tax net income; (ii) pre-tax or after-tax operating income; (iii) gross revenue; (iv) profit margin; (v) stock price; (vi) cash flow(s); (vii) market share; (viii) pre-tax or after-tax earnings per share; (ix) pre-tax or after-tax operating earnings per share; (x) expenses; (xi) return on equity; or (xii) strategic business criteria, consisting of one or more objectives based upon meeting specified revenue, market penetration or geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures. The determination of whether any performance goal is satisfied will be made in accordance with U.S. GAAP, to the extent relevant. However, in connection with any goal that is based upon operating income or operating earnings, the calculation may be made on the same basis as reflected in a release of earnings for a previously completed period as specified by the Committee.

As noted above, the maximum aggregate number of shares of our Class A common stock that may be delivered pursuant to the exercise or settlement of all awards granted under the Equity Plan is proposed to be increased from 100 to 150 million shares, subject to adjustment as described below. The proposed amendments to the Equity Plan also provide that, during any calendar year, no participant may be granted awards that may be settled by delivery of more than 15 million shares of our Class A common stock, an increase of 10 million shares from the current 5 million annual per person limit, subject to adjustment. In addition, with respect to awards that may be settled in cash (in whole or in part), no participant may be paid during any calendar year cash amounts relating to such awards that exceed the greater of the fair market value of the number of shares of Class A common stock set forth in the preceding sentence at the date of grant or the date of settlement of the award.

In the event that our Compensation Committee determines that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of shares of our Class A common stock or other securities, stock dividend or other special, large and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects our shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of stock reserved and available for awards under the Equity Plan; (ii) the number and kind of shares of stock specified in the annual per person limitations under the Plan; (iii) the number and kind of shares of outstanding restricted stock or other outstanding awards in connection with which shares have been issued; (iv) the number and kind of shares that may be issued in respect of other outstanding awards; and (v) the exercise price, grant price or purchase price relating to any award (or, if deemed appropriate, the Committee may make provision for a cash payment, including, without limitation, payment based upon the intrinsic (i.e., in-the-money) value, if any, with respect to any outstanding award). In addition, the Committee shall make appropriate adjustments in the terms and conditions of, and the criteria included in, awards (including, without limitation, cancellation of unexercised or outstanding awards, or substitution of awards using stock of a successor or other entity) in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence and events constituting a change in control) affecting us or our financial statements, or in response to changes in applicable law, regulation, or accounting principles.

Except as otherwise provided in individual award agreements, which need not be uniform, all conditions and restrictions relating to the continued performance of services with respect to the exercisability or full enjoyment of an award will accelerate or otherwise lapse immediately prior to a “change in control” (as defined in the Equity Plan). Upon the consummation of any transaction whereby we become a wholly-owned subsidiary of any corporation, all stock options outstanding under the Equity Plan will terminate (after taking into account any accelerated vesting), with or without the payment of any consideration therefor, including, without limitation, payment of the intrinsic (i.e., in-the-money) value, if any, of such options, as determined by the Compensation Committee, unless such other corporation continues or assumes the Equity Plan as it relates to options then outstanding (in which case such other corporation will be treated as us for all purposes under the Equity Plan, and the compensation committee of such other corporation shall make appropriate adjustment in the number and kind of shares of stock subject thereto and the exercise price per share thereof to reflect consummation of such transaction). If the Equity Plan is not to be so assumed, we will notify participants at least ten days in advance of the consummation of such transaction.

As to any award granted as a stock option or SAR, the Equity Plan includes a restriction providing that the Compensation Committee may not, without prior stockholder approval to the extent required under applicable law or regulation, subsequently reduce the exercise price or grant price relating to such award, or take such other actions as may be considered a “repricing” of such award under U.S. GAAP. Adjustments to the exercise or grant price or number of shares of our Class A common stock subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

We may not, in connection with any award, extend, maintain, renew, guarantee or arrange for credit in the form of a personal loan to any participant who is our director or executive officer. With the consent of the Compensation Committee, and subject at all times to, and only to the extent, if any, permitted under applicable law and regulation and other binding obligations or provisions applicable to us, we may extend, maintain, renew, guarantee or arrange for credit in the form of a personal loan to a participant who is not our director or executive officer in connection with any award, including the payment by such participant of any or all federal, state or local income or other taxes due in connection with any award.

The Equity Plan may be amended, altered, suspended, discontinued or terminated by our Board of Directors without stockholder approval unless such approval is required by law or regulation, including, without limitation, under the rules of any stock exchange or automated quotation system on which our Class A common stock is then listed or quoted. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although our Board of Directors may, in its discretion, seek stockholder approval in any circumstances in which it deems such approval advisable. The Compensation Committee may waive any conditions or rights, or amend, alter, suspend, discontinue or terminate any award, under the Equity Plan. No such change to the Equity Plan or any award may, without the participant’s consent, materially impair the rights of the participant under an outstanding award except as provided in the Equity Plan or applicable award agreement.

Material Federal Income Tax Consequences

The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the Equity Plan. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who may participate in the Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign laws.

The grant of a stock option or SAR will create no tax consequences for the participant or us. A participant will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no tax deduction at that time. Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable stock received. In each case, we will generally be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant.

A participant’s disposition of stock acquired upon the exercise of a stock option or SAR generally will result in capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such stock (or the exercise price of the option in the case of stock acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequences to us in connection with a disposition of stock acquired upon the exercise of an option or other award, except that we will generally be entitled to a tax deduction (and the participant will recognize ordinary taxable income) if stock acquired upon exercise of an ISO is disposed of before the applicable ISO holding periods have been satisfied.

With respect to awards granted under the Equity Plan that may be settled either in cash or in stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or fair market value of stock or other property received. We will generally be entitled to a tax deduction for the same amount. With respect to awards involving stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the fair market value of the stock or other property received at the first time the stock or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. We will generally be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of the stock or other property rather than upon the lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such stock or property, the participant would not be entitled to any tax deduction, including a capital loss, for the value of the stock or property on which the participant previously paid tax. Such election must be made and filed with the Internal Revenue Service within 30 days after the receipt of the stock or other property.

As discussed above, in certain cases the federal income tax deduction to which we otherwise are entitled may be limited by application of Section 162(m) of the Code, which generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer and certain of its other most highly compensated named executive officers in excess of $1,000,000 in any year; however, compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap. We intend that stock options and SARs granted under the Equity Plan at the fair market value of our Class A common stock on the date of grant will qualify as performance-based compensation. Stock units, performance units, stock awards, dividend equivalents, exchange rights and other awards granted under the Equity Plan will qualify as performance-based compensation only when our Compensation Committee conditions the grant, exercise or settlement of such awards on the achievement of specified performance goals in accordance with the requirements of Section 162(m) of the Code and the Plan.

Under Section 409A of the Code, an award under the Equity Plan may be taxable to the participant at 20 percentage points above ordinary federal income tax rates at the time the award becomes vested, plus interest and penalties, even if that is prior to the delivery of cash or stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

The Equity Plan provides that we have the right to require participants under the Equity Plan to pay us an amount necessary for us to satisfy our federal, state, local and foreign tax withholding obligations with respect to such awards. We may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. Unless the Compensation Committee or its designee determines otherwise, a participant may satisfy this withholding obligation by having shares acquired pursuant to the award withheld, or by transferring to us previously acquired shares of our Class A common stock.

The Board of Directors and the Compensation Committee Unanimously Recommend That Stockholders Vote FOR the Approval of the Third Amended and Restated BGC Partners, Inc. Long Term Incentive Plan.

Vote Required for Approval

The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the Third Amended and Restated BGC Partners, Inc. Long Term Incentive Plan.

PROPOSAL 5—APPROVAL OF THE FIRST AMENDED AND RESTATED INCENTIVE BONUS COMPENSATION PLAN

In March 2011, our Compensation Committee recommended and our Board of Directors adopted, subject to stockholder approval at the Annual Meeting, an amendment to the BGC Partners, Inc. Amended and Restated Incentive Bonus Compensation Plan, which we refer to as the “Incentive Plan,” to increase the current maximum annual individual bonus that may be paid under the Incentive Plan from $10 million to $25 million. The current $10 million annual per person bonus limit has been in the Incentive Plan since 2007. We are submitting the proposed amendment, as well as the entire Incentive Plan, as proposed to be amended and restated and renamed the “BGC Partners, Inc. First Amended and Restated Incentive Bonus Compensation Plan,” to our stockholders for approval in order to start again the five-year stockholder approval period under Section 162(m) of the Code for plans that do not set forth specific targets for qualifying performance-based compensation awards.

If this proposal is approved by our stockholders, the new $25 million annual per person bonus limit under the Incentive Plan will apply to the bonus opportunities for our executive officers participating in the Plan for 2011, including Messrs. Lutnick, Lynn, Merkel, Sadler and Windeatt. If our stockholders do not approve the increase in the Incentive Plan’s annual per person bonus limit to $25 million, the old $10 million limit will apply to those 2011 bonus opportunities.

The principal purpose of the proposed amendment to increase the annual per person bonus limit under the Incentive Plan to $25 million is to reflect the growth in the Company’s businesses since the $10 million limit was adopted in 2007. Another purpose is to provide our Compensation Committee with added flexibility to provide for bonus opportunities for our executive officers under the Incentive Plan of varying sizes and structures, always subject to the Committee’s exercise of negative discretion to reduce the amount of the bonus actually paid.

As a result of the merger between BGC Partners OldCo and eSpeed on April 1, 2008, the size and complexity of our operations have increased substantially. Moreover, the difficult economic times that we have faced as a result of the recent economic downturn and the increased regulatory scrutiny as a result of the Dodd-Frank Act and new regulations have created additional challenges. In addition, since the merger, we have grown even larger through organic growth, new broker hires, and acquisitions. Our executive officers, therefore, are shouldering greater responsibilities than they did when the $10 million per person bonus limit was approved in 2007.

As discussed in our Compensation Discussion and Analysis, bonus awards to our executive officers are an important component of our overall executive compensation program, with bonuses paid under the Incentive Plan by far the largest component of their overall compensation packages in recent years. Under our executive compensation program, our Compensation Committee can be expected to make continued use of negative discretion to reduce awards, under both our Equity Plan and the Incentive Plan, based on a variety of factors in order to align each executive officer’s actual compensation with the Company’s and his individual performance.

The proposed amendment to the Incentive Plan to increase the annual per person bonus limit, along with certain administrative amendments described below, will also afford the Committee added flexibility to structure different types of bonus opportunities under the Plan, including possible bonus opportunities based on performance periods longer or shorter than one year, and sequential bonus payments over time related to the attainment of performance conditions for a given performance period, in all events subject to the Committee’s exercise of negative discretion. In that regard, the Incentive Plan is being amended to clarify that performance periods under the Plan are not limited to annual periods for which audited financial statements are available, and to provide that Plan bonuses paid in the form of equity awards under our Equity Plan or partnership unit awards under the Participation Plan shall be valued by reference to the market price of shares of our Class A common stock at the time of grant.

Our Incentive Plan is designed to attract, retain and reward key employees on a market-competitive basis in which their incentive bonuses are closely linked with the accomplishment of financial and strategic objectives, and to do so in ways that qualify the bonuses paid as performance-based compensation for purposes of

Section 162(m) of the Code. Our Board of Directors and Compensation Committee believe that the proposed increase in the annual per person bonus limit and the other proposed amendments to the Incentive Plan are important to allow us to continue to attract, retain and reward present and prospective key employees, and to continue to have the ability to compensate these individuals at a competitive level and in a flexible manner.

The Incentive Plan, as proposed to be amended and restated, is set forth in Annex B to this Proxy Statement, and the following description of the Incentive Plan is only intended to be a summary of the provisions as proposed to be amended and restated by this proposal. Such summary is qualified in its entirety by the actual text of the Incentive Plan to which reference is made.

Description of the Incentive Plan as Proposed to be Amended and Restated

The purpose of the Incentive Plan is to (i) attract, retain and reward key employees by providing them with the opportunity to earn bonuses that are based on the achievement of specified performance goals, and (ii) structure such bonus opportunities in a way that will qualify the payments made as “performance-based” for purposes of Section 162(m) of the Code so that we will be entitled to a federal income tax deduction for the payment of such incentive bonuses to such employees. Neither the adoption of the Incentive Plan nor its submission to our stockholders for approval will limit the power of the Board of Directors or the Compensation Committee to adopt such other bonus or incentive arrangements as it may deem appropriate.

The Incentive Plan is administered by our Compensation Committee. The Committee has broad administrative authority to, among other things, designate participants, establish performance goals and performance periods, determine the timing of the payment of bonuses, and interpret and administer the Incentive Plan.

Participants in the Incentive Plan for any given performance period may include any of our key employees, including those of our subsidiaries, operating units and divisions, who is designated as a participant for such period by the Compensation Committee. The participants in the Plan for any given performance period will be designated by the Committee, in its sole discretion, before the end of the 90th day of such performance period or the date on which 25% of such performance period has been completed, which we refer to as the “Applicable Period.” This determination may vary from period to period. Bonuses paid under the Plan may be made in the form of cash, shares of our Class A common stock or other stock-based awards under our Equity Plan, or partnership unit awards under the Participation Plan. Currently, we estimate that approximately five persons are eligible to participate in the Plan.

Within the Applicable Period, the Compensation Committee will specify the applicable performance criteria and targets to be used under the Incentive Plan for such performance period. These performance criteria may vary from participant to participant and will be based on one or more of the following measures: (i) pre-tax or after-tax net income; (ii) pre-tax or after-tax operating income; (iii) gross revenue; (iv) profit margin; (v) stock price; (vi) cash flows; (vii) market share; (viii) pre-tax or after-tax earnings per share; (ix) pre-tax or after-tax operating earnings per share; (x) expenses; (xi) return on equity; or (xii) strategic business criteria consisting of one or more objectives based upon meeting specified revenue, market penetration or geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures. These performance criteria or goals may be: (a) expressed on an absolute or relative basis, including comparisons to the performance of other companies; (b) based on internal targets; (c) based on comparisons with prior performance; and (d) based on comparisons to capital, stockholders’ equity, shares outstanding, assets or net assets. The determination of whether any performance goal is satisfied will be made in accordance with U.S. GAAP, to the extent relevant, without regard to extraordinary items, changes in accounting, unless the Committee determines otherwise, or non-recurring acquisition expenses and restructuring charges, including various charges related to the merger. However, in connection with any goal that is based on operating income or operating earnings, the calculation may be made on the same basis as reflected in a release of earnings for a previously completed period, as specified by the Committee. For example, an income-based performance measure could be expressed in a number of ways, such as net earnings per share or return on equity, and with reference to meeting or exceeding a specific target, or with reference to growth above a specified level, such as a prior year’s performance or current or previous peer group performance. The Plan provides that the achievement of such goals must be substantially uncertain at the time they are established, and bonus opportunities are subject to the Committee’s right to reduce the amount of any bonus payable as a result of such performance, as discussed below.

The bonus opportunity for each participant may be expressed as a dollar-denominated amount or by reference to a formula, such as a percentage share of a bonus pool to be created under the Incentive Plan or a multiple of annual base salary. If a pool approach is used, the total bonus opportunities represented by the shares designated for the participants may not exceed 100% of the pool. In all cases, the Compensation Committee has the sole discretion to reduce (but not to increase) the actual bonuses paid under the Plan. The actual bonus paid to any given participant at the end of a performance period will be based on the extent to which the applicable performance goals for such performance period are achieved, as determined by the Committee. Upon stockholder approval of this proposal, the maximum bonus payable under the Plan to any one individual in any one calendar year will be $25 million, including with respect to the 2011 bonus opportunities.

Our Board of Directors may at any time amend or terminate the Incentive Plan, provided that (i) without the participant’s written consent, no such amendment or termination may adversely affect the bonus rights (if any) of any already designated participant for a given performance period once the participant designations and performance goals for such performance period have been announced; and (ii) the Board will be authorized to make any amendments necessary to comply with applicable regulatory requirements, including, without limitation, Section 162(m) of the Code. Amendments to the Plan will require stockholder approval only if required under Section 162(m) of the Code or other applicable law or regulation.

Material Federal Income Tax Consequences

The following is a brief description of the federal income tax consequences generally arising with respect to bonuses paid under the Incentive Plan. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who may participate in the Plan. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.

Section 162(m) of the Code generally disallows a publicly held corporation’s federal income tax deduction in excess of $1,000,000 for compensation paid to its chief executive officer and certain of its other most highly compensated named executive officers, subject to an exception for compensation paid under a stockholder-approved plan that is “performance-based” within the meaning of Section 162(m) of the Code. The Incentive Plan provides a means for us to pay performance-based bonuses to certain of our key employees while preserving our tax deduction with respect to the payment of such bonuses.

Under present federal income tax law, a participant will generally realize ordinary income equal to the amount of the bonus received under the Incentive Plan in the year of such receipt. We will receive a tax deduction for the amount constituting ordinary income to the participant, provided that the participant’s total compensation is below the limit established by Section 162(m) of the Code or the Plan award satisfies the requirements of the performance-based exception of Section 162(m) of the Code. We intend that the Plan be adopted and administered in a manner that preserves the deductibility of Plan compensation under Section 162(m) of the Code.

Under Section 409A of the Code, an award under the Incentive Plan may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time the award becomes vested, plus interest and penalties, if the award constitutes “deferred compensation” under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

The Incentive Plan provides that we have the right to withhold from any bonus payable to a participant an amount necessary to satisfy our federal, state and local tax withholding obligations.

The Board of Directors and the Compensation Committee Unanimously Recommend That Stockholders Vote FOR the Approval of the First Amended and Restated Incentive Bonus Compensation Plan.

Vote Required for Approval

The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the First Amended and Restated Incentive Bonus Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval and Ratification of Transactions with Related Persons

The general policy of our Company and our Audit Committee is that all material transactions with a related party, including transactions with Cantor, the relationship between us and Cantor and agreements with related parties, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, including repurchases of Class A common stock or purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor or our executive officers (see “—Repurchases and Purchases”), are subject to prior review and approval by our Audit Committee, which will determine whether such transactions or proposals are fair and reasonable to our stockholders. In general, potential related party transactions are identified by our management and discussed with the Audit Committee at Audit Committee meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, are provided to the Audit Committee with respect to each issue under consideration and decisions are made by the Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, the Audit Committee requests further information and, from time to time, requests guidance or confirmation from internal or external counsel or auditors. Our policies and procedures regarding related party transactions are set forth in our Audit Committee Charter and Code of Business Conduct and Ethics, both of which are publicly available on our website at www.bgcpartners.com/legal/disclaimers/ under the heading “Investor Info.”

Until six months after Cantor ceases to hold 5% of our voting power, transactions or arrangements between us and Cantor will be subject to prior approval by a majority of our Board of Directors that we have found to qualify as “independent” in accordance with the published listing requirements of NASDAQ. See “—Potential Conflicts of Interest and Competition with Cantor.”

Independence of Directors

Our Board of Directors has determined that each of Messrs. Curwood, Dalton, Sloane, and Weis qualifies as an “independent director” in accordance with the published listing requirements of NASDAQ. The NASDAQ independence definition consists of a series of objective tests, one of which is that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management, including participation on any boards of other organizations in which other members of our Board were members.

The Merger and the Merger Agreement

The Merger

We completed the merger of BGC Partners OldCo with and into us, pursuant to which we were renamed “BGC Partners, Inc.” on April 1, 2008. In the merger, BGC Partners units were converted into common stock of the combined entity (the “Combined Company”) and eSpeed common stock remained outstanding as Combined Company common stock. In addition, the BGC Holdings exchangeable limited partnership interests became exchangeable with the Combined Company for Combined Company Class B common stock or Combined Company Class A common stock in accordance with the terms of the BGC Holdings limited partnership agreement and BGC Holdings founding partner interests became exchangeable with the Combined Company as described in “—Amended and Restated BGC Holdings Limited Partnership Agreement—Exchanges,” and as otherwise determined by Cantor in accordance with the terms of the BGC Holdings limited partnership agreement.

The dollar value of the merger was $1,231,512,000 as of May 29, 2007 (the date of execution of the merger agreement) and $1,548,090,900 as of April 1, 2008 (the closing date of the transaction), respectively, based on the number of shares and rights to acquire shares of Combined Company common stock issued in the transaction multiplied by the average price of eSpeed common stock on such dates.

In connection with the merger, we contributed our assets and liabilities to BGC U.S. and BGC Global in exchange for limited partnership interests in these entities. As a result of this contribution, we received limited partnership interests in each of these entities.

Concurrently with the merger, we also entered into the related agreements and assumed all of the rights and obligations of BGC Partners OldCo under such related agreements. In addition, the following agreements automatically terminated:

•	the JSA, under which revenue for certain services was shared;

•

the administrative services agreement, dated as of December 15, 1999, by and among Cantor, Cantor Fitzgerald International, eSpeed, eSpeed Securities, Inc., eSpeed Markets, Inc. and eSpeed Securities International Limited; and

•	the CO2e.com/eSpeed Services Agreement, dated as of October 1, 2002, by and between eSpeed and CO2e.

License

We granted Cantor a non-exclusive, perpetual, irrevocable, worldwide, non-transferable and royalty-free license to all software, technology and intellectual property in connection with the operation of Cantor’s business on and after the closing date of the merger. We entered into a license agreement with Cantor on April 1, 2008 with respect to such license. The license does not constitute an assignment or transfer of any software, technology or intellectual property owned by a third party if both (a) such assignment or transfer would be ineffective or would constitute a default under, or other contravention of, the provisions of a contract without the approval or consent of a third party and (b) such approval or consent is not obtained, provided, however, that the Combined Company agrees to use its commercially reasonable efforts to obtain any such approval or consent.

Any enhancements and upgrades of the software, technology and intellectual property provided under the license will be provided free of charge to any licensee under the license until April 1, 2009, one year after the closing date of the merger. The license will not be transferable except to any purchaser of all or substantially all of the business or assets of Cantor or its subsidiaries or to any purchaser of a business, division or subsidiary of Cantor or its subsidiaries pursuant to a bona fide acquisition of a line of business of Cantor or its subsidiaries (provided that (a) such purchaser agrees not to use the software, technology and intellectual property provided under the license to create a fully electronic brokerage system that competes with eSpeed’s fully electronic systems for U.S. Treasuries and foreign exchange, (b) we are a third-party beneficiary of the transferee’s agreement in clause (a) above and (c) Cantor enforces its rights against the purchaser to the extent that it breaches its obligations under clause (a) above).

Cantor also agreed that it will not use or grant any aspect of the license to create a fully electronic brokerage system that competes with our fully electronic systems for U.S. Treasuries and foreign exchange.

Corporate Governance Matters

Until six months after Cantor ceases to hold 5% of our voting power, transactions or arrangements between us and Cantor will be subject to prior approval by a majority of the members of our Board of Directors who have been found to qualify as “independent” in accordance with the published listing requirements of NASDAQ.

During the same timeframe, we and Cantor also agreed not to employ or engage any officer or employee of the other party without the other party’s written consent. However, either party may employ or engage any person who responds to a general solicitation for employment. Cantor may also hire any of our employees who are not brokers and who devote a substantial portion of their time to Cantor or Cantor-related matters or who manage or supervise any such employee, unless such hiring precludes us from maintaining and developing our intellectual property in a manner consistent with past practice. Cantor will provide a list of such persons to us promptly following the closing date of the merger.

Prior to the contribution of the BGC business in the separation, one or more members of the BGC Partners group could borrow an amount of cash up to the aggregate amount of cash held in the BGC Partners group prior to the contribution of the BGC business in the separation. We refer to this loan as the “pre-contribution loan.” At the request of Cantor, eSpeed funded the pre-contribution loan on or prior to the closing date of the separation. An aggregate of $115 million was borrowed, all of which was repaid in full on April 4, 2008. See “—Separation Agreement—Other Actions in Connection with the Separation—Pre-Contribution Loan.”

Fees and Expenses

Each party bore its own costs and expenses, including attorneys’ and other advisors’ fees, incurred in connection with the merger (it being understood that the costs and expenses of BGC Partners or Cantor incurred before the merger were, as applicable, reflected in the calculation of the closing cash and closing net equity).

Indemnification and Allocation of Losses

All representations and warranties made by BGC Partners OldCo, Cantor, BGC Partners, L.P. (“BGC U.S.”), BGC Global Holdings, L.P. (“BGC Global” and, together with BGC U.S., the “Opcos”) and BGC Holdings contained in the merger agreement, its schedules or in any certificate, document or other instrument delivered in connection with the merger agreement survived the closing of the merger until April 1, 2009, the first anniversary of the closing date of the merger. The representations and warranties by BGC Partners relating to capitalization survived the closing of the merger and continue to be in full force and effect indefinitely. None of the representations and warranties made by eSpeed in the merger agreement, its schedules or in any certificate, document or other instrument delivered in connection with the merger agreement survived the effective time of the merger. Covenants that contemplate or may involve actions to be taken or obligations in effect after the closing of the merger survive in accordance with their terms.

Cantor agreed to indemnify the Opcos, their heirs, executors, successors and assigns from losses to the extent resulting from or arising out of:

•

the breach of any representation or warranty of BGC Partners OldCo, Cantor, the Opcos or BGC Holdings, but only if a claim is presented before the applicable indemnity period terminates (it being understood that for purposes of determining the amount of such loss from a breach or inaccuracy of any representation or warranty, but not, for the avoidance of doubt, for purposes of determining whether there has been a breach or inaccuracy, all references to material and material adverse effect or similar qualifications as to materiality will be deleted therefrom, and certain specified actions will not be taken into account); or

•

the breach of any covenant or agreement in the merger agreement to be performed by BGC Partners OldCo, Cantor, the Opcos or BGC Holdings (except that Cantor is not obligated to indemnify for any losses from or arising out of certain litigation matters, and Cantor’s indemnification obligations with respect to other specified matters are limited to losses resulting from the imposition of any fine or other monetary penalty, for the payment of any amount in settlement, resulting from such actions).

From and after the closing of the merger, any losses of the Opcos arising from certain litigation matters are allocated to BGC Holdings pursuant to the BGC U.S. limited partnership agreement and BGC Global limited partnership agreement which in turn will be allocated to the capital accounts of the limited partnership interests held by Cantor, the founding/working partners and the limited partnership unit holders (and not BGC Partners), pursuant to the terms of the BGC Holdings limited partnership agreement (see “—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global”).

Cantor’s indemnification obligations are subject to the following limitations:

•

Cantor is not required to indemnify a party with respect to any claim arising out of its indemnification obligations related to the breach of any representation or warranty unless the aggregate of all indemnifiable losses exceeds $20 million, in which case Cantor is responsible only for losses in excess of such amount (provided that Cantor is not required to indemnify a party with respect to any claim arising out of its indemnification obligations related to the breach of any representation or warranty to the extent the aggregate amount of indemnifiable losses (taking into account for these purposes any losses excluded as a result of the $20 million deductible amount or the de minimis amount described in the bullet below) are in excess of an amount equal to $170 million (it being agreed that the indemnified parties bear the first $20 million of such losses) minus the amount of indemnification payments made pursuant to Cantor’s indemnification obligations prior to such claim minus the lesser of (1) $85 million and (2) the amount of losses allocated to BGC Holdings through the allocation mechanism described above prior to the time of the final resolution of such claim); and

•

Cantor is not required to indemnify a party for losses arising out of its indemnification obligations if such losses are less than $50,000 or are included as a liability in the final closing balance sheet.

The merger agreement specifies procedures with respect to claims subject to indemnification and related matters.

Amendment and Waiver

The merger agreement may not be modified or amended, and no waiver, consent or approval may occur by or on behalf of BGC Partners, except if in writing signed by each party to the merger agreement and by the Audit Committee of BGC Partners.

Continuing Interests in Cantor

The founding partners and other limited partners of Cantor, including Messrs. Lutnick, Lynn, Merkel and Windeatt, received distribution rights in the separation. The distribution rights of founding partners, including Messrs. Lynn and Windeatt, entitle the holder to receive a fixed number of shares of the BGC Partners Class A common stock, with one-third of such shares distributable on each of the first, second and third anniversaries of the merger. The distribution rights of the other limited partners in Cantor who did not become founding partners, including Messrs. Lutnick and Merkel, generally entitle the holder to receive a distribution of a fixed number of shares of BGC Partners common stock as follows:

•

with respect to distribution rights received in respect of units in Cantor, including units acquired at any time as a result of reinvestment in respect thereof, held three years or longer as of the completion of the merger, one-third of the shares underlying the distribution right on each of the 12-, 18- and 24-month anniversaries of April 1, 2008; and

•

with respect to distribution rights received in respect of units in Cantor, including units acquired at any time as a result of reinvestment in respect thereof, held less than three years as of the completion of the merger, one-fifth of the shares underlying the distribution right on each of the 12-, 18-, 24-, 30- and 36-month anniversaries of April 1, 2008.

In addition, the managing general partner of Cantor will be able to grant earlier distribution of the shares to founding partners and the other limited partners of Cantor. The ownership of these distribution rights and underlying shares of common stock is not dependent upon continued employment with BGC Partners or Cantor, although, in the case of Cantor limited partners that did not become founding partners, the continuing provision of services to Cantor will, in the absence of a breach of the partner obligations, result in accelerated receipt of the shares underlying these distribution rights as described above.

Separation Agreement

Separation and Contribution

At the closing of the separation, on March 31, 2008, Cantor, in a manner that is expected to be tax-free, contributed, conveyed, transferred, assigned and delivered to BGC Partners OldCo and its subsidiaries (including the Opcos), and BGC Partners OldCo and its subsidiaries (including the Opcos) acquired and accepted from Cantor, all of the right, title and interest of Cantor to the transferred assets:

•	specified equity interests related to the BGC businesses;

•	specified contracts related to the BGC businesses, including employment agreements with transferred employees;

•	certain rights under the JSA, including rights and obligations in respect of clearance, settlement and fulfillment services, to the extent related to the inter-dealer brokerage business;

•	all intellectual property primarily related to the BGC businesses being transferred;

•

all books and records (other than tax returns), files, papers, tapes, disks, manuals, keys, reports, plans, catalogs, sales and promotional materials and all other printed and written materials, to the extent available and primarily related to the BGC businesses; and

•	all permits or licenses issued by any governmental authority to the extent primarily related to the BGC businesses and permitted by applicable law to be transferred.

Cantor retained ownership to certain excluded assets, which included the following, which we refer to as the “excluded assets”:

•

all cash, cash equivalents and marketable securities (including any cash, cash equivalents and marketable securities held by any of the transferred entities), except for cash borrowed pursuant to the pre-contribution loan (as described under “—Other Actions in Connection with the Separation—Pre-Contribution Loan”);

•	any litigation claim or insurance recovery relating to specified matters, and any insurance policy and proceeds covering any excluded asset or any excluded liability (as defined below);

•	certain specified equity interests;

•

all intellectual property or hardware of Cantor not primarily used in the BGC businesses, including any rights (ownership, licensed or otherwise) to use the mark “Cantor” or “Cantor Fitzgerald” and any other trademarks, service marks, brand names, Internet domain names, logos, trade dress, trade names, corporate names and other indicia of origin, any derivatives of the foregoing, all registrations and applications for registration of any of the foregoing, in each case, not primarily related to the BGC businesses and all goodwill associated with and symbolized by the foregoing;

•

all books, records and other data that cannot, without unreasonable efforts or expense, be separated from the books and records maintained by Cantor in connection with businesses other than the BGC businesses or to the extent that such books, records and other data related to excluded assets, excluded liabilities or business employees who do not become transferred business employees and all personnel files and records; and

•	any asset relating to the other businesses of Cantor (other than any of the transferred assets described in the bullets above).

BGC Partners OldCo, BGC U.S. and/or BGC Global assumed and became liable for and will pay, perform and discharge as they become due, the transferred liabilities:

•

all liabilities primarily relating to, arising from or in connection with any transferred business or any transferred asset, regardless of when or where such liability arose and regardless of where or against whom such liability is asserted or determined;

•

certain liabilities under the JSA to the extent related to the inter-dealer brokerage business, including liabilities related to rights and obligations in respect of clearance, settlement and fulfillment services primarily related to the inter-dealer brokerage business;

•

all liabilities primarily relating to, arising from or in connection with the transferred businesses’ employees and their employment, including all compensation, benefits, severance, workers’ compensation and welfare benefit claims and other employment-related liabilities primarily arising from or relating to the conduct of any transferred business; and

•

certain indebtedness, the total amount of which was $150 million. The indebtedness consisted of BGC U.S. assuming the liabilities of Cantor pursuant to the note purchase agreement in respect of $150 million of Cantor’s senior notes.

Debt Guaranty Agreements

Cantor retained and became liable for, and will pay, perform and discharge as they become due, the certain excluded liabilities, which include the following, which we refer to as the “excluded liabilities”:

•	any liability of Cantor relating to excluded assets or any retained businesses, except the liabilities assumed by BGC Partners OldCo;

•	any guarantee by Cantor to a third-party in respect of certain indebtedness specified in the separation agreement; and

•	other specified excluded liabilities.

The parties to the separation agreement agreed to execute and deliver one or more agreements of assignment and assumption and/or bills of sale or such other instruments of transfer as Cantor may request for the purpose of effecting the separation.

Other Actions in Connection with the Separation

Transfer of Assets to Tower Bridge

Prior to the separation, BGC Partners OldCo contributed certain assets to Tower Bridge. Tower Bridge provides certain services to Cantor pursuant to the Tower Bridge administrative services agreement. Tower Bridge is a consolidated subsidiary of BGC Partners.

Redemption of Cantor Partners

In connection with the separation, Cantor redeemed certain limited partnership interests in Cantor held by certain of its limited partners for (a) new limited partnership interests in Cantor and rights to receive, following the merger, distributions of our common stock held by Cantor or (b) limited partnership interests in BGC Holdings and rights to receive, following the merger, distributions of our common stock held by Cantor, in each case subject to Cantor’s terms and conditions.

Conversion

In connection with the separation and the merger, BGC Partners OldCo was converted from a corporation to a limited liability company for tax purposes prior to the merger. In the conversion of BGC Partners OldCo from a corporation to a limited liability company, each share of BGC Partners OldCo common stock was converted into a BGC Partners unit.

Repurchase of Certain Cantor Limited Partnership Interests or BGC Partners OldCo Units and Distribution Rights and Repayment of Certain Obligations

Following the separation, but prior to the merger, certain limited partners of Cantor and certain founding partners sold to Cantor for cash all or a portion of the distribution rights and/or BGC Holdings founding partner interests held by such persons, or, in the case of Mr. Lee Amaitis, his limited partnership interests in Cantor were redeemed by Cantor for cash and used some of the proceeds that they received in respect of the purchases of distribution rights and/or BGC Holdings founding partner interests and/or redemption of their Cantor limited partnership interests to repay certain loans made or guaranteed by Cantor for repayment of borrowings to their applicable lenders or for payment of required capital contributions, for the substantial majority of which Cantor was the lender, or in the case of capital contributions, the recipient, and the remainder of which were guaranteed by Cantor, all as described below under “—Repayment of Existing Loans and Required Capital Contributions” and contemplated by the separation agreement.

Pre-Contribution Loan

Prior to Cantor’s contribution of the transferred assets, one or more members of the BGC Partners group borrowed cash up to the aggregate amount of cash in the BGC Partners group prior to the contribution for regulatory and other business reasons, in order to establish the post-merger capital structure desired by the parties in a manner that permits certain regulated subsidiaries of BGC Partners OldCo to maintain required regulatory capital. Under the merger agreement, at Cantor’s request, eSpeed funded the pre-contribution loan on or prior to the closing date of the separation. An aggregate of $115 million was borrowed, all of which was repaid on April 4, 2008.

No Representations and Warranties

No party made any representations or warranties of any kind concerning the transactions contemplated by the separation agreement, transferred assets, transferred liabilities or transferred business or any consents or approvals required in such connection. The parties agreed that BGC Partners OldCo will bear the economic and legal risk that the conveyance of the transferred assets is insufficient or that the title to those assets is not good, marketable and free from encumbrances.

Commissions; Market Data; Clearing

Cantor has the right to be a customer of ours and to pay the lowest commission paid by any other of our customers or our affiliates, whether by volume, dollar or other applicable measurement. However, this right will terminate upon the earlier of a change of control of Cantor and the last day of the calendar quarter during which Cantor represents one of our 15 largest customers in terms of transaction volume. Cantor also has an unlimited right to internally use market data from BGCantor Market Data without cost, but Cantor does not have the right to furnish such data to any third party.

Until March 31, 2011, three years from the closing of the separation, Cantor will provide us with services that we reasonably determine are reasonably necessary in connection with the clearance, settlement and fulfillment of futures transactions by us. We are entitled to receive from Cantor all of the economic benefits and burdens associated with Cantor’s performance of such services. We will use our commercially reasonable efforts to reduce and eliminate our need for such services from Cantor after March 31, 2011, although we may opt to extend the arrangement.

Reinvestments in the Opcos; Co-Investment Rights; Distributions to Holders of Our Common Stock

In order to maintain our economic interest in the Opcos, any net proceeds received by us from any subsequent issuances of our common stock other than upon exchange of BGC Holdings exchangeable limited partnership interests will be indirectly contributed to BGC U.S. and BGC Global in exchange for BGC U.S. limited partnership interests and BGC Global limited partnership interests consisting of a number of BGC U.S. units and BGC Global units that will equal the number of shares of our common stock issued.

In addition, we may elect to purchase from the Opcos an equal number of BGC U.S. units and BGC Global units through cash or non-cash consideration. In the future, from time to time, we also may use cash on hand and funds received from distributions from BGC U.S. and BGC Global to purchase shares of common stock or BGC Holdings exchangeable limited partnership interests.

In the event that we acquire any additional BGC U.S. limited partnership interests and BGC Global limited partnership interests from BGC U.S. or BGC Global, Cantor would have the right to cause BGC Holdings to acquire additional BGC U.S. limited partnership interests and BGC Global limited partnership interests from BGC U.S. and BGC Global, respectively, up to the number of BGC U.S. units and BGC Global units that would preserve Cantor’s relative indirect economic percentage interest in BGC U.S. and BGC Global compared to our interests immediately prior to the acquisition of such additional partnership units by us, and Cantor would acquire an equivalent number of additional BGC Holdings limited partnership interests to reflect such relative indirect interest. The purchase price per BGC U.S. unit and BGC Global unit for any such BGC U.S. limited partnership interests and BGC Global limited partnership interests issued indirectly to Cantor pursuant to its co-investment rights will be equal to the price paid by us per BGC U.S. unit and BGC Global unit. Any such BGC Holdings limited partnership interests issued to Cantor will be designated as exchangeable limited partnership interests.

Cantor will have 10 days after the related issuance of BGC U.S. limited partnership interests and BGC Global limited partnership interests to elect such reinvestment and will have to close such election no later than 120 days following such election.

In addition, the Participation Plan provides for issuances, in the discretion of our Compensation Committee or its designee, of BGC Holdings limited partnership interests to current or prospective working partners and executive officers of BGC Partners. Any net proceeds received by BGC Holdings for such issuances generally will be contributed to BGC U.S. and BGC Global in exchange for BGC U.S. limited partnership interests and BGC Global limited partnership interests consisting of a number of BGC U.S. units and BGC Global units equal to the number of BGC Holdings limited partnership interests being issued so that the cost of such compensation award, if any, is borne pro rata by all holders of the BGC U.S. units and BGC Global units, including by us. Any BGC Holdings limited partnership interests acquired by the working partners, including any such interests acquired at preferential or historical prices that are less than the prevailing fair market value of our Class A common stock, will be designated as BGC Holdings working partner interests and will generally receive distributions from BGC U.S. and BGC Global on an equal basis with all other limited partnership interests.

To the extent that any BGC U.S. units and BGC Global units are issued pursuant to the reinvestment and co-investment rights described above, an equal number of BGC U.S. units and BGC Global units will be issued. It is the non-binding intention of us, BGC U.S., BGC Global and BGC Holdings that the aggregate number of BGC U.S. units held by the BGC Holdings group at a given time divided by the aggregate number of BGC Holdings units issued and outstanding at such time is at all times equal to one, which ratio is referred to in this proxy statement as the “BGC Holdings ratio,” and that the aggregate number of BGC U.S. units held by the BGC Partners group at a given time divided by the aggregate number of shares of our common stock issued and outstanding as of such time is at all times equal to one, which ratio is referred to in this proxy statement as the “BGC Partners ratio.” In furtherance of such non-binding intention, in the event of any issuance of BGC U.S. limited partnership interests and BGC Global limited partnership interests to us pursuant to voluntary reinvestment, immediately following such an issuance, we will generally declare a pro rata stock dividend to our stockholders, and in the event of any issuance of BGC U.S. limited partnership interests and BGC Global limited partnership interests to BGC Holdings pursuant to its co-investment rights, BGC Holdings will generally issue a pro rata unit distribution to its partners.

License

Cantor granted to us a non-exclusive, perpetual, irrevocable, worldwide, non-transferable and royalty-free license to all intellectual property used in connection with our business operations. The license does not constitute an assignment or transfer of any intellectual property owned by a third party if both (a) such assignment or transfer would be ineffective or would constitute a default under, or other contravention of, contract provisions without the approval or consent of a third party and (b) such approval or consent is not obtained, provided that Cantor will use its commercially reasonable best efforts to obtain any such approval or consent. The license is not transferable except to a purchaser of all or substantially all of our business or assets or our business, division or subsidiaries pursuant to a bona fide acquisition of our line of business.

Intercompany Agreements; Guarantee Obligations

Certain contracts, licenses, commitments or other arrangements between Cantor and any entity transferred to BGC Partners OldCo in the separation were terminated. The parties have terminated or caused us to be substituted in all respects for Cantor in respect of all obligations of Cantor under any transferred liabilities for which Cantor was liable, as guarantor, original tenant, primary obligor or otherwise, except, in each case, for the indebtedness guarantees and any excluded liability. We further agreed to (a) indemnify and hold harmless Cantor for any resulting identifiable losses and (b) not renew, extend the term of, increase its obligations under, or transfer to a third party, without Cantor’s prior written consent, any loan, lease, contract or other obligation for which Cantor was liable.

New BGC Partners

In order to facilitate the tax-free exchanges of the BGC Holdings exchangeable limited partnership interests, Cantor has a one-time right at BGC Holdings’ expense to (a) incorporate, or cause the incorporation of, a newly- formed wholly-owned subsidiary of ours, which we refer to as “New BGC Partners,” (b) incorporate, or cause the incorporation of, a newly-formed wholly-owned subsidiary of New BGC Partners, which we refer to as “New BGC Partners Sub” and (c) cause the merger of New BGC Partners Sub with us, with the surviving corporation being a wholly-owned subsidiary of New BGC Partners. In connection with such a merger, our Class A common stock and Class B common stock will each hold equivalent common stock in New BGC Partners, with identical rights to the applicable class of shares held prior to such merger. As a condition to such merger, we will have received an opinion of counsel, reasonably satisfactory to our Audit Committee, to the effect that such merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Cantor will indemnify us to the extent that we incur any material income taxes as a result of the transactions related to such merger.

Indemnification

In the separation agreement, Cantor agreed to indemnify BGC Partners OldCo and its affiliates and representatives, as well as the Opcos and BGC Holdings and each of their affiliates and representatives, from any breach of any covenant or agreement of Cantor contained in the separation agreement and any excluded asset or excluded liability.

In the separation agreement, BGC Partners OldCo agreed to indemnify Cantor, the Opcos and BGC Holdings and each of their affiliates and representatives from any breach of any covenant or agreement of BGC Partners OldCo contained in the separation agreement.

In the separation agreement, the Opcos agreed to indemnify Cantor, BGC Partners and BGC Holdings and their affiliates and representatives from any breach of any covenant or agreement of the Opcos made in the separation agreement and any transferred asset, transferred liability or any BGC business, and BGC Holdings agreed to indemnify Cantor and the Opcos and their affiliates and representatives from any breach of any covenant or agreement of BGC Holdings made in the separation agreement.

Any out-of-pocket actual liabilities suffered or incurred by a party related to certain litigation matters, including reasonable fees, costs or expenses of enforcing any indemnity, will be allocated to BGC Holdings (and allocated to the capital accounts of the limited partnership interests of BGC Holdings held by Cantor, the founding/working partners and the limited partnership unit holders (and not us) pursuant to the terms of the BGC Holdings limited partnership agreement) (see “—Amended and Restated BGC Holdings Limited Partnership Agreement—Distributions”).

The separation agreement specifies procedures with respect to claims subject to indemnification and related matters.

Employee Matters

In general, any employee engaged in the conduct of the BGC businesses immediately prior to the closing of the separation, except those employees employed by Cantor primarily in corporate or executive level functions, was transferred to BGC Partners OldCo. As promptly as practicable following each fiscal quarter, our management will provide a report to our Audit Committee specifying all of the founding partners who have been terminated by us. Our management will also give our Audit Committee notice prior to such termination if the capital account underlying the BGC Holdings founding partner interests held by a founding partner or, in the case of a series of related terminations, by a group of founding partners, exceeds $2.0 million on the date of termination.

Amendment

The separation agreement may be amended and modified only by a written agreement, signed by all parties to the separation agreement, provided that any amendment or modification will require prior written approval of the Audit Committee of BGC Partners.

Amended and Restated BGC Holdings Limited Partnership Agreement

On March 31, 2008, the limited partnership agreement of BGC Holdings was amended and restated and was further amended as of March 1, 2009, August 3, 2009, March 12, 2010, August 6, 2010, December 31, 2010, and September 9, 2011.

Management

BGC Holdings is managed by its general partner. We hold the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitles us to control BGC Holdings and to remove and appoint the general partner of BGC Holdings.

Under the BGC Holdings limited partnership agreement, we, as the BGC Holdings general partner, manage the business and affairs of BGC Holdings. However, Cantor’s consent is required for amendments to the BGC Holdings limited partnership agreement, to decrease distributions to BGC Holdings limited partners to less than 100% of net income received by BGC Holdings (other than with respect to selected extraordinary items as described above), to transfer any BGC U.S. or BGC Global partnership interests beneficially owned by BGC Holdings and to take any other actions that may adversely affect Cantor’s exercise of its co-investment rights to acquire BGC Holdings limited partnership interests, its right to purchase BGC Holdings founding partner interests and its right to exchange the BGC Holdings exchangeable limited partnership interests. Cantor’s consent is also required in connection with transfers of BGC Holdings limited partnership interests by other limited partners and the issuance of additional BGC Holdings limited partnership interests outside of the Participation Plan. As described below under “—Exchanges,” BGC Holdings founding partner interests are only exchangeable if Cantor so determines.

No working partner interests were issued at the time of the separation and merger. Any working partner interests that are issued will not be exchangeable with us unless otherwise determined by us with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

As described below under “—Exchanges,” the employee-owned partnership interests will only be exchangeable for our Class A common stock in accordance with the terms and conditions of the grant of such interests, which terms and conditions will be determined by the BGC Holdings general partner with the written consent of the BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

The BGC Holdings limited partnership agreement also provides that BGC Holdings, in its capacity as the general partner of each of BGC U.S. and BGC Global, requires Cantor’s consent to amend the terms of the BGC U.S. or BGC Global limited partnership agreements or take any other action that may interfere with Cantor’s exercise of its co-investment rights to acquire BGC Holdings limited partnership interests (and the corresponding investment in BGC U.S. and BGC Global by BGC Holdings) or its rights to exchange the BGC Holdings exchangeable limited partnership interests. Founding/working partners and limited partnership unit holders do not have any voting rights with respect to their ownership of BGC Holdings limited partnership interests, other than limited consent rights concerning amendments to the terms of the BGC Holdings limited partnership agreement.

Classes of Interests in BGC Holdings

As of October 19, 2011, BGC Holdings had the following outstanding interests:

•	a general partnership interest, which is held indirectly by us;

•	BGC Holdings exchangeable limited partnership interests, which are held by Cantor;

•	BGC Holdings founding partner interests, which are limited partnership interests held by founding partners;

•	BGC Holdings REU and AREU interests, which are limited partnership interests held by REU and AREU partners;

•	a special voting limited partnership interest, which is held by us and which entitles us to remove and appoint the general partner of BGC Holdings;

•	BGC Holdings working partner interests held by working partners;

•	BGC Holdings RPU and ARPU interests, which are a type of working partner interest held by RPU and ARPU partners; and

•	BGC Holdings PSI, APSI, PSU and APSU interests, which are types of working partner interests held by PSI, APSI, PSU and APSU partners.

REU, AREU, RPU, ARPU, PSI, APSI, PSU and APSU interests are collectively referred to as limited partnership units.

In February 2009, BGC Holdings was authorized to create a separate class of working partner units called RPUs in an amendment to the limited partnership agreement, which was further amended in October 2009. The RPUs have similar features to existing REU interests except that they provide for a minimum distribution of $0.005 per quarter. The RPUs also provide that if BGC Holdings were to be dissolved, the obligation to provide Post-Termination Payments to terminated partners holding RPUs is cancelled. The 15% cap on distributions which had been a feature of the RPUs was also eliminated. Further amendments to the limited partnership agreement of BGC Holdings were also authorized to amend future and existing classes of partnership interests to create separate classes.

In March 2010, the Amended and Restated BGC Holdings, L.P. limited partnership agreement was further amended by its general partner and Cantor to create two new types of working partner units, PSUs and PSIs. PSUs and PSIs are identical to REUs and RPUs, respectively, except that they have no associated post-termination payments. These new units are used by us for compensatory grants, compensation modifications, redemptions of partnership interests and other purposes.

On August 6, 2010, the BGC Holdings limited partnership agreement was amended to revise the definition of the “Cantor Group” to mean Cantor and its subsidiaries (other than BGC Holdings and its subsidiaries or any member of the BGC Partners Group (as defined in the BGC Holdings limited partnership agreement)), Mr. Lutnick and/or any of his immediate family members as so designated by Mr. Lutnick and any trusts or other entities controlled Mr. Lutnick. In addition, in the event that BGC Holdings redeems any of its outstanding units, the Audit Committee of the Board of Directors of the Company on August 6, 2010 authorized management to sell to the new members of the Cantor Group exchangeable units equal in number to such redeemed units at a price per exchangeable unit to be determined based on the average daily or monthly closing price of the Class A common stock.

During March 2010, we began a global partnership redemption and compensation restructuring program to enhance our employment arrangements by leveraging our unique partnership structure. Under this program, participating partners generally agree to extend the lengths of their employment agreements, to accept a larger portion of their compensation in partnership units and to other contractual modifications sought by us. Also as part of this program, we redeemed limited partnership interests for cash and/or other units and granted exchangeability to certain units. At the same time, we sold shares of Class A common stock under our controlled equity offerings. Additionally, during 2010, we completed a global compensation restructuring related to the modification of pre-merger contractual arrangements which accelerated the amortization of the associated deferred compensation expense.

On December 31, 2010, the BGC Holdings limited partnership agreement was further amended to make certain changes to the definitions of bankruptcy and termination under the agreement in accordance with applicable law. In February 2011, the Audit Committee further authorized management to amend the BGC Holdings limited partnership agreement to provide for the creation of new partnership units similar to existing REUs, RPUs, PSUs and PSI which would contain a provision eliminating allocations and distributions on such units until particular conditions are met.

On March 15, 2011, the BGC Holdings limited partnership agreement was amended to provide that (i) where either current, terminating, or terminated partners are permitted by the Company to exchange any portion of their founding partner units and Cantor consents to such exchangeability, the Company shall offer to Cantor the opportunity for Cantor to purchase the same number of new exchangeable limited partnership interests in BGC Holdings at the price that Cantor would have paid for the founding partner units had the Company redeemed them; and (ii) the exchangeable limited partnership interests to be offered to Cantor pursuant to (i) would be subject to, and granted in accordance with, applicable laws, rules and regulations then in effect.

On September 9, 2011, the BGC Holdings limited partnership agreement was further amended effective April 1, 2011 principally to create new classes of partnership units in order to provide flexibility to the Company and the partnership in using units in connection with compensation arrangements and acquisitions. This Amendment created five new classes of units in the Partnership, all of which are considered Working Partner Units. Four new units, AREUs, ARPUs, APSUs, and APSIs, are identical in all respects to existing REUs, RPUs, PSUs and PSIs, respectively, for all purposes under the Partnership Agreement, except that (i) until any related distribution conditions specified in the applicable award agreement are met, if ever, only net losses shall be allocable with respect to such units; and (ii) no distributions shall be made until such distribution conditions are met. The other new unit, the PSE, is identical in all respects to existing PSUs for all purposes under the Partnership Agreement, except that (x) PSEs shall require minimum distributions of no less than $0.015 per fiscal quarter; and (y) such distributions may be delayed for up to four quarters in the discretion of the General Partner.

For a description of the exchange rights and obligations, see “—Exchanges.” No BGC Holdings founding partner interests will be issued after the merger. The BGC Holdings founding/working partner interests held by founding/working partners are designated in various classes, reflecting in general the terms of classes of units that the founding partners previously held in Cantor. See “—Distributions—Classes of Founding/Working Partner Interests.”

The aggregate number of authorized BGC Holdings units is 600 million, and in the event that the total number of authorized BGC U.S. units under the BGC U.S. limited partnership agreement is increased or decreased after March 31, 2008, the total number of authorized BGC Holdings units will be correspondingly increased or decreased by the same number by the general partner so that the number of authorized BGC Holdings units equals the number of authorized BGC U.S. units.

Any authorized but unissued BGC Holdings units may be issued:

•	pursuant to the contribution and the separation;

•

to Cantor and members of the Cantor group, in connection with a reinvestment in BGC Holdings as described in “—Separation Agreement—Reinvestments in the Opcos; Co-Investment Rights; Distributions to Holders of Our Common Stock”;

•

with respect to BGC Holdings founding/working partner interests, to an eligible recipient, which means any limited partner or member of the Cantor group or any affiliate, employee or partner thereof, in each case as directed by a BGC Holdings exchangeable limited partner majority in interest (provided that such person or entity is not primarily engaged in a business that competes with BGC Holdings or its subsidiaries);

•	as otherwise agreed by us, as general partner, and a BGC Holdings exchangeable limited partner interest majority in interest

•

pursuant to the Participation Plan (as described in “—Separation Agreement—Reinvestments in the Opcos; Co-Investment Rights; Distributions to Holders of Our Common Stock” and “—BGC Holdings Participation Plan”);

•	to any then-current founding/working partner or limited partnership unit holder pursuant to the BGC Holdings limited partnership agreement;

•	to any BGC Holdings partner in connection with a conversion of an issued unit and interest into a different class or type of unit and interest; and

•

to Cantor in the event of a termination or bankruptcy of a founding/working partner or limited partnership unit holder or the redemption of a founding/working partner interest or limited partnership unit holder pursuant to the BGC Holdings limited partnership agreement.

Exchanges

After March 31, 2009, the first anniversary of the completion of the separation, the BGC Holdings limited partnership interests held by Cantor became exchangeable with us for Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Class B common stock, Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). Cantor was entitled to exchange up to an aggregate of 20 million of its BGC Holdings limited partnership interests prior to March 31, 2009, the first anniversary of the completion of the separation, for shares of Class A common stock in connection with a broad-based public offering, including all shares of Class A common stock received upon such exchange, underwritten by a nationally recognized investment banking firm. In addition, prior to the merger, a portion of the BGC Holdings founding partner interests held by Mr. Lynn and two other individuals who are employed by one or more of our affiliates, were sold to Cantor for cash, and the aggregate net proceeds of such sales were used as described in “—Repayment of Existing Loans and Required Capital Contributions.” Upon acquiring such BGC Holdings founding partner interests from these select persons, Cantor exchanged them for equity interests in BGC Partners on a one-for-one basis, and prior to the merger, BGC Partners redeemed such BGC Partners equity interests from Cantor for cash equal to the amount paid by Cantor to the select persons in respect of such interests. See “—Repayment of Existing Loans and Required Capital Contributions.”

The BGC Holdings limited partnership interests that Cantor transferred to founding partners in connection with the redemption of their current limited partnership interests in Cantor at the time of the separation are not exchangeable with us unless (1) Cantor reacquires such interests from BGC Holdings upon termination or bankruptcy of the founding partners or redemption of their units (which it has the right to do under certain circumstances), in which case such interests will be exchangeable with BGC Partners for Class A common stock or Class B common stock as described above or (2) Cantor determines that such interests can be exchanged by such founding partners with us for Class A common stock, generally on a one-for-one basis (subject to customary anti-dilution adjustments), on terms and conditions to be determined by Cantor, provided that the terms and conditions of such exchange cannot in any way diminish or adversely affect our rights or rights of our subsidiaries (it being understood that an obligation by BGC Partners to deliver shares of Class A common stock upon exchange will not be deemed to diminish or adversely affect the rights of us or our subsidiaries) (which exchange of certain interests Cantor expects to permit from time to time). Once a BGC Holdings founding partner interest becomes exchangeable, such founding partner interest is automatically exchanged for our Class A common stock upon termination or bankruptcy of such partner or upon redemption by BGC Holdings.

In particular, the BGC Holdings founding partner interests that Cantor has provided are exchangeable with us for our Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments), in accordance with the terms of the BGC Holdings limited partnership agreement, as follows:

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20% of the BGC Holdings founding partner interests held by each founding partner (other than Messrs. Amaitis and Lynn) became exchangeable upon the closing of the merger, with one-third of the shares receivable by such BGC Holdings founding partner upon a full exchange becoming saleable on each of the first, second and third anniversaries of the closing of the merger (subject to acceleration), subject to applicable law;

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(1) the 3,160,215 BGC Holdings founding partner interests held by Mr. Amaitis at the closing of the merger became exchangeable at various points following upon the closing of the merger. Exchangeability was accelerated in connection with Mr. Amaitis’ donation of an aggregate of 1,600,439 shares in connection with the 2008 and 2010 Charity Day as well as at other times.

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(1) 600,000 of the 2,515,898 BGC Holdings founding partner interests held by Mr. Lynn at the closing of the merger became exchangeable upon the closing of the merger, (2) 40% of such BGC Holdings founding partner interests (less the 600,000 BGC Holdings founding partner interests referred to in clause (1) and any other interests or shares of Class A common stock that Mr. Lynn is otherwise eligible to exchange or sell or has sold for any reason, including, without limitation, in connection with any grant of additional interests or stock options (collectively, the “Lynn applicable shares”)) will become exchangeable on the second anniversary of the closing of the merger, (3) 50% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the third anniversary of the closing of the merger, (4) 60% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the fourth anniversary of the closing of the merger, (5) 70% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the fifth anniversary of the closing of the merger, (6) 80% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the sixth anniversary of the closing of the merger, (7) 90% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the seventh anniversary of the closing of the merger, and (8) 100% of such BGC Holdings founding partner interests (less the Lynn applicable shares) will become exchangeable on the eighth anniversary of the closing of the merger (and any exchange of founding partner interests by Mr. Lynn will be subject to the terms and conditions of the BGC Holdings limited partnership agreement and the Lynn letter agreement), with the shares received by Mr. Lynn upon exchange being immediately saleable, subject to applicable law. Mr. Lynn exchanged 500,000 shares in February 2010, which shares were repurchased by the Company in March 2010. In December 2010, the Compensation Committee accelerated exchangeability of the last three tranches of such units (754,770 units) and BGC redeemed 350,000 of such units for $8.3692 per unit.

Further, the Company provides exchangeability for partnership units under other circumstances in connection with compensation, acquisitions and investments, including as follows:

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On April 1, 2010, BGC Holdings issued an aggregate of $150 million principal amount of 8.75% Convertible Senior Notes due 2015 (the “BGC Holdings Notes”) in a private placement transaction to Cantor. On April 1, 2010, BGC Holdings lent the proceeds from the issuance of the BGC Holdings Notes to us in exchange for $150 million principal amount of 8.75% Convertible Senior Notes due

2015 (the “convertible notes”) on substantially the same economic terms as the BGC Holdings Notes. These notes are exchangeable and convertible as follows: The BGC Holdings Notes held by Cantor are (i) exchangeable for a like principal amount of convertible notes held by BGC Holdings, or (ii) convertible into an aggregate of 22,275,230 BGC Holdings exchangeable limited partnership units. The BGC Holdings exchangeable limited partnership units are themselves exchangeable on a one-for-one basis for shares of Class A common stock. The convertible notes are convertible into an aggregate of 22,275,230 shares of Class A common stock. In connection with the issuance of the convertible notes, we entered into a registration rights agreement with Cantor, dated April 1, 2010, pursuant to which holders of the convertibles notes and the shares of Class A common stock issuable upon conversion of the convertible notes have registration rights.

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The granting of exchangeability of certain BGC Holdings units into shares of our Class A common stock in connection with (i) our partnership redemption and compensation program, (ii) other incentive compensation arrangements, and (iii) business combination transactions.

BGC Holdings Exchangeable Limited Partnership Interests

Any working partner interests that are issued will not be exchangeable with us unless we otherwise determine with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

The limited partnership units will only be exchangeable for Class A common stock in accordance with the terms and conditions of the grant of such limited partnership units, which terms and conditions will be determined in our sole discretion, as the general partner of BGC Holdings, with the written consent of the BGC Holdings exchangeable limited partnership interest majority in interest with respect to the grant of any exchange right, in accordance with the terms of the BGC Holdings limited partnership agreement.

The one-for-one exchange ratio between BGC Holdings units and Class B common stock and Class A common stock will not be adjusted to the extent that we have made a dividend, subdivision, combination, distribution or issuance to maintain the BGC Partners ratio pursuant to a reinvestment by BGC Partners or its subsidiaries pursuant to its reinvestment right.

Upon our receipt of any BGC Holdings exchangeable limited partnership interest or BGC Holdings founding partner interest, BGC Holdings REU interest or BGC Holdings working partner interest that is exchangeable, pursuant to an exchange, such interest being so exchanged will cease to be outstanding and will be automatically and fully cancelled, and such interest will automatically be designated as a BGC Holdings regular limited partnership interest, will have all rights and obligations of a holder of BGC Holdings regular limited partnership interests and will cease to be designated as a BGC Holdings exchangeable interest or BGC Holdings founding partner interest, BGC Holdings REU interest or BGC Holdings working partner interest that is exchangeable, and will not be exchangeable.

With each exchange, our indirect interest in BGC U.S. and BGC Global will proportionately increase, because immediately following an exchange, BGC Holdings will redeem the BGC Holdings unit so acquired for the BGC U.S. limited partnership interest and the BGC Global limited partnership interest underlying such BGC Holdings unit. The acquired BGC U.S. limited partnership interest and BGC Global limited partnership interest will be appropriately adjusted to reflect the impact of certain litigation matters and the intention of the parties to the BGC Holdings limited partnership agreement for BGC Holdings (and not BGC Partners) to realize the economic benefits and burdens of such potential claims.

In addition, upon a transfer of a BGC Holdings exchangeable limited partnership interest that is not permitted by the BGC Holdings limited partnership agreement (see “—Transfers of Interests”), such interest will cease to be designated as a BGC Holdings exchangeable limited partnership interest and will automatically be designated as a regular limited partnership interest.

In the case of an exchange of an exchangeable limited partnership interest or a founding partner interest (or portion thereof), the aggregate capital account of the BGC Holdings unit so exchanged will equal a pro rata portion of the total aggregate capital account of all exchangeable limited partnership units and founding partner units then outstanding, reflecting the portion of all such exchangeable limited partnership units and founding partner units then outstanding represented by the units so exchanged. The aggregate capital account of such exchanging partner in such partner’s remaining exchangeable limited partnership units and/or founding partner units will be reduced by an equivalent amount. If the aggregate capital account of such partner is insufficient to permit such a reduction without resulting in a negative capital account, the amount of such insufficiency will be satisfied by reallocating capital from the capital accounts of the exchangeable limited partners and the founding partners to the capital account of the units so exchanged, pro rata based on the number of units underlying the outstanding exchangeable limited partnership interests and the founding partner interests or based on other factors as determined by a BGC Holdings exchangeable limited partnership interest majority in interest.

In the case of an exchange of an REU interest or working partner interest or portion thereof, the aggregate capital account of the BGC Holdings units so exchanged will equal the capital account of the REU interest or working partner interest (or portion thereof), as the case may be, represented by such BGC Holdings units.

We agreed to reserve, out of our authorized but unissued BGC Partners Class B common stock and BGC Partners Class A common stock, a sufficient number of shares of BGC Partners Class B common stock and BGC Partners Class A common stock solely to effect the exchange of all then outstanding BGC Holdings exchangeable limited partnership interests, the BGC Holdings founding/working partner interests, if exchangeable, and BGC Holdings limited partnership units, if exchangeable, into shares of BGC Partners Class B common stock or BGC Partners Class A common stock pursuant to the exchanges (subject, in the case of BGC Partners Class B common stock, to the maximum number of shares authorized but unissued under BGC Partners’ certificate of incorporation as then in effect) and a sufficient number of shares of BGC Partners Class A common stock to effect the exchange of shares of BGC Partners Class B common stock issued or issuable in respect of exchangeable BGC Holdings limited partnership interests. We have agreed that all shares of BGC Partners Class B common stock and BGC Partners Class A common stock issued in an exchange will be duly authorized, validly issued, fully paid and non-assessable and will be free from pre-emptive rights and free of any encumbrances.

Partnership Enhancement Program

During March 2010, we began a global partnership redemption and compensation restructuring program to enhance our employment arrangements by leveraging our unique partnership structure. Under this program, participating partners generally agree to extend the lengths of their employment agreements, to accept a larger portion of their compensation in partnership units and to other contractual modifications sought by us. Also as part of this program, we redeemed limited partnership interests for cash and/or other units and granted exchangeability to certain units. At the same time, we sold shares of Class A common stock under our controlled equity offering. Additionally, during the twelve months ended December 31, 2010, we completed a global compensation restructuring related to the modification of pre-merger contractual arrangements which accelerated the amortization of the associated deferred compensation expense. In connection with the global partnership redemption and compensation program, we granted exchangeability on 6.8 million limited partnership units for the twelve months ended December 31, 2010. In addition, during the twelve months ended December 31, 2010, as part of our redemption and compensation program, we redeemed approximately 5.9 million limited partnership units at an average price of $5.89 per share and approximately 4.0 million founding partner units for an average price of $6.23 per share. In connection with the restructuring, Cantor agreed to grant exchangeability on certain founding partner units.

We are continuing our global program in 2011 whereby partners redeem their REUs or RPUs in exchange for PSUs or PSIs and receive exchangeability or cash for certain of their limited partnership units and, in many cases, a modification or extension of their employment arrangements.

In connection with the program, through the month of September 2011, the Company granted exchangeability to 7.6 million limited partnership units and 1.9 million founding/working partner units.

On July 5, 2011, BGC Holdings assigned its obligation to redeem these same 901,673 exchangeable limited partnership units and these 294,628 exchangeable founding/working partner units to a new non-executive employee of the Company who transferred to the Company from Cantor and wanted to make an investment in BGC Holdings in connection with his new position. The amount that the purchasing employee paid for each unit was approximately $8.36, which was the volume weighted-average sales price per share of the Company’s Class A common stock during May 2011, less 2%, for an aggregate purchase price of $10.0 million. Cantor approved the grant of exchange rights to founding partner units in connection with the program, as well as the sale of the exchangeable founding partner units to the new employee. Certain of the selling partners will be expected to use the proceeds from the sale of their exchangeable units to the new employee to repay any outstanding loans to, or credit enhanced by, Cantor.

The purchase of the exchangeable units by the new employee was funded in part by an $8.0 million bridge loan from Cantor. The Company and Cantor expect the Cantor bridge loan will be replaced as soon as practicable by third-party financing, which Cantor will guarantee in part and/or pursuant to which the units and/or shares underlying the units will be pledged. The bridge loan carries an interest rate of 3.79% per annum and is payable on demand. The Company also made a $440,000 loan to the employee. The Company loan is payable on demand and bears interest at the higher of 3.27% per annum or the three-month LIBOR rate plus 2.25%, as adjusted quarterly.

We may use or contribute a portion of the net proceeds from sales of our shares under our controlled equity offerings to purchase limited partnership interests of BGC Holdings or other equity interests of our subsidiaries from Cantor, our executive officers, other employees, partners and others. As of October 19, 2011, the Company sold an aggregate of 1,739,910 shares of Class A common stock under the September 2011 Sales Agreement (see “—Controlled Equity Offerings/Payment of Commissions to Cantor”) for aggregate net proceeds of $11.3 million.

Distributions

General

The profit and loss of BGC U.S. and BGC Global are generally allocated based on the total number of BGC U.S. units and BGC Global units outstanding, other than in the case of certain litigation matters, the impact of which would be allocated to the BGC U.S. and BGC Global partners who are members of the BGC Holdings group as described in “—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global.” The profit and loss of BGC Holdings are generally allocated based on the total number of BGC Holdings units outstanding, other than the impact of certain litigation matters, which will be allocated to the BGC Holdings partners who are members of the Cantor group, or who are founding/working partners or limited partnership unit holders. The minimum distribution for each RPU interest is $0.005 per quarter.

BGC Holdings distributes to holders of the BGC Holdings limited partnership interests (subject to the allocation of certain litigation matters, to BGC Holdings partners who are members of the Cantor group, or who are founding/working partners or who are limited partnership unit holders (and not to us)):

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with respect to partners who are members of the Cantor group and the founding/working partners, on or prior to each estimated tax due date (the 15th day of each April, June, September and December in the case of a partner that is not an individual, and the 15th day of each April, June, September and January in the case of a partner who is an individual), such partner’s estimated proportionate quarterly tax distribution for such fiscal quarter; and

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as promptly as practicable after the end of each fiscal quarter, an amount equal to the excess, if any, of (a) the net positive cumulative amount allocated to such partner’s capital account pursuant to the BGC Holdings limited partnership agreement, over (b) the amount of any prior distributions to such partner.

Pursuant to the terms of the BGC Holdings limited partnership agreement, distributions by BGC Holdings to its partners may not be decreased below 100% of net income received by BGC Holdings from BGC U.S. and BGC Global (other than with respect to selected extraordinary items with respect to founding/working partners or limited partnership unit holders, such as the disposition directly or indirectly of partnership assets outside of the ordinary course of business) unless we determine otherwise, subject to Cantor’s consent (as the holder of the BGC Holdings exchangeable limited partnership interest majority in interest). The BGC Holdings general partner, with the consent of Cantor, as the holder of the BGC Holdings exchangeable limited partnership interest majority in interest, may direct BGC Holdings to distribute all or part of any amount distributable to a founding/working partner or a limited partnership unit holder in the form of a distribution of publicly traded shares, including shares of any capital stock of any other entity if such shares are listed on any national securities exchange or included for quotation in any quotation system in the United States, which we refer to as “publicly traded shares,” or in other property.

In addition, the BGC Holdings general partner, with the consent of Cantor, as holder of a majority of the BGC Holdings exchangeable limited partnership interests, in its sole and absolute discretion, may direct BGC Holdings, upon a founding/working partner’s or a limited partnership unit holder’s death, retirement, withdrawal from BGC Holdings or other full or partial redemption of BGC Holdings units, to distribute to such partner (or to his or her personal representative, as the case may be) a number of publicly traded shares or an amount of other property that BGC Holdings general partner determines is appropriate in light of the goodwill associated with such partner and his, her or its BGC Holdings units, such partner’s length of service, responsibilities and contributions to BGC Holdings and/or other factors deemed to be relevant by BGC Holdings general partner. Any such distribution of publicly traded shares or other property to a partner as described in the prior sentence will result in a net reduction in such partner’s capital account and adjusted capital account, unless otherwise determined by BGC Holdings general partner in its sole and absolute discretion, provided that any gain recognized as a result of such distribution will not affect such partner’s adjusted capital account, unless otherwise determined by both the BGC Holdings general partner and Cantor.

The separation agreement and the BGC Holdings limited partnership agreement, however, provide that any and all items of income, gain, loss or deduction resulting from certain specified items allocated entirely to the capital accounts of the limited partnership interests in BGC U.S. and BGC Global held by BGC Holdings will be allocated entirely to the capital accounts of BGC Holdings limited partnership interests held by its founding/working partners, its limited partnership unit holders and Cantor as described below under “—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global—Distributions.” In addition, in the discretion of the BGC Holdings general partner, distributions with respect to selected extraordinary transactions, as described below, may be withheld from the founding/working partners and the limited partnership unit holders and distributed over time subject to the satisfaction of conditions set by us, as the general partner of BGC Holdings, such as continued service to us. See “—Redemption of BGC Holdings Founding/Working Partner Interests and Limited Partnership Interests.” These distributions that may be withheld relate to income items from non-recurring events, including, without limitation, items that would be considered “extraordinary items” under U.S. GAAP and recoveries with respect to claims for expenses, costs and damages (excluding any recovery that does not result in monetary payments to BGC Holdings) attributable to extraordinary events affecting BGC Holdings (such events may include, unless otherwise determined by the BGC Holdings general partner, any disposition, directly or indirectly (including deemed sales), of capital stock of any affiliate owned by BGC Holdings, whether or not recurring in nature). The BGC Holdings general partner may also deduct from these withheld amounts all or a portion of any extraordinary expenditures from non-recurring events that it determines are to be treated as extraordinary expenditures, including, without limitation, any distribution or other payment (including a redemption payment) to a BGC Holdings partner, the purchase price or other cost of acquiring any asset, any other non-recurring expenditure of BGC Holdings, items that would be considered “extraordinary items” under U.S. GAAP, and expenses, damages or costs attributable to extraordinary events affecting BGC Holdings (including actual, pending or threatened litigation). Any amounts that are withheld from distribution and forfeited by the founding/working partners and the limited partnership unit holders with respect to such extraordinary transactions will be distributed to Cantor in respect of the BGC Holdings limited partnership interests held by Cantor.

No partner may charge or encumber its BGC Holdings limited partnership interest or otherwise subject such interest to any encumbrance, except those created by the BGC Holdings limited partnership agreement. However, a BGC Holdings exchangeable limited partner may encumber its BGC Holdings exchangeable limited partnership interest in connection with any bona fide bank financing transaction.

Classes of Founding/Working Partner Interests and Limited Partnership Units

Founding/working partners currently hold five classes of BGC Holdings units underlying such partner’s BGC Holdings founding partner interests and BGC Holdings working partner interests, respectively: High Distribution, High Distribution II, High Distribution III, High Distribution IV, and Grant. In addition, there are separate classes of working partner interests called RPUs, PSUs, and PSIs and there are limited partnership units called REUs. In addition, effective April 1, 2011, five new units were created. AREUs, ARPUs, APSUs and APSI are identical in all respects to existing REUs, RPUs, PSU and PSI, respectively, except that (i) until any related distribution conditions specified in the applicable award agreement are met, if ever, only net losses shall be allocable with respect to such units; and (ii) no distributions shall be made until such distribution conditions are met. The other new unit, the PSE, is identical in all respects to existing PSUs, except that (x) PSEs shall require minimum distributions of no less than $0.015 per fiscal quarter; and (y) such distributions may be delayed for up to four quarters in the discretion of the General Partner. The term “limited partnership units” is generally used to refer to REUs, AREUs, RPUs, ARPUs, PSUs, APSUs, PSIs and APSIs.

In general, the rights and obligations of founding/working partners with respect to their BGC Holdings units are similar, but not identical, to the rights and obligations of the founding partners, prior to the separation and merger, as limited partners in Cantor with respect to their Cantor units. See “Risk Factors—Risks Related to our Business.” The impact of the separation and merger on the founding partners, limited partnership unit holders and future working partners may adversely affect our ability to retain, recruit and motivate these persons. Each class of BGC Holdings units held by founding/working partners generally entitles the holder to receive a pro rata share of the distributions of income received by BGC Holdings. See “—Distributions.” High Distribution II and High Distribution III units differ from High Distribution units, however, in that holders of High Distribution II and High Distribution III units paid at their original issuance, or the original issuance of their predecessor interests in Cantor, only a portion (generally approximately 20% in the case of High Distribution II Units and 14.3% in the case of High Distribution III Units) of the amount that would have been paid by a holder of a High Distribution unit as of that date, with the remaining amount (increased by a stated rate), which we refer to as a “HD II Account Obligation” or “HD III Account Obligation,” as applicable, paid, on a stated schedule (generally four years in the case of High Distribution II units and seven years in the case of High Distribution III units). With respect to High Distribution II Units and High Distribution III Units issued in redemption of similar units in Cantor, the applicable HD II Account Obligation or HD III Account Obligation will be paid to Cantor rather than to BGC Holdings. High Distribution IV units differ from High Distribution units in that holders of High Distribution IV units are entitled to receive an additional payment following redemption, as described in “—Redemption of BGC Holdings Founding/Working Partner Interests and Limited Partnership Units.” Grant Units and Matching Grant Units differ from the other classes of BGC Holdings units in the calculation and the compensatory tax treatment of amounts payable upon redemption of such units.

With respect to the limited partnership units, each grant of REUs or AREUs will have associated with it an “REU post-termination amount” or an “AREU post-termination amount” which represents an amount payable to the REU or AREU holder upon redemption of such units. A partner’s entitlement to the REU or AREU post-termination amount will vest ratably over three years or according to such schedule as determined by BGC Holdings at the time of grant. In lieu of paying all or a portion of the REU or AREU post-termination amount, BGC Holdings may cause the REUs or AREUs held by a redeemed partner to be automatically exchanged for shares of BGC Partners Class A common stock at the applicable exchange ratio.

The value of such shares may be more or less than the applicable post-termination amount. These payments of cash and/or shares are conditioned on the former REU or AREU holder not violating his or her partner obligations or engaging in any competitive activity prior to the date such payments are made, and are subject to reduction if any losses are allocated to such REUs or AREUs. From time to time, the terms of specific grants of REUs or AREUs will vary, which variations may include limitations on the income or distributions and may also provide for exchangeability at an identified time or upon the occurrence of certain conditions. RPUs and APSUs have similar features to existing REU and AREU interests except that (i) they provide for a minimum distribution of $0.005 per quarter and (ii) they provide that if BGC Holdings were to be dissolved, the obligation to provide Post-Termination Payments to terminated partners holding RPUs or ARPUs is cancelled. PSUs, APSUs, PSIs and APSIs are similar to REUs, AREUs, RPUs and ARPUs, respectively, except that they do not have post-termination payments.

Partner Obligations

Each of the founding/working partners and each of the limited partnership unit holders are subject to certain partner obligations, which we refer to as “partner obligations.” The partner obligations constitute an undertaking by each of the founding/working partners and each of the limited partnership unit holders that they have a duty of loyalty to BGC Holdings and that, during the period from the date on which a person first becomes a partner through the applicable specified period following the date on which such partner ceases, for any reason, to be a partner, not to, directly or indirectly (including by or through an affiliate):

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breach a founding/working partner’s or limited partnership unit holder’s, as the case may be, duty of loyalty to BGC Holdings, through the four-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or limited partnership unit holder;

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engage in any activity of the nature set forth in clause (1) of the definition of the competitive activity (as defined below) through the two-year period following the date on which such partner ceases for any reason to be a founding/working partner or limited partnership unit holder;

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engage in any activity of the nature set forth in clauses (2) through (5) of the definition of competitive activity (as defined below) or take any action that results directly or indirectly in revenues or other benefit for that founding/working partner or limited partnership unit holder or any third party that is or could be considered to be engaged in any activity of the nature set forth in clauses (2) through (5) of the definition of competitive activity, except as otherwise agreed to in writing by BGC Holdings general partner, in its sole and absolute discretion, for the one-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or limited partnership unit holder;

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make or participate in the making of (including through the applicable partner’s or any of his, her or its affiliates, respective agents or representatives) any comments to the media (print, broadcast, electronic or otherwise) that are disparaging regarding BGC Partners or the senior executive officers of BGC Partners or are otherwise contrary to the interests of BGC Partners as determined by the BGC Holdings general partner in its sole and absolute discretion, for the four-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or a limited partnership unit holder, as the case may be;

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except as permitted with respect to corporate opportunities and fiduciary duties in the BGC Holdings limited partnership agreement (see “—Corporate Opportunity; Fiduciary Duty”) take advantage of, or provide another person with the opportunity to take advantage of, a BGC Partners “corporate opportunity” (as such term would apply to BGC Holdings if it were a corporation) including opportunities related to intellectual property, which for this purpose requires granting BGC Partners a right of first refusal to acquire any assets, stock or other ownership interest in a business being sold by any partner or affiliate of such partner if an investment in such business would constitute a “corporate opportunity” (as such term would apply to BGC Holdings if it were a corporation), that has not been presented to and rejected by BGC Partners or that BGC Partners rejects but reserves for possible further action by BGC Partners in writing, unless otherwise consented to by BGC Holdings general partner in writing in its sole and absolute discretion, for a four-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or a limited partnership unit holder, as the case may be; or

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otherwise take any action to harm, that harms or that reasonably could be expected to harm, BGC Partners for a four-year period following the date on which a founding/working partner or a limited partnership unit holder, as the case may be, ceases, for any reason, to be a founding/working partner or a limited partnership unit holder, as the case may be, including any breach of its confidentiality obligations.

A founding/working partner or limited partnership unit holder is considered to have engaged in a “competitive activity” if such partner (including by or through his, her or its affiliates), during the applicable restricted period, which we collectively refer to as the “competitive activities”:

(1)	directly or indirectly, or by action in concert with others, solicits, induces, or influences, or attempts to solicit, induce or influence, any other partner, employee or consultant of Cantor, BGC Partners or any member of the Cantor group or affiliated entity to terminate their employment or other business arrangements with Cantor, BGC Partners or any member of the Cantor group or affiliated entity, or to engage in any competing business (as defined below) or hires, employs, engages (including as a consultant or partner) or otherwise enters into a competing business with any such person;

(2)	solicits any of the customers of Cantor, BGC Partners or any member of the Cantor group or affiliated entity (or any of their employees), induces such customers or their employees to reduce their volume of business with, terminate their relationship with or otherwise adversely affect their relationship with, Cantor, BGC Partners or any member of the Cantor group or affiliated entity;

(3)	does business with any person who was a customer of Cantor, BGC Partners or any member of the Cantor group or affiliated entity during the 12-month period prior to such partner becoming a terminated or bankrupt partner if such business would constitute a competing business;

(4)	directly or indirectly engages in, represents in any way, or is connected with, any competing business, directly competing with the business of Cantor, BGC Partners or any member of the Cantor group or affiliated entity, whether such engagement will be as an officer, director, owner, employee, partner, consultant, affiliate or other participant in any competing business; or

(5)	assists others in engaging in any competing business in the manner described in the foregoing clause (4).

“Competing business” means an activity that (a) involves the development and operations of electronic trading systems, (b) involves the conduct of the wholesale or institutional brokerage business, (c) consists of marketing, manipulating or distributing financial price information of a type supplied by Cantor, BGC Partners, or any member of the Cantor group or affiliated entity to information distribution services or (d) competes with any other business conducted by Cantor, BGC Partners, any member of the Cantor group or affiliated entity if such business was first engaged in by Cantor or BGC Partners took substantial steps in anticipation of commencing such business and prior to the date on which such founding/working partner or limited partnership unit holder, as the case may be, ceases to be a founding/working partner or limited partnership unit holder, as the case may be.

Notwithstanding anything to the contrary, and unless Cantor determines otherwise, none of such partner obligations apply to any founding/working partner or limited partnership unit holder that is also a Cantor company or any of its affiliates or any partner or member of a Cantor company or any of its affiliates. Such partners are exempt from these partner obligations.

The determination of whether a founding/working partner or limited partnership unit holder has breached his or her partner obligations will be made in good faith by the BGC Holdings general partner in its sole and absolute discretion, which determination will be final and binding. If a founding/working partner or a limited partnership unit holder breaches his, her or its partner obligations, then, in addition to any other rights or remedies that the BGC Holdings general partner may have, and unless otherwise determined by the BGC Holdings general partner in its sole and absolute discretion, BGC Holdings will redeem all of the units held by such partner for a redemption price equal to their base amount, and such partner will have no right to receive any further distributions, or payments of cash, stock or property, to which such partner otherwise might be entitled.

Any founding/working partner or limited partnership unit holder, as the case may be, that breaches his or her partner obligations is required to indemnify BGC Holdings for and pay any resulting attorneys’ fees and expenses, as well as any and all damages resulting from such breach. In addition, upon breach of the BGC Holdings limited partnership agreement by or the termination or bankruptcy of a founding/working or a limited partnership unit holder, as the case may be, that is subject to the partner obligations, or if any such partner owes any amount to BGC Holdings or to any affiliated entity or fails to pay any amount to any other person with respect to which amount BGC Holdings or any affiliated entity is a guarantor or surety or is similarly liable (in each case whether or not such amount is then due and payable), BGC Holdings has the right to set off the amount that such partner owes to BGC Holdings or any affiliated entity or any such other person under any agreement or otherwise and the amount of any cost or expense incurred or projected to be incurred by BGC Holdings in connection with such breach, such termination or bankruptcy or such indebtedness (including attorneys’ fees and expenses and any diminution in value of any BGC Holdings assets and including in each case both monetary obligations and the fair market value of any non-cash item and amounts not yet due or incurred) against any amounts that it owes to such partner under the BGC Holdings limited partnership agreement or otherwise, or to reduce the capital account, the base amount and/or the distributions (quarterly or otherwise) of such partner by any such amount.

A founding/working partner or a limited partnership unit holder, as the case may be, will become a terminated partner upon (a) the actual termination of the employment of such partner, so that such partner is no longer an employee of BGC U.S., BGC Global or any affiliated entity, with or without cause by the employer, by such partner or by reason of death, (b) the termination by the BGC Holdings general partner, which may occur without the termination of a partner’s employment, of such partner’s status as a partner by reason of a determination by the BGC Holdings general partner that such partner has breached the BGC Holdings limited partnership agreement or that such partner has ceased to provide substantial services to BGC Holdings or any affiliated entity, even if such cessation is at the direction of BGC Holdings or any affiliated entity or (c) ceasing to be a partner for any reason. With respect to a corporate or other entity partner, such partner will also be considered terminated upon the termination of the beneficial owner, grantor, beneficiary or trustee of such partner.

A founding/working partner or a limited partnership unit holder, as the case may be, will become a bankrupt partner upon (a) making an assignment for the benefit of creditors, (b) filing a voluntary petition in bankruptcy, (c) the adjudication of such partner as bankrupt or insolvent, or the entry against such partner of an order for relief in any bankruptcy or insolvency proceeding; provided that such order for relief or involuntary proceeding is not stayed or dismissed within 120 days, (d) the filing by such partner of a petition or answer seeking for himself, herself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy statute, law or regulation, (e) the filing by such partner of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of that nature or (f) the appointment of or seeking of the appointment of (in each case by any person) a trustee, receiver or liquidator of it or of all or any substantial part of the properties of such founding/working partner. With respect to a corporate founding/working partner, bankruptcy will also include the occurrence of any of the foregoing events with respect to the beneficial owner of the majority of the stock of such partner. Notwithstanding the foregoing, no event constitutes a bankruptcy of a founding/working partner or limited partnership unit holder, as the case may be, unless the BGC Holdings general partner so determines in its sole and absolute discretion.

Redemption of BGC Holdings Founding/Working Partner Interests and Limited Partnership Units

Unlike the BGC Holdings limited partnership interests held by Cantor, the classes of BGC Holdings limited partnership interests held by founding partners, working partners and limited partnership unit holders (in each case, to the extent such interests have not become exchangeable) are subject to purchase and redemption by BGC Holdings in the following circumstances (subject to Cantor’s right to purchase such interests from BGC Holdings as described in “—Cantor’s Right to Purchase Redeemed Interests”):

•

except as otherwise agreed to by each of the BGC Holdings general partner, the BGC Holdings exchangeable limited partners (by a majority in interest of the BGC Holdings exchangeable limited partnership interests) and the applicable founding partner, upon any termination or bankruptcy of a founding partner (or the termination or bankruptcy of the beneficial owner of the stock or other ownership interest of any such founding partner that is a corporation or other entity), BGC Holdings will purchase and redeem from such founding partner or his, her or its representative, and such founding partner or his, her or its representative will sell to BGC Holdings, all of the founding partner interests held by such founding partner (and, with the consent of the BGC Holdings general partner and Cantor, BGC Holdings may assign its right to purchase such founding partner interests to another partner); and

•

except as otherwise agreed to by each of the BGC Holdings general partner and the applicable working partner or limited partnership unit holder, as the case may be, upon (1) any termination or bankruptcy of a working partner or limited partnership unit holder, as the case may be (or the termination or bankruptcy of the beneficial owner of the stock or other ownership interest of any such working partner or limited partnership unit holder that is a corporation or other entity) or (2) an election of the BGC Holdings general partner for any reason or for no reason whatsoever, BGC Holdings will purchase and redeem from such working partner or his, her or its representative, and such working partner or his, her or its representative will sell such REUs to BGC Holdings, all of the working partner interests held by such working partner (and, with the consent of the BGC Holdings general partner and Cantor, BGC Holdings may assign its right to purchase such partner interests to another partner).

Founding/working partner interests or REU or RPU interests, as the case may be, will be redeemed at a pre-determined formula redemption price. The redemption price for a BGC Holdings founding/working partner interest or limited partnership unit holder interest, as the case may be, generally reflects the purchase price paid by such partner for his or her interest, adjusted to reflect such partner’s share of changes in the book value of BGC Holdings. For purposes of determining the redemption price, the book value is determined in accordance with the BGC Holdings limited partnership agreement, which in general does not take into account goodwill or going concern value. In the circumstances described above, BGC Holdings limited partnership interests held by founding partners, working partners and limited partnership unit holders that have become exchangeable will be automatically exchanged for BGC Partners Class A common stock.

Each grant of REUs or RPUs will have associated with it a “post-termination amount,” which represents an amount payable to the REU or RPU holder upon redemption of such units. A partner’s entitlement to the post-termination amount will vest ratably over three years or according to such schedule as determined by BGC Holdings at the time of grant. In lieu of paying all or a portion of the post-termination amount, BGC Holdings may cause the REUs or RPUs held by a redeemed partner to be automatically exchanged for shares of BGC Partners Class A common stock at the applicable exchange ratio. The value of such shares may be more or less than the applicable post-termination amount. These post-termination payments are conditioned on the former REU or RPU holder not violating his or her partner obligations or engaging in any competitive activity prior to the date such payments are made, and are subject to reduction if any losses are allocated to such REUs or RPUs.

The aggregate redemption price for a founding partner interest is generally equal to the adjusted capital account of such interest.

In general, with respect to founding partner interests, working partner interests or limited partnership unit holder interests that have not become exchangeable and that are held by terminated or bankrupt founding/working partners or terminated or bankrupt limited partnership unit holders, as the case may be, a portion of the redemption price, which we refer to as the “base amount,” is to be paid within 90 days of redemption, with the remainder of the redemption price paid on each of the following four anniversaries. The base amount of BGC Holdings founding/working partner interests and BGC Holdings REU and RPU interests designated as Grant Units, High Distribution III Units and High Distribution IV Units will each at all times be zero. The base amount is calculated pursuant to a formula, and it reflects a larger percentage of the total redemption price for working partners who have been partners for a longer period in BGC Holdings. The portion of the redemption price that is to be paid to a terminated or bankrupt founding/working partner or terminated or bankrupt REU or RPU partner, as the case may be, on each of the four anniversaries following a redemption is conditioned on such partner not having engaged in a competitive activity or violated his or her partner obligations.

The general partner of BGC Holdings may also withhold each founding/working partner or limited partner unit holder’s, as the case may be, share of distributions attributable to income and loss with respect to selected extraordinary transactions, such as the disposition directly or indirectly of partnership assets outside the ordinary course of business. With respect to terminated or bankrupt founding/working partners or terminated or bankrupt REU or RPU interests, as the case may be, such partner whose limited partnership interests in BGC Holdings are redeemed will receive payments reflecting these extraordinary items only to the extent that such partner’s right to receive these payments has vested (with 30% vesting on the third anniversary of the applicable event or, if later, the date of acquisition of interests in BGC Holdings and the remainder vesting ratably over a seven year vesting schedule, provided that the BGC Holdings general partner may, in its sole and absolute discretion, accelerate the vesting of such amounts), with payments made on each of the first five anniversaries of the redemption of such limited partner interests. These payments are conditioned on such partner not violating his or her partner obligations or engaging in any competitive activity, prior to the date such payments are completed and are subject to prepayment at the sole and absolute discretion of the BGC Holdings general partner at any time. Any amounts that are withheld from distribution and forfeited by such partners will be distributed to Cantor in respect of its BGC Holdings limited partnership interests.

Any distribution to a holder of High Distribution II Units or High Distribution III Units, including with respect to additional amounts payable upon redemption, may be reduced in the discretion of the BGC Holdings general partner to satisfy such holder’s HD II Account Obligation or HD III Account Obligation, as applicable, as described above in “—Classes of Founding/Working Partner Interests.” Upon the purchase by Cantor of High Distribution II Units or High Distribution III Units issued in redemption of similar units in Cantor, the amount payable by Cantor to acquire such units will be reduced by an amount equal to the HD II Account Obligation or HD III Account Obligation, as applicable, with respect to such units.

In addition, holders of High Distribution IV Units (all of which are being issued in exchange for High Distribution IV Units previously issued by Cantor to such holders) are entitled to receive an additional payment, one-fourth of such amount being payable on each of the first four anniversaries of redemption, reflecting a fixed amount determined as of the date of the original issuance of the predecessor High Distribution IV Units by Cantor.

BGC Holdings may in its discretion make redemption payments in property, including in BGC Partners units, rather than in cash and may in its discretion accelerate the amount of these payments and, with the consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in recognition of a founding/working partner’s or REU or RPU partner’s, as the case may be, contributions to the business, increase these payments to reflect BGC Holdings’ goodwill or going concern value.

In the event of such a redemption or purchase by BGC Holdings of any BGC Holdings founding/working partner interests, BGC Holdings will cause BGC U.S. and BGC Global to redeem and purchase from BGC Holdings a number of BGC U.S. units and BGC Global units, in each case, equal to (1) the number of units underlying the redeemed or purchased BGC Holdings founding/working partner interests or REU or RPU interests, as the case may be, multiplied by (2) the Holdings ratio as of immediately before the redemption or purchase of such BGC Holdings founding/working partner interests or REU or RPU interests, as the case may be. The purchase price paid to BGC U.S. and BGC Global will be an amount of cash equal to the amount required by BGC Holdings to redeem or purchase such interest. Upon mutual agreement of the BGC Holdings general partner, the BGC U.S. general partner and the BGC Global general partner, BGC U.S. and BGC Global may, instead of cash, pay all or a portion of such aggregate purchase price, in publicly traded shares. The PSUs or PSIs are redeemable at the discretion of the general partner of BGC Holdings.

Cantor’s Right to Purchase Redeemed Interests

BGC Holdings Founding Partner Interests

Cantor has a right to purchase any BGC Holdings founding partner interests that have not become exchangeable that are redeemed by BGC Holdings upon termination or bankruptcy of a founding partner or upon mutual consent of the general partner of BGC Holdings and Cantor. Cantor has the right to purchase such BGC Holdings founding partner interests at a price equal to the lesser of (1) the amount that BGC Holdings would be required to pay to redeem and purchase such BGC Holdings founding partner interests and (2) the amount equal to (x) the number of units underlying such founding partner interests, multiplied by (y) the exchange ratio as of the date of such purchase, multiplied by (z) the then current market price of BGC Partners Class A common stock. Cantor may pay such price using cash, publicly traded shares or other property, or a combination of the foregoing. If Cantor (or the other member of the Cantor group acquiring such founding partner interests, as the case may be) so purchases such founding partner interests at a price equal to clause (2) above, neither Cantor nor any member of the Cantor group nor BGC Holdings nor any other person is obligated to pay BGC Holdings or the holder of such founding partner interests any amount in excess of the amount set forth in clause (2) above.

In addition, in the event that current, terminating or terminated partners are permitted by the Company to exchange any portion of their founding partner units and Cantor consents to such exchange, the Company shall offer Cantor the right to purchase the same number of new exchangeable limited partnership interests in BGC Holdings at the price it would have paid for the founding partner units had the Company redeemed them. Such interests, if issued, would be subject to, and granted in accordance with, applicable laws, rules and regulations then in effect.

Any BGC Holdings founding partner interests acquired by Cantor, while not exchangeable in the hands of the founding partner absent a determination by Cantor to the contrary, will be exchangeable by Cantor for shares of BGC Partners Class B common stock or, at Cantor’s election, shares of BGC Partners Class A common stock, in each case, on a one-for-one basis (subject to customary anti-dilution adjustments), on the same basis as the Cantor interests, and will be designated as BGC Holdings exchangeable limited partnership interests when acquired by Cantor. This may permit Cantor to receive a larger share of income generated by BGC Partners’ business at a less expensive price than through purchasing shares of BGC Partners Class A common stock, which is a result of the price payable by Cantor to BGC Holdings upon exercise of its right to purchase equivalent exchangeable interests.

As of October 1, 2011, as a result of the termination of 11 BGC Holdings founding partners, BGC Holdings has the right to redeem an aggregate of 341,134 BGC Holdings limited partnership units, and, upon the redemption of any such founding partner units, Cantor will have the right to purchase from BGC Holdings an equivalent number of exchangeable BGC Holdings limited partnership units pursuant to terms yet to be determined. See “—Other Transactions.” In addition, pursuant to the Sixth Amendment of the BGCHLP Partnership Agreement (the “Sixth Amendment”), as a result of the termination of two BGC Holdings founding partners, 471,904 founding partner units were made exchangeable with BGC Partners for shares of BGC Partners Class A Common Stock, and Cantor will have the right to purchase an equivalent number of exchangeable limited partnership units on the terms set forth in the Sixth Amendment.

BGC Holdings Working Partner Interests and BGC Holdings Limited Partnership Units

Cantor has a right to purchase any BGC Holdings working partner interests or BGC Holdings limited partnership units (in each case that have not become exchangeable), as the case may be, that are redeemed by BGC Holdings if BGC Holdings elects to transfer the right to purchase such interests to a BGC Holdings partner rather than redeem such interests itself. Cantor has the right to purchase such interests on the same terms that such BGC Holdings partner would have a right to purchase such interests.

Transfers of Interests

In general, subject to the exceptions described below, no BGC Holdings partner may transfer or agree or otherwise commit to transfer all or any portion of, or any rights, title and interest in and to, its interest in BGC Holdings.

Regular limited partners (other than the special voting limited partner of BGC Holdings), including exchangeable limited partners, of BGC Holdings may transfer limited partnership interests in the following circumstances:

•	in connection with the contribution and the separation;

•	in connection with an exchange with BGC Partners, if applicable;

•	if the transferor limited partner is a member of the Cantor group, to any person; or

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with the prior written consent of the general partner and the exchangeable limited partners (by affirmative vote of a BGC Holdings exchangeable limited partnership interest majority in interest, not to be unreasonably withheld or delayed).

With respect to any exchangeable limited partnership interest transferred by Cantor to another person, Cantor may elect, prior to or at the time of such transfer, either (1) that such person will receive such interest in the form of an exchangeable limited partnership interest and that such person will thereafter be an exchangeable limited partner so long as such person continues to hold such interest or (2) that such person will receive such interest in the form of a regular limited partnership interest (other than an exchangeable limited partnership interest or a special voting limited partnership interest of BGC Holdings), including as a founding partner interest, working partner interest or otherwise, and that such person will not be an exchangeable limited partner as a result of holding such interest.

Founding partners may transfer BGC Holdings founding partner interests in the following circumstances:

•	in connection with the contribution and the separation;

•	in connection with an exchange with BGC Partners, if applicable;

•	pursuant to a redemption;

•

if the transferee limited partner is a member of the Cantor group (except that in the event such transferee ceases to be a member of the Cantor group, such interest will automatically transfer to Cantor);

•	with the consent of the BGC Holdings exchangeable limited partnership interest majority in interest, to any other founding partner; or

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with the mutual consent of the general partner and the BGC Holdings exchangeable limited partnership interest majority in interest (which consent may be withheld for any reason or no reason), to any other person.

Working partners and limited partnership unit holders may transfer BGC Holdings working partner interests or BGC Holdings limited partnership units, as the case may be, in the following circumstances:

•	pursuant to a redemption, in the case of working partners, and pursuant to the grants concurrently with the merger, in the case of limited partnership unit holders;

•	in connection with an exchange with BGC Partners, if applicable;

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if the transferee limited partner is a member of the Cantor group (except that in the event such transferee ceases to be a member of the Cantor group, such interest will automatically transfer to Cantor); or

•	with the mutual consent of the general partner and the BGC Holdings exchangeable limited partnership interest majority in interest.

The special voting limited partner may transfer the special voting limited partnership interest in connection with the contribution and the separation or to a wholly owned subsidiary of BGC Partners (except that in the event such transferee ceases to be a wholly owned subsidiary of BGC Partners, the special voting partnership interest will automatically be transferred to BGC Partners, without any further action required on part of BGC Holdings, BGC Partners or any other person).

The general partner may transfer its general partnership interest in the following circumstances:

•	in connection with the contribution and separation;

•	to a new general partner as described below; or

•	with the special voting limited partner’s prior written consent, to any other person.

The special voting limited partner may, in its sole and absolute discretion, remove any general partner, with or without cause. The general partner may resign as the general partner of BGC Holdings for any reason or no reason, except that as a condition to any removal or resignation, the special voting limited partner will first appoint a new general partner who will be admitted to BGC Holdings as the new general partner, and the resigning or removed general partner will transfer its entire general partnership interest to the new general partner.

Amendments

The BGC Holdings limited partnership agreement cannot be amended except with the approval of each of the general partner and the exchangeable limited partners (by the affirmative vote of a BGC Holdings exchangeable limited partnership interest majority in interest) of BGC Holdings. In addition, the BGC Holdings limited partnership agreement cannot be amended to:

•	amend any provisions which require the consent of a specified percentage in interest of the limited partners without the consent of that specified percentage in interest of the limited partners;

•

alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in, substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•	alter the special voting limited partner’s ability to remove a general partner.

The general partner of BGC Holdings may authorize any amendment to correct any technically incorrect statement or error apparent on the face thereof in order to further the parties’ intent or to correct any formality or error or incorrect statement or defect in the execution of the BGC Holdings limited partnership agreement.

In the event of any material amendment to the BGC Holdings limited partnership agreement that materially adversely affects the interest of a founding/working partner or an limited partnership unit holder, as the case may be, in the partnership or the value of founding/working partner interests or limited partnership units, as the case may be, held by such partner in the amount or timing of distributions or the allocation of profits, losses or credit, then such partner who does not vote in favor of such amendment has a right to elect to become a terminated partner of BGC Holdings, regardless of whether there is an actual termination of the employment of such partner. The BGC Holdings general partner will have a right, in the event of such election by a founding/working partner or a limited partnership unit holder, as the case may be, to revoke and terminate such proposed amendment to the BGC Holdings limited partnership agreement.

Corporate Opportunity; Fiduciary Duty

The BGC Holdings limited partnership agreement contains similar corporate opportunity provisions to those included in BGC Partners’ certificate of incorporation with respect to BGC Partners and/or Cantor and their respective representatives. See “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law—Corporate Opportunity.”

Parity of Interests

The BGC Holdings limited partnership agreement provides that it is the non-binding intention of BGC Holdings and each of the partners of BGC Holdings that the BGC Holdings ratio at all times equals one. It is the non-binding intention of each of the partners of BGC Holdings and of BGC Holdings that there be a parallel issuance or repurchase transaction by BGC Holdings in the event of any issuance or repurchase by BGC U.S. of BGC U.S. units to or held by BGC Holdings so that the BGC Holdings ratio at all times equals one. In August 2008, we were authorized to cause BGC Holdings to issue REUs in connection with acquisitions and to provide for such acquisitions to be done in only one of BGC U.S. or BGC Global when appropriate. In such event, we are authorized to break parity with respect to outstanding units in such entities although no decision to do so has been made at this time.

Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global

Effective as of September 1, 2008, each of BGC U.S. and BGC Global entered into amended and restated limited partnership agreements. On September 26, 2008, the limited partnership agreement of BGC U.S. and the limited partnership agreement of BGC Global were amended, effective as of September 1, 2008, to provide that, at our election, in connection with a repurchase of our Class A common stock or similar actions, BGC U.S. and BGC Global will redeem and repurchase from us a number of units in BGC U.S. and BGC Global equivalent to the number of shares of Class A common stock repurchased by us in exchange for cash in the amount of the gross proceeds to be paid in connection with such stock repurchase. The proportion of such amount to be paid by BGC U.S. or BGC Global will be determined by BGC Partners. Certain technical amendments were also made to conform such limited partnership agreements to the BGC Holdings limited partnership agreement.

Management

BGC U.S. and BGC Global each are managed by their general partner, which is BGC Holdings. BGC Holdings, in turn, holds the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Global, and serves as the general partner of each of BGC U.S. and BGC Global, which entitles BGC Holdings (and thereby, BGC Partners) to control each of BGC U.S. and BGC Global, subject to limited consent rights of Cantor and to the rights of BGC Holdings as the special voting limited partner. BGC Holdings holds its BGC U.S. general partnership interest through a Delaware limited liability company, BGC Holdings, LLC, and holds its BGC Global general partnership interest through a company incorporated in the Cayman Islands, BGC Global Holdings GP Limited.

“Cantor’s consent rights” means that BGC Holdings, in its capacity as general partner of each of BGC U.S. and BGC Global, is required to obtain Cantor’s consent to amend the terms of the BGC U.S. limited partnership agreement or BGC Global limited partnership agreement or take any other action that may adversely affect Cantor’s exercise of its co-investment rights (See “—Separation Agreement—Reinvestments in the Opcos;

Co-Investment Rights; Distributions to Holders of Our Common Stock”) to acquire BGC Holdings limited partnership interests (and the corresponding investment in BGC U.S. and BGC Global by BGC Holdings) or right to exchange BGC Holdings exchangeable limited partnership interests. BGC Partners, in its capacity as the general partner of BGC Holdings, will not cause BGC Holdings, in its capacity as the general partner of BGC U.S. and BGC Global, to make any amendments (other than ministerial or other immaterial amendments) to the limited partnership agreement of either BGC U.S. or BGC Global unless such action is approved by a majority of BGC Partners’ independent directors.

Classes of Interests in the Opcos

As of the date of this proxy statement, BGC U.S. and BGC Global each had the following outstanding interests:

•	a general partnership interest, which is held by BGC Holdings;

•	limited partnership interests, which are directly and indirectly held by BGC Partners and BGC Holdings; and

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a special voting limited partnership interest, which is held by BGC Holdings and which entitles the holder thereof to remove and appoint the general partner of BGC U.S. or BGC Global, as the case may be.

The aggregate number of authorized units in each of BGC U.S. and BGC Global is 600 million, and in the event that the total number of authorized shares of BGC Partners common stock under BGC Partners’ certificate of incorporation is increased or decreased after March 31, 2008, the total number of authorized units in each of BGC U.S. and BGC Global, as the case may be, will be correspondingly increased or decreased by the same number so that the number of authorized BGC U.S. units and BGC Global units, as the case may be, equals the number of authorized shares of BGC Partners common stock.

Any authorized but unissued BGC U.S. units or BGC Global units, as the case may be, may be issued:

•	pursuant to the contribution and the separation;

•

to BGC Partners and/or BGC Holdings and members of their group, as the case may be, in connection with an investment in BGC U.S. and BGC Global as described above in “—Separation Agreement—Reinvestments in the Opcos; Co-Investment Rights; Distributions to Holders of our Common Stock”;

•

to BGC Holdings or members of its group in connection with a redemption pursuant to the BGC Holdings limited partnership agreement as described in “—Amended and Restated BGC Holdings Limited Partnership Agreement—Redemption of BGC Holdings Founding/Working Partner Interests and Limited Partnership Units”;

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as otherwise agreed by each of the general partner and the limited partners (by affirmative vote of the limited partners holding a majority of the units underlying limited partnership interests outstanding of BGC U.S. or BGC Global, as the case may be (except that if BGC Holdings and its group holds a majority in interest and Cantor and its group holds a majority of units underlying the BGC Holdings exchangeable limited partnership interests, then majority of interest means Cantor), which we refer to as an “Opcos majority in interest”;

•	to BGC Partners or BGC Holdings in connection with a grant of equity by BGC Partners or BGC Holdings; and

•	to any BGC U.S. or BGC Global partner, as the case may be, in connection with a conversion of an issued unit and interest into a different class or type of unit and interest.

There will be no additional classes of partnership interests in BGC U.S. or BGC Global.

Distributions

The profit and loss of BGC U.S. and BGC Global are generally allocated based on the total number of BGC U.S. units and BGC Global units outstanding, other than in the case of certain litigation matters, the impact of which is allocated to the BGC U.S. and BGC Global partners who are members of the BGC Holdings group.

BGC U.S. and BGC Global each distribute to each of its partners (subject to the allocation of certain litigation matters to BGC U.S. and BGC Global partners, as the case may be, who are members of the BGC Holdings group):

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on or prior to each estimated tax due date (the 15th day of each April, June, September and December, in the case of a partner that is not an individual, and the 15th day of each April, June, September and January in the case of a partner who is an individual, or, in each case, if earlier with respect to any quarter, the date on which BGC Partners is required to make an estimated tax payment), such partner’s estimated proportionate quarterly tax distribution for such fiscal quarter;

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on or prior to each estimated tax due date for partners who are members of the BGC Holdings group, an amount (positive or negative) for such fiscal quarter in respect of items of income, gain, loss or deduction allocated in respect of certain litigation matters; and

•

as promptly as practicable after the end of each fiscal quarter, an amount equal to the excess, if any, of (a) the net positive cumulative amount allocated to such partner’s capital account pursuant to the BGC U.S. limited partnership agreement or BGC Global limited partnership agreement, as the case may be, after the date of such agreement over (b) the amount of any prior distributions to such partner.

BGC U.S. or BGC Global, as the case may be, may, with the prior written consent of the holders of an Opcos majority in interest of the limited partnership interests, decrease the total amount distributed by BGC U.S. or BGC Global, as the case may be. In addition, if BGC U.S. or BGC Global, as the case may be, is unable to make the distributions required above as a result of any losses of the Opcos arising from the certain litigation claims, then BGC U.S. or BGC Global, as the case may be, will use reasonable best efforts to borrow such amounts as are necessary to make distributions that would have been received by the BGC Partners group in the absence of any such potential litigation claims and to make the estimated proportionate quarterly tax distribution to the Cantor group. The borrowing costs of any such borrowing will be treated as part of such potential litigation claims.

The limited partnership agreements of BGC U.S. and BGC Global also provide that at the election of BGC Partners, in connection with a repurchase of its Class A common stock or similar actions, BGC U.S. and BGC Global may redeem and repurchase from BGC Partners a number of units equivalent to the number of shares of common stock repurchased by BGC Partners in exchange for cash in the amount of the gross proceeds to be paid in connection with such stock repurchase. The proportion of such amount to be paid by BGC U.S. and BGC Global shall be determined by BGC Partners.

Transfers of Interests

In general, subject to the exceptions described below, no BGC U.S. partner or BGC Global partner, as the case may be, may transfer or agree to transfer all or any portion of, or any rights, title and interest in and to, its interest in BGC U.S. or BGC Global, as the case may be.

Limited partners of BGC U.S. and BGC Global may transfer their limited partnership interests in the following circumstances:

•	in connection with the contribution and the separation;

•	if the transferee limited partner will be a member of the BGC Partners group or the BGC Holdings group; or

•	with the prior written consent of the general partner and the limited partners (by affirmative vote of an Opcos majority in interest, not to be unreasonably withheld or delayed).

The special voting limited partner may transfer the special voting limited partnership interest in connection with the contribution and the separation or to a wholly owned subsidiary of BGC Holdings (except that in the event such transferee ceases to be a wholly-owned subsidiary of BGC Holdings, the special voting partnership interest will automatically be transferred to BGC Holdings, without any further action required on part of BGC U.S. or BGC Global, as the case may be, BGC Holdings or any other person).

The general partner may transfer its general partnership interest in the following circumstances:

•	in connection with the contribution and separation;

•	to a new general partner; or

•	with the special voting limited partner’s prior written consent.

The special voting limited partner may in its sole and absolute discretion remove any general partner, with or without cause. The general partner may resign as the general partner of BGC U.S. or BGC Global, as the case may be, for any reason, except that as a condition to any removal or resignation, the special voting limited partner will first appoint a new general partner who will be admitted to BGC U.S. or BGC Global, as the case may be, and the resigning or removed general partner will transfer its entire general partnership interest to the new general partner.

No partner may charge or encumber its BGC U.S. or BGC Global interest, as the case may be, or otherwise subject such interest to any encumbrance, except those created by the BGC U.S. limited partnership agreement or BGC Global limited partnership agreement, as the case may be.

Amendments

Each of the BGC U.S. and BGC Global limited partnership agreements cannot be amended except with the approval of each of the general partner and the limited partners (by the affirmative vote of an Opcos majority in interest) of BGC U.S. or BGC Global, as the case may be. In addition, each of the BGC U.S. and BGC Global limited partnership agreements cannot be amended to:

•	amend any provisions which require the consent of a specified percentage in interest of the limited partners without the consent of that specified percentage in interest of the limited partners;

•

alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in, substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•	alter the special voting limited partner’s ability to remove a general partner.

The general partner of BGC U.S. or BGC Global, as the case may be, may authorize any amendment to correct any technically incorrect statement or error in order to further the parties’ intent or to correct any formality or error or defect in the execution of the BGC U.S. or BGC Global limited partnership agreement, as the case may be.

Corporate Opportunity; Fiduciary Duty

The BGC U.S. limited partnership agreement and BGC Global limited partnership agreement contain similar corporate opportunity provisions to those included in the BGC Partners certificate of incorporation with respect to BGC Partners and/or BGC Holdings and their respective representatives. See “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law—Corporate Opportunity.”

Parity of Interests

The BGC U.S. limited partnership agreement and BGC Global limited partnership agreement provide that it is the non-binding intention of each of the partners of BGC U.S. and BGC Global and each of BGC Global and BGC U.S. that the number of outstanding BGC U.S. units equals the number of outstanding BGC Global units. It is the non-binding intention of each of the partners of BGC U.S. and BGC Global and each of BGC Global and BGC U.S. that there be a parallel issuance or repurchase transaction by BGC U.S. or BGC Global in the event of any issuance or repurchase by the other Opco so that the number of outstanding BGC U.S. units at all times equals the number of outstanding BGC Global units.

In August 2008, we were authorized to cause BGC Holdings to issue REUs in connection with acquisitions and to provide for such acquisitions to be done in only one of BGC U.S. or BGC Global when appropriate. In such event, we are authorized to break parity with respect to outstanding units in such entities although no decision to do has been made at this time.

On September 26, 2008, the limited partnership agreement of BGC US and the limited partnership agreement of BGC Global were amended, effective as of September 1, 2008, to provide that, at the Company’s election, in connection with a repurchase of our Class A common stock or similar actions, BGC US and BGC Global will redeem and repurchase from the Company a number of units in BGC US and BGC Global equivalent to the number of shares of Class A common stock repurchased by the Company in exchange for cash in the amount of the gross proceeds to be paid in connection with such stock repurchase. The proportion of such amount to be paid by BGC US or BGC Global will be determined by BGC Partners. Certain technical amendments were also made to conform such limited partnership agreements to the BGC Holdings limited partnership agreement.

Tower Bridge

Throughout Europe and Asia, the Company provides Cantor with administrative services, technology services and other support for which it charges Cantor based on the cost of providing such services plus a mark-up, generally 7.5%. In the UK, the Company provides these services to Cantor through Tower Bridge International Services L.P. (“Tower Bridge”). The Company owns 52% of Tower Bridge and Cantor owns 48%. In the U.S., Cantor and its affiliates provide the Company with administrative services and other support for which Cantor charges the Company based on the cost of providing such services. In connection with the services Cantor provides, the Company and Cantor entered into an employee lease agreement whereby certain employees of Cantor are deemed leased employees of the Company.

The right to share in profits and losses and receive distributions from Tower Bridge is divided between us (on behalf of its nominated entities) and Cantor (and on behalf of our nominated entities) based on these ownership interests.

The transfer to Tower Bridge took place in phases, starting with the creation of Tower Bridge and transfer of services businesses from one of BGC Partners’ U.K. subsidiaries to Tower Bridge for $4.5 million on December 31, 2006. The transferred services businesses included the support services that had been provided by such subsidiary at that time to the operating and regulated companies and partnerships owned and controlled by Cantor (including BGC Partners) and other entities where applicable, including administration and benefits services, employee benefits services, human resources and payroll services, financial services, financial operations services (including such subsidiary’s back office employees engaged mainly or wholly in the services businesses at that time) and the goodwill of such subsidiary in connection therewith but excluding related debts and liabilities. The transferred services business did not include any real property leased or licensed by such subsidiary or other assets held by such subsidiary (including leasehold improvements and computer assets). In a subsequent phase we transferred certain building leases, leasehold improvements and other fixed assets (for example, computer equipment).

Tower Bridge provides specified services to Cantor pursuant to the Tower Bridge administrative services agreement that Cantor entered into in connection with the separation. See “—Administrative Services Agreements.” Tower Bridge charges each recipient of services for actual costs incurred for services provided plus a mark-up (if any), as the parties may agree from time to time. Each recipient of services remains responsible for its own regulatory and other compliance functions.

Administrative Services Agreements

The Tower Bridge administrative services agreements, which we collectively refer to as the “administrative services agreements,” have an initial term of three years, starting on January 1, 2007 and March 31, 2008, respectively. Thereafter, the administrative services agreements renew automatically for successive one-year terms, unless any party provides written notice to the other parties of its desire to terminate the agreement, in the case of the Tower Bridge administrative services agreement, at least 180 days, or, in the case of the administrative services agreement, 120 days, before the end of any such year ending during the initial or extended term, in which event the administrative services agreement will end with respect to the terminating party on the last day of such term. In addition, any particular service provided under the administrative services agreements may be cancelled by any party, with at least 90 days’ prior written notice to the providing party, with no effect on the other services. The terminating party will be charged a termination fee equal to the costs incurred by the party providing services as a result of such termination, including, any severance or cancellation fees.

Cantor is entitled to continued use of hardware and equipment it used prior to the date of the applicable administrative services agreements on the terms and conditions provided even in the event BGC Partners terminates the administrative services agreements, though there is no requirement to repair or replace.

During the term of the administrative services agreements, the parties will provide administrative and technical support services to each other, including:

•	administration and benefits services;

•	employee benefits, human resources, and payroll services;

•	financial and operations services;

•	internal auditing services;

•	legal related services;

•	risk and credit services;

•	accounting and general tax services;

•	space, personnel, hardware and equipment services;

•	communication and data facilities;

•	facilities management services;

•	promotional, sales and marketing services;

•	procuring of insurance coverage; and

•	any miscellaneous services to which the parties reasonably agree.

The administrative services agreements include provisions for allowing a provider or affiliate to arrange for a third party to provide for the services.

In consideration for the services provided, the providing party generally charges the other party an amount (including any applicable taxes) based on (1) the amount equal to direct cost that the providing party estimates it will incur or actually incurs in performing those services, including third-party charges incurred in providing services, plus (2) a reasonable allocation of other costs determined in a consistent and fair manner so as to cover the providing party’s appropriate costs or in such other manner as the parties agree. In addition, the Tower Bridge administrative services agreement provides that the receiving party will pay a mark-up on such costs in an amount to be agreed by the parties from time to time.

The administrative services agreements provide that the services recipient generally indemnifies the services provider for liabilities that it incurs arising from the provision of services other than liabilities arising from fraud or willful misconduct of the service provider.

We will continue to provide assets (principally computer equipment), systems/infrastructure and office space in the United Kingdom and Europe to Cantor, and, to the extent applicable, we and our affiliates will continue to do the same in Asia as well. It is expected, however, that certain of those assets and office space will be transferred to Tower Bridge or another service entity (subject to necessary third-party consents). We will provide these assets and office space to Tower Bridge to allow it to conduct its business. We will charge Cantor on the same basis as it charges Tower Bridge (although we will charge Tower Bridge without any mark-up). Tower Bridge will charge Cantor on the basis described above for such assets and office space once such assets and office space are transferred to Tower Bridge. These assets may be subject to operating leases with third-party leasing companies. We believe that the rate on such leases, subleases or licenses are no greater than would be incurred with a third party on an arm’s-length basis.

In the United States, Cantor provides the Company with administrative services and other support for which Cantor charges the Company based on the cost of providing such services. Such support includes allocations for occupancy of office space, utilization of fixed assets and accounting, operations, human resources and legal services. On April 1, 2008, in connection with the services Cantor provides, the Company and Cantor entered into an employee lease agreement whereby certain employees of Cantor are deemed leased employees of the Company, and the Company has the powers and rights of a common law employer of such employees.

The fees paid to Cantor for administrative and support services, other than those to cover the compensation costs of leased employees, are included as part of “Fees to related parties” in the Company’s consolidated statements of operations. The fees paid to Cantor to cover the compensation costs of leased employees are included as part of “Compensation and employee benefits” in the Company’s consolidated statements of operations.

For the years ended December 31, 2010, 2009 and 2008, the Company was charged $35.8 million, $33.1 million, and $28.5 million, respectively, for the services provided by Cantor and its affiliates, of which $22.3 million, $19.2 million, and $13.2 million were to cover compensation to leased employees for the year ended December 31, 2010, 2009 and 2008.

Throughout Europe and Asia, the Company provides Cantor with administrative services, technology services and other support for which the Company charges Cantor based on the cost of providing such services plus a mark-up, currently 7.5%. Such support includes allocations for occupancy of office space, utilization of fixed assets, accounting, operations, human resources and legal services. In the U.K., the Company provides these services to Cantor through Tower Bridge Tower Bridge. The Company established Tower Bridge on December 21, 2006, and as of the beginning of January 2007, transferred all of its current U.K. administrative employees and operations to Tower Bridge. The Company owns 52% of Tower Bridge and consolidates it, and Cantor owns 48%. Cantor’s interest in Tower Bridge is reflected as a component of “Noncontrolling interest in subsidiaries” in the Company’s consolidated statements of financial condition, and the portion of Tower Bridge’s income attributable to Cantor is included as part of “Net income (loss) attributable to noncontrolling interest in subsidiaries” in the Company’s consolidated statements of operations.

In March 2011, the Audit Committee authorized the Company to receive an allocation of the differential between the Company’s and Cantor’s average increase in total compensation year over year to employees shared with Cantor under the administrative services agreement without a corresponding increase in allocation to Cantor for 2010. For 2011, the Audit Committee also authorized that the differential in average increase in total compensation for that year to shared employees be allocated to the Company only. In each case, such total compensation shall be allocated or credited to the Company only in respect of the period for which the awards were made (regardless of the ultimate charges associated with such awards) and shall be calculated at the date of grant and equal the total cash paid by the Company to each employee plus the number of partnership or equity units issued to such employee multiplied by the price of a share of Class A common stock on the date of grant plus the gross amount of any cash advance distribution loan made to such employee. The terms of this arrangement for 2012 will be considered by the Company and Cantor within the next 12 months.

In addition, prior to the merger, the Company had certain agreements with Cantor. Under these agreements, which were terminated upon closing of the merger, eSpeed was entitled to receive a portion of Cantor’s and CO2e.com, LLC’s (“CO2e”) revenues as fees for providing electronic brokerage services, voice-assisted brokerage services, fulfillment services and related services such as credit risk management, oversight of customer suitability and regulatory compliance, sales position of products and other services customary to marketplace intermediary operations.

Tax Receivable Agreement

Certain interests in BGC Holdings may, in effect, be exchanged in the future for shares of BGC Partners Class A common stock or BGC Partners Class B common stock on a one-for-one basis (subject to customary anti-dilution adjustments). The exchanges may result in increases to our share of the tax basis of the tangible and intangible assets of each of BGC U.S. and BGC Global that otherwise would not have been available, although the Internal Revenue Service may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the Internal Revenue Service. These increases in tax basis, if sustained, may reduce the amount of tax that we would otherwise be required to pay in the future.

In connection with the separation and related transactions, BGC Partners OldCo entered into, and, in the merger, we assumed BGC Partners OldCo’s rights and obligations under, the tax receivable agreement with Cantor that provides for the payment by us to Cantor of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. It is expected that we will benefit from the remaining 15% of cash savings, if any, in income tax that we realize. Pursuant to the tax receivable agreement, we will determine, after consultation with Cantor, the extent to which we are permitted to claim any such tax benefits, and such tax benefits will be taken into account in computing any cash savings so long as our accountants agree that it is at least more likely than not that such tax benefit is available.

Pursuant to the tax receivable agreement, 20% of each payment that would otherwise be made by us will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. If the Internal Revenue Service successfully challenges the availability of any tax benefit and determines that a tax benefit is not available, we will be entitled to receive reimbursements from Cantor for amounts we previously paid under the tax receivable agreement and Cantor will indemnify us and hold us harmless with respect to any interest or penalties and any other losses in respect of the disallowance of any deductions which gave rise to the payment under the tax receivable agreement (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent Cantor is permitted to control such contest). Any such reimbursement or indemnification payment will be satisfied first from the escrow account (to the extent funded in respect of such payments under the tax receivable agreement).

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no depreciation or amortization deductions available to us that were attributable to an increase in tax basis (or any imputed interest) as a result of an exchange and had BGC Partners OldCo not entered into the tax receivable agreement. The tax receivable agreement was entered into on March 31, 2008, in connection with the transactions contemplated by the separation agreement, and will continue until all such tax benefits have been utilized or expired, unless we (with the approval by a majority of our independent directors) exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, provided that if Cantor and we cannot agree upon a value, the agreement will remain in full force and effect. The actual amount and timing of any payment under the tax receivable agreement will vary depending on a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income.

Any amendment to the tax receivable agreement will be subject to approval by a majority of our independent directors.

Acquisition of CantorCO2e, L.P. from Cantor

On August 2, 2011, the Company’s Board of Directors and Audit Committee authorized BGC to acquire from Cantor its North American environmental brokerage business, CantorCO2e, L.P. (“CO2e”). On August 9, 2011, the Company completed the acquisition of CO2e from Cantor for the assumption of approximately $2.0 million of liabilities and announced the launch of BGC Environmental Brokerage Services. Headquartered in New York, BGC Environmental Brokerage Services focuses on environmental commodities, offering brokerage, escrow and clearing, consulting, and advisory services to clients throughout the world in the industrial, financial and regulatory sectors.

Newmark Acquisition

On October 14, 2011, BGC completed the acquisition of all of the outstanding shares of Newmark & Company Real Estate, Inc. (“Newmark”), a leading U.S. commercial real estate brokerage and advisory firm serving corporate and institutional clients, plus a controlling interest in its affiliated companies, encompassing approximately 425 brokers. Newmark operates as “Newmark Knight Frank” in the U.S. and is associated with London-based Knight Frank. Headquartered in New York, Newmark has offices in over 40 key markets.

The acquisition of Newmark is expected to be accretive to BGC. The aggregate purchase price paid at the closing by BGC to the former shareholders of Newmark consisted of approximately $63.0 million in cash and approximately 339 thousand shares of Class A common stock. The former shareholders of Newmark will also be entitled to receive up to an additional approximately 4.83 million shares of Class A common stock over a five-year period if Newmark achieves certain enumerated gross revenue targets post-closing. The former shareholders of Newmark have also agreed to transfer their interests in certain other related companies for nominal consideration at our request. All of the former shareholders of Newmark have agreed to provide services to an affiliate commencing at the closing. CF&Co, an affiliate of Cantor, acted as an adviser to BGC in connection with this transaction for a fee of approximately $1.4 million.

Aqua

In January 2007, the Company announced the formation of Aqua Securities, L.P. (“Aqua”), an alternative electronic trading platform which offers new pools of block liquidity to the global equities markets. On May 30, 2007, the Financial Industry Regulatory Authority (“FINRA”) approved the partial ownership change and name change of Aqua (formerly known as eSpeed Securities, Inc.). Pursuant to such approval, we and Cantor entered into an agreement whereby we are entitled to a 49% interest in Aqua, and Cantor is entitled to a 51% interest in Aqua, which may be subject to dilution by other investors from time to time. Cantor and the Company have collectively contributed financial, professional and technology assets to the venture, which included all of the Company’s former equities order routing business. On October 2, 2007, Aqua obtained permission from FINRA to operate an Alternative Trading System and to provide Direct Market Access for institutional block equity buyside and sellside firms. In June 2008, we were authorized to enter into loans, investments or other credit support arrangements for Aqua of up to $5.0 million in the aggregate, which arrangements would be proportionally and on the same terms as similar arrangements between Aqua and Cantor (which amount authorized was increased by $2.0 million on November 1, 2010). We were further authorized to provide counterparty or similar guarantees on behalf of Aqua from time to time, provided that liability for any such guarantees, as well as similar guarantees provided by Cantor, would be shared proportionally with Cantor.

On August 21, 2008, the Company entered into a two-year Subordinated Loan Agreement, whereby the Company agreed to lend Aqua the principal sum of approximately $1.0 million, at the applicable rate of six month LIBOR plus 200 basis points. The cash proceeds covered by this Agreement shall be used and dealt with by Aqua as part of its capital and shall be subject to the risks of the business. Aqua is also authorized to receive clearing and administrative services from Cantor and technology infrastructure services from us. Aqua is authorized to pay sales commissions to brokers of Cantor or other brokers who introduce clients who become Aqua participants.

As of December 31, 2010, the Company had not entered into any arrangements for the Aqua business. Aqua is accounted for under the equity method of accounting. During 2010, we made cash contributions of $2.4 million to Aqua. During the nine months ended September 30, 2011 and 2010, the Company made $1.3 million and $1.8 million in cash contributions to Aqua, respectively.

Registration Rights Agreements

Pursuant to various registration rights agreements entered into by Cantor and us, Cantor has received piggyback and demand registration rights.

Formation Registration Rights Agreement

Under the formation registration rights agreement, the piggyback registration rights allow Cantor to register the shares of Class A common stock issued or issuable to it in connection with the conversion of its shares of Class B common stock whenever we propose to register any shares of our Class A common stock for our own or another’s account under the Securities Act of 1933, as amended (the “Securities Act”), for a public offering, other than any shelf registration of shares of our Class A common stock to be used as consideration for acquisitions of additional businesses and registrations relating to employee benefit plans.

Cantor also has the right, on three occasions, to require that we register under the Securities Act any or all of the shares of our Class A common stock issued or issuable to it in connection with the conversion of its shares of our Class B common stock. The demand and piggyback registration rights apply to Cantor and to any transferee of shares held by Cantor who agrees to be bound by the terms of the formation registration rights agreement.

We have agreed to pay all costs of one demand and all piggyback registrations, other than underwriting discounts and commissions. We have also agreed to indemnify Cantor and any transferee for certain liabilities they may incur in connection with the exercise of their registration rights. All of these registration rights are subject to conditions and limitations, including (1) the right of underwriters of an offering to limit the number of shares included in that registration, (2) our right not to effect any demand registration within six months of a public offering of our securities and (3) that Cantor agrees to refrain from selling its shares during the period from 15 days prior to and 90 days after the effective date of any registration statement for the offering of our securities.

Separation Registration Rights Agreement

In connection with the separation, BGC Partners OldCo entered into the separation registration rights agreement with Cantor which provides that the holders of our common stock, issued or to be issued upon exchange of the BGC Holdings exchangeable limited partnership interests held by Cantor and for any shares of our common stock issued or issuable in respect of or in exchange for any shares of our common stock, are granted registration rights. We refer to these shares as “registrable securities,” and we refer to the holders of these registrable securities as “holders.”

The separation registration rights agreement provides that, after exchange of the BGC Holdings exchangeable limited partnership interests or conversion of Class B common stock into Class A common stock, as the case may be, each holder is entitled to unlimited piggyback registration rights, meaning that each holder can include his or her registrable securities in registration statements filed by us, subject to certain limitations. Cantor exercised such piggyback rights to participate in the June 2008 offering.

The separation registration rights agreement also grants Cantor four demand registration rights requiring that we register the shares of Class A common stock held by Cantor, provided that the amount of securities subject to such demand constitutes at least 10% of the shares of Class A common stock outstanding or has an aggregate market value in excess of $20 million and no more than one demand registration during any twelve-month period.

We will pay the costs but the holders will pay for any underwriting discounts or commissions or transfer taxes associated with all such registrations.

We have agreed to indemnify the holders registering shares pursuant to the separation registration rights agreement against certain liabilities under the Securities Act.

4.50% Convertible Senior Notes due 2016

On July 29, 2011, we issued $160 million aggregate principal amount of convertible senior notes due 2016 (the “4.50% convertible notes”), to qualified institutional buyers. The $160 million of notes includes $25 million aggregate principal amount of the 4.50% convertible notes issued in connection with the exercise in full of the initial purchasers’ over-allotment option. The initial purchasers were Merrill Lynch, Pierce, Fenner & Smith Incorporated (“ML”), Deutsche Bank Securities Inc. (“DB”), Cantor Fitzgerald & Co., an affiliate of the Company, BMO Capital Markets Corp. and CastleOak Securities L.P.

The 4.50% convertible notes were issued pursuant to an Indenture, dated as of July 29, 2011 (the “4.50% Convertible Notes Indenture”), between the Company and U.S. Bank National Association, as trustee. The notes bear interest at a rate of 4.50% per year, payable in cash on January 15 and July 15 of each year, commencing January 15, 2012, and will mature on July 15, 2016 (the “maturity date”), unless earlier repurchased for cash or converted.

Holders of the notes (“holders”) may convert their notes at their option at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of Class A common stock, or a combination thereof at the Company’s election. The initial conversion rate for the notes is 101.6260 shares of Class A common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $9.84 per share of Class A common stock.

Following certain corporate transactions, the Company will increase the conversion rate for a holder that elects to convert its notes in connection with such corporate transactions by a number of additional shares of Class A common stock. The conversion rate will not be adjusted for accrued and unpaid interest to the conversion date.

The Company may not redeem the notes prior to the maturity date. If the Company undergoes a “fundamental change” (as defined in the 4.50% Convertible Notes Indenture) holders may require the Company to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

If, and for so long as, the restrictive legend on the notes has not been removed or the notes are not otherwise freely tradable by holders other than the Company’s affiliates as of the 380th day after the last original date of issuance of the notes, the Company will pay additional interest on the notes at a rate equal to 0.50% per annum of the principal amount of notes outstanding until the restrictive legend on the notes has been removed and the notes are freely tradable as described above.

The Company received net proceeds from the offering of the notes of approximately $144.2 million after deducting the initial purchasers’ discounts and commissions, offering expenses and the cost of the capped call transactions. CF& Co. received approximately $1.2 million in initial purchase discounts and commissions. The Company expects to use the net proceeds from the offering for general corporate purposes, which may include financing acquisitions.

8.75% Convertible Senior Notes due 2015

On March 12, 2010 the Audit Committee authorized the Company or one of its subsidiaries to sell $150 million aggregate principal amount of 8.75% Convertible Senior Notes due 2015 to Cantor or any of its affiliates. On March 16, 2010, the Company, BGC Holdings and Cantor executed an agreement with respect to this transaction. In connection with the foregoing, on April 1, 2010 BGC Holdings issued an aggregate of $150 million principal amount of 8.75% Convertible Senior Notes due 2015 (the “BGC Holdings Notes”) in a private placement transaction to Cantor. On April 1, 2010, BGC Holdings lent the proceeds from the issuance of the BGC Holdings Notes to the Company in exchange for $150 million principal amount of 8.75% Convertible Senior Notes due 2015 (the “BGCP Notes” and, together with the BGC Holdings Notes, the “Notes”) on substantially the same economic terms as the BGC Holdings Notes. In connection with the issuance of the BGCP Notes, the Company entered into an Indenture, dated April 1, 2010, with Wells Fargo Bank, National Association, as trustee (the “8.75% Convertible Notes Indenture”).

The Company lent the proceeds from the issuance of the BGCP Notes to its operating subsidiary, BGC Partners, L.P. (“BGC U.S.”). BGC U.S. used the proceeds to repay at maturity $150 million aggregate principal amount of senior notes due April 1, 2010.

The Notes are senior unsecured obligations and rank equally and ratably with all existing and future senior unsecured obligations of BGC Holdings and the Company, respectively. The Notes bear an annual interest rate of 8.75%, which are payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2010. The Notes will mature on April 15, 2015, unless earlier repurchased, exchanged or converted.

Holders may exchange or convert the Notes at their option at any time until the close of business on the second scheduled trading day of the Class A common stock immediately preceding the maturity date. The Notes are exchangeable and convertible as follows:

•

The BGC Holdings Notes held by Cantor are (i) exchangeable for a like principal amount of BGCP Notes held by BGC Holdings, or (ii) convertible into an aggregate of 22,275,230 BGC Holdings exchangeable limited partnership interests at a conversion rate of 148.5015 units per $1,000 of principal amount of BGC Holdings Notes, equivalent to a conversion price of $6.73 per unit. The BGC Holdings exchangeable limited partnership interests are themselves exchangeable on a one-for-one basis for shares of Class A common stock.

The conversion rate of the BGC Holdings Notes into BGC Holdings exchangeable limited partnership interests and the conversion rate of the BGCP Notes into shares of Class A common stock are subject to customary adjustments upon certain corporate events, including stock dividends and stock splits on the Class A common stock and the Company’s payment of a quarterly cash dividend in excess of $0.10 per share of Class A common stock. Adjustments as a result of dividends in excess of $0.10 per share have occurred as a result of the last five quarterly dividend payments. The conversion rate will not be adjusted for accrued and unpaid interest to the conversion date.

The Company and BGC Holdings may not redeem their respective Notes prior to their stated maturity dates. Under the 8.75% Convertible Notes Indenture, if the Company undergoes a fundamental change, holders of the

BGCP Notes may elect to have all or a portion of their BGCP Notes repurchased for cash at a price equal to 100% of the principal amount of the BGCP Notes purchased, plus any accrued and unpaid interest, but excluding the fundamental change purchase date. A “fundamental change” will be deemed to have occurred when any of the following occurs:

•

a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, its subsidiaries, the Company’s or its subsidiaries’ employee benefit plans or “permitted holders” (as defined below), files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity;

•

consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person other than one or more of its subsidiaries (any such exchange, offer, consolidation, merger, sale, lease or other transfer transaction or series of transactions being referred to herein as an “event”); provided, however, that any such event where the holders of more than 50% of the shares of the Company’s common stock immediately prior to such event own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving person or transferee or the parent thereof immediately after such event will not be a fundamental change;

•	the Company’s stockholders approve any plan or proposal for the Company’s liquidation or dissolution; or

•	the Class A common stock ceases to be listed on at least one U.S. national securities exchange.

A “permitted holder” means Howard W. Lutnick, any person controlled by him or any trust established for Mr. Lutnick’s benefit or for the benefit of his spouse, any of his descendants or any of his relatives, in each case, so long as he is alive and, upon his death or incapacity, any person who will, as a result of Mr. Lutnick’s death or incapacity, become a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company’s common equity by operation of a trust, by will or the laws of descent and distribution or by operation of law.

If the Company undergoes a fundamental change, holders of the 8.75% convertible notes have the right to require BGC Holdings to repurchase all or a portion of their 8.75% convertible notes for cash at the same time and on the same terms as the holders of the BGCP Notes.

The Notes and the 8.75% Convertible Notes Indenture do not contain any financial covenants. The Notes and the 8.75% Convertible Notes Indenture contain customary events of default. The following events are considered “events of default,” which may result in the acceleration of the maturity of the Notes:

•	default in the payment in respect of the principal of any Note at its maturity, upon required repurchase, upon declaration of acceleration or otherwise;

•	default in the payment of any interest upon any Note when it becomes due and payable, with such default continuing for 60 days;

•	failure to comply with the obligation to convert such Notes upon exercise of a holder’s conversion right, with such failure continuing for 10 business days;

•	in the case of the BGCP Notes only, failure by the Company to issue a fundamental change notice when due, with failure continuing for 10 business days;

•

in the case of the BGC Holdings Notes only, failure by BGC Holdings to comply with its obligation to prepay or repurchase all or any portion of the BGC Holdings Notes, upon exercise of the holders’ right to require such prepayment or repurchase or otherwise, with such failure continuing for 10 business days;

•

default in the performance, or breach, of any covenant or agreement by BGC Holdings or the Company of their respective Notes, with continuance of such default or breach for 90 consecutive days after written notice thereof has been given;

•

an event of default as defined in any bonds, debentures or other instruments under which there may be issued evidences of indebtedness by the Company or any of its significant subsidiaries or BGC Holdings, as the case may be, of at least $100 million, whether such indebtedness now exists or will hereafter be created, which event of default (or comparable default) will have resulted in the acceleration of the maturity of at least $100 million of such indebtedness prior to its express maturity or will constitute a failure to pay at least $100 million of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto, with such event of default (or comparable default) not having been rescinded or annulled or such indebtedness not having been discharged and such event of default (or comparable default) continuing for 30 consecutive days after written notice has been given;

•

entry against the Company or any of its significant subsidiaries or BGC Holdings, as the case may be, of a final judgment for the payment of money in an aggregate amount in excess of $100 million (excluding any amounts covered by insurance), by a court or courts of competent jurisdiction, which judgment remains undischarged, unwaived, unstayed, unbonded or unsatisfied for 90 days after (i) the date on which the right to appeal or petition for review thereof has expired if no such appeal or review has commenced, or (ii) the date on which all rights to appeal or petition for review have been extinguished; or

•	certain events in bankruptcy, insolvency or reorganization relating to the Company or any of the Company’s significant subsidiaries or BGC Holdings.

Unless holders of at least a majority of the aggregate principal amount of the BGC Holdings Notes elect otherwise, at any time the BGCP Notes are prepaid or repurchased by the Company (including upon an event of default under the Indenture), BGC Holdings must prepay or repurchase the BGC Holdings Notes in the same principal amount and on the same terms as the BGCP Notes.

The Company issued the rights to acquire shares of Class A common stock upon the exchange of the BGC Holdings exchangeable limited partnership interests or upon the conversion of the BGCP Notes, as described above, pursuant to the exemption from registration under the Securities Act, provided by Section 4(2) thereof for transactions not involving a public offering.

In connection with the issuance of the BGCP Notes, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with Cantor, dated April 1, 2010, pursuant to which holders of the BGCP Notes and the shares of Class A common stock issuable upon conversion of the BGCP Notes (the “Registrable Securities”) have registration rights. Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement pursuant to Rule 415 under the Securities Act, which will provide for resales of all Registrable Securities. In addition, holders of the Registrable Securities have the right to demand registration for resales of the Registrable Securities in an underwritten public offering if such offering (i) represents at least 5% of either the BGCP Notes or the shares of Class A common stock outstanding on the date of the demand, or (ii) has an aggregate market value on the date of the demand of greater than $7.5 million. Holders of the Registrable Securities are entitled to an aggregate of four demand registrations, which are subject to certain exceptions.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as blackout periods and limitations on the number of other securities of the Company to be included in any underwritten offering. In addition, the Registration Rights Agreement contains other limitations on the timing and ability of holders of the Registrable Securities to exercise demand registration rights.

Freedom

We and Cantor formed Freedom to acquire a 66.7% interest in Freedom International Brokerage, a Canadian government securities broker-dealer and Nova Scotia unlimited liability company, in April 2001. As of the closing of the merger, we became entitled to 100% of Freedom’s capital interest in Freedom International Brokerage and we assumed 100% of Freedom’s cumulative profits. As of December 31, 2010, the investment in Freedom International Brokerage was $10.3 million. We also entered into the Freedom services agreements with Freedom International Brokerage.

Other Agreements

Services Agreements

Under the JSA, the Freedom services agreements and CO2e services agreement, eSpeed owned and operated the electronic trading systems and was responsible for providing electronic brokerage services, and Cantor and BGC Partners, Freedom and CO2e provided or provides voice-assisted brokerage services, clearance, settlement and other fulfillment and related services, such as credit and risk management services, oversight of customer suitability and regulatory compliance, sales positioning of products and other services customary to brokerage operations in exchange for certain revenue shares. The agreements also provided for certain performance obligations and non-competition provisions. Pursuant to the terms of the merger agreement, the JSA and the CO2e services agreement terminated upon the completion of the merger.

Additional Previous Transactions

On July 30, 2001, we entered into an agreement to form a business partner relationship with Deutsche Bank AG, which we refer to as “Deutsche Bank,” whereby Deutsche Bank agreed to channel its electronic market-making engines and liquidity for specified European fixed income products through our electronic trading platform. In connection with the agreement, Deutsche Bank purchased 750 shares of our Series C Redeemable Convertible Preferred Stock, which we refer to as “Series C Preferred,” at its par value of $0.01 per share. Each share of the Series C Preferred was convertible at the option of Deutsche Bank into 10 shares of the Company’s Class A common stock at any time during the five years ended July 31, 2006. At the end of each year of the five-year agreement in which Deutsche Bank fulfilled its liquidity and market-making obligations for specified products, 150 shares of Series C Preferred would automatically convert into warrants to purchase 150,000 shares of our Class A common stock at an exercise price of $14.79 per share. At the end of the five-year period, to the extent that Deutsche Bank had not fulfilled its obligations under the agreement and Series C Preferred shares remained outstanding, we had the option to redeem each share of the Series C Preferred outstanding in exchange for 10 shares of our Class A common stock. Deutsche Bank was deemed to have fulfilled its obligations under the agreement for the 12 months ended July 30, 2002, and, accordingly, a warrant to purchase 150,000 shares of our Class A common stock was issued by us. We informed Deutsche Bank that it was not in compliance with the agreement for the 12 months ended July 30, 2003, and a warrant was not issued for such period. Based on certain communications and Deutsche Bank’s inactivity with regards to this arrangement, we have further notified Deutsche Bank that we believe Deutsche Bank has terminated its right to receive warrants under the agreement for the remaining commitment periods. On March 17, 2008, we redeemed any and all outstanding shares of our Series C Redeemable Convertible Preferred Stock by issuing to Deutsche Bank AG 6,000 shares of our Class A common stock. In addition, we have provided Deutsche Bank with piggyback registration rights.

As shown in the table below, during 2010 and 2011, certain warrants to purchase shares of Class A common stock expired without being exercised:

Expiration date	Option holder	Warrants expired
June 5, 2010	Williams Energy Marketing & Trading Company	666,666
June 5, 2010	Dynegy Inc.	666,666
February 1, 2011	Horizon	312,937
July 30, 2011	Deutsche Bank	150,000
September 13, 2011	Lawrence Patent	15,000

Indemnification by Cantor

Although we do not expect to incur any losses with respect to pending lawsuits or supplemental allegations relating to Cantor and Cantor’s limited partnership agreement, in connection with our initial public offering, Cantor agreed to indemnify us with respect to any liabilities it incurs as a result of such lawsuits or allegations.

Distribution Rights Shares/Distributions/Receipt/Deferrals

Between July 29, 2010 and April 1, 2011, Cantor distributed an aggregate of 2,720,196 shares of Class A common stock to retained and founding partners to satisfy certain of Cantor’s distribution rights obligations as follows:

•

on August 12, 2010, Cantor distributed 53,945 previously deferred distribution rights shares to Mr. Merkel, with the Company repurchasing such 53,945 shares from Mr. Merkel at a price of $5.29 per share on such date;

•

on September 20, 2010, Cantor distributed 12,981 distribution rights shares to a certain partner of Cantor, with the Company repurchasing such 12,981 shares from such partner at a price of $5.76 per share on such date; and

•

on September 29, 2010, October 25, 2010 and November 12, 2010, Cantor distributed 2,175,626, 4,456 and 473,188 distribution rights shares, respectively, with 2,609,366 of those shares included in a prospectus supplement to the July 2, 2010 Resale Registration Statement (defined below) filed by the Company with the SEC on November 22, 2010, as discussed below;

On October 1, 2010, the 30-month anniversary of the completion of the Merger, Cantor was obligated to distribute an aggregate of 1,121,579 distribution rights shares to retained partners, not including shares previously distributed to such partners or deferred by certain retained partners. In connection with the previous distributions of distribution rights shares and in connection with the 30-month anniversary of the completion of the Merger, Cantor offered to retained partners the opportunity to elect to defer their receipt of such 1,121,579 distribution rights shares and receive a distribution equivalent from Cantor rather than receiving an immediate distribution of such shares. Retained partners elected to defer receipt of an aggregate of 934,637 distribution right shares otherwise distributable to them on October 1, 2010. Retained partners who elected to defer their right to receive such shares are entitled to receive their shares upon written notice to Cantor. Such shares will be delivered to such partners on such subsequent dates after receipt of such notice as shall be determined by Cantor in its administrative discretion, and Cantor shall have a right to defer such distributions for up to three months, although Cantor generally makes such distributions on a quarterly basis to such partners.

Mr. Lutnick elected to defer receipt of an aggregate of 682,746 distribution rights shares otherwise distributable to him on October 1, 2010 and receive a distribution equivalent from Cantor, rather than receiving such distribution rights shares at that time. Mr. Merkel elected to receive 13,684 and 3,369 distribution rights shares, respectively, distributable to them on October 1, 2010. They received such shares on November 15, 2010 and included those shares in the prospectus supplement to the July 2, 2010 Resale Registration Statement filed by the Company with the SEC on November 22, 2010.

As of October 19, 2011, the aggregate number of remaining distribution rights shares that Cantor is obligated to distribute to retained and founding partners is 16,254,308 shares (15,822,117 shares with respect to retained partners and 432,191 shares with respect to founding partners).

Controlled Equity Offerings/Payment of Commissions to Cantor

On September 9, 2011, the Company entered into a controlled equity offering sales agreement (the “September 2011 Sales Agreement”) with Cantor, pursuant to which the Company could offer and sell up to 10,000,000 shares of Class A common stock, under the Company’s shelf Registration Statement on Form S-3

(Registration No. 333-176523) from time to time through Cantor, as the Company’s sales agent. Under the September 2011 Sales Agreement, the Company has agreed to pay to Cantor a commission of 2% of the gross proceeds from the sale of such shares. As of October 19, 2011, 1,739,910 shares of Class A common stock have been sold under the September 2011 Sales Agreement, resulting in a total of $11,294,711 paid by the Company to Cantor, and 8,260,090 shares of Class A common stock remain to be sold under such Agreement.

The September 2011 Sales Agreement follows two controlled equity offering agreements with Cantor, as the Company’s sales agent, which the Company entered into in 2010 on September 3, 2010 and June 2, 2010 (the “2010 Sales Agreements”) under the Company’s separate shelf Registration Statement on Form S-3 (Registration No. 333-166564). Each of the 2010 Sales Agreements related to an offering of 5,500,000 shares of Class A common stock (subject to a maximum aggregate gross sales price of $100,000,000). All 11,000,000 aggregate shares of Class A common stock covered by the 2010 Sales Agreements were sold as of September 8, 2011.

Exchange by Cantor of BGC Holdings Exchangeable Limited Partnership Units for Shares of Class A Common Stock

On August 16, 2010, Cantor exchanged 200,000 BGC Holdings exchangeable limited partnership units for 200,000 shares of Class A common stock and donated such shares to The Cantor Fitzgerald Relief Fund (the “Relief Fund”), as discussed below. Some of the shares donated to the Relief Fund were subsequently purchased by Mr. Lutnick and his accounts, and other such shares were included in the July 2, 2010 Resale Registration Statement, as discussed below.

Redemption of Non-Exchangeable BGC Holdings Founding Partner Units from Terminating Founding Partners/Cantor Purchase Right/Company Compensation Arrangements

In the event that BGC Holdings redeems any non-exchangeable founding partner units held by any founding partner upon termination or bankruptcy of the founding partner, Cantor has the right to purchase from BGC Holdings an equivalent number of BGC Holdings limited partnership units upon the same terms. Any such limited partnership units purchased by Cantor from BGC Holdings will be exchangeable by Cantor for shares of Class B common stock, at Cantor’s option, or if there are no additional authorized but unissued shares of Class B common stock, shares of Class A common stock, in each case on a one-for-one basis (subject to customary anti-dilution adjustments), from the Company, on the same basis as Cantor’s other exchangeable limited partnership units acquired in connection with the Merger.

On August 27, 2010 and August 31, 2010, BGC Holdings redeemed an aggregate of 214,176 and 325,400 non-exchangeable founding partner units, respectively, held by three terminating founding partners, and Cantor exercised its right to purchase from BGC Holdings an equivalent number of BGC Holdings exchangeable limited partnership units at a price of approximately $3.30 per unit. In addition, on November 17, 2010, BGC Holdings redeemed an aggregate of 1,489,338 non-exchangeable founding partner units held by 35 terminating founding partners, and Cantor exercised its right to purchase from BGC Holdings an equivalent number of exchangeable limited partnership units at a price of approximately $3.58 per unit.

In addition, as of March 1, 2011, as a result of the termination of an aggregate of three additional founding partners, BGC Holdings has the right to redeem an aggregate of 193,188 non-exchangeable founding partner units. Accordingly, upon the redemption of any of such founding partner units, Cantor will have the right to purchase from BGC Holdings an equivalent number of exchangeable limited partnership units pursuant to terms yet to be determined.

On November 1, 2010, the Audit and Compensation Committees of the Board of Directors of the Company authorized the Company’s management from time to time to cause it to enter into various compensatory arrangements with partners, including founding partners who hold non-exchangeable founding partner units that Cantor has not elected to make exchangeable into shares of Class A common stock. These arrangements, which may be entered into prior to or in connection with the termination of such partners, include but are not limited to the grant of shares or other awards under the Company’s Second Amended and Restated BGC Partners, Inc. Long Term Incentive Plan, payments of cash or other property, or partnership awards under the BGC Holdings’ Participation Plan or other partnership adjustments, which arrangements may result in the repayment by such partners of any partnership loans or other amounts payable to or guaranteed by Cantor earlier than might otherwise be the case, and for which the Company may incur compensation charges that it might not otherwise have incurred had such arrangements not been entered into.

Cantor Purchase of Cantor Units upon Redemption of Founding/Working Partner Units from BGC Holdings

Cantor has the right to purchase Cantor units from BGC Holdings upon redemption of nonexchangeable founding/working partner units redeemed by BGC Holdings upon termination or bankruptcy of the founding/working partner. Any such Cantor units purchased by Cantor are exchangeable for shares of Class B common stock or, at Cantor’s election or if there are no additional authorized but unissued shares of Class B common stock, shares of Class A common stock, in each case on a one-for-one basis (subject to customary anti-dilution adjustments). As of September 30, 2011, BGC Holdings had the right to redeem an aggregate of 443,939 nonexchangeable founding/working partner units and Cantor will have the right to buy the equivalent number of Cantor units on terms yet to be determined.

Conversions; Exchanges of BGC Holdings Exchangeable Limited Partnership Interests; Form S-3 Resale Registration Statements

On May 6, 2010, Cantor converted 600,000 shares of its Class B common stock into 600,000 shares of Class A common stock.

On May 28, 2010 Cantor exchanged 3,500,000 BGC Holdings exchangeable limited partnership interests for 3,500,000 shares of Class A common stock, and in connection therewith, on July 2, 2010 the Company filed a resale registration statement on Form S-3 (the “July 2, 2010 Resale Registration Statement”) with respect to the 3,500,000 shares of Class A common stock that may be sold by Cantor for the account of certain retained and founding partners and/or by such retained and founding partners, as distributees of shares of Class A common stock from Cantor, from time to time on a delayed or continuous basis. The primary purposes of the July 2, 2010 Resale Registration Statement (and the June 21, 2011 Resale Registration Statement discussed below) are to enable retained and founding partners to resell certain distribution rights shares which they have a right to acquire from Cantor and to enable the Relief Fund to sell certain shares of Class A common stock donated to it by Cantor. The Company is bearing all of the expenses of the resale registration statements and sale of the shares, except selling stockholders are paying their own commissions for the sale of their shares. While Cantor is nominally listed as a selling stockholder, it has not and will not sell any shares for its own account under the resale registration statements.

On September 3, 2010, the Company filed Amendment No. 1 to the July 2, 2010 Resale Registration Statement to update the number of shares that may be sold under the July 2, 2010 Resale Registration Statement to 3,646,055, excluding 53,945 of the distribution rights shares distributed to Mr. Merkel and repurchased by the Company (see—“Distribution Rights Shares/Distributions/Receipt/ Company Repurchases/Deferrals”), but including 200,000 shares contributed by Cantor to the Relief Fund (see—“Exchange by Cantor of BGC Holdings Exchangeable Limited Partnership Units for Shares of Class A Common Stock”). Cantor had obtained such 200,000 shares of Class A common stock on August 16, 2010 by exchanging 200,000 BGC Holdings exchangeable limited partnership interests. On October 1, 2010, the Company filed Amendment No. 2 to the July 2, 2010 Resale Registration Statement, updating the number of shares that may be sold under the July 2, 2010 Resale Registration Statement to 3,494,891, including 61,817 shares that could be sold by the Relief Fund after the Relief Fund sold 138,183 shares to Mr. Lutnick and his accounts. The July 2, 2010 Resale Registration Statement was declared effective by the SEC on October 12, 2010. On November 22, 2010, the Company filed a prospectus supplement to the July 2, 2010 Resale Registration Statement primarily to include the names of additional selling stockholders and 48,149 shares for the Relief Fund and to reflect the Relief Fund’s sale of an additional 13,668 shares to Mr. Lutnick and his accounts on November 3, 2010. On August 18, 2011, the Company filed a second prospectus supplement to the July 2, 2010 Resale Registration Statement to further update the number of shares that may be sold under the July 2, 2010 Resale Registration Statement to 1,552,890, including 13,845 shares that could be sold by the Relief Fund.

On May 5, 2011, Cantor exchanged 9,000,000 shares of our Class A common stock, and in connection therewith, on June 21, 2011, the Company filed a resale registration statement on Form S-3 (the “June 21, 2011 Resale Registration Statement”).

On May 6, 2011, the Company issued 9,000,000 shares of Class B common stock of the Company to Cantor upon Cantor’s exchange of 9,000,000 Cantor units. All of these shares are restricted securities. These issuances did not change the fully diluted number of shares outstanding.

On June 21, 2011, the Company filed a June 21, 2011 Resale Registration Statement with respect to 9,440,317 shares of Class A common stock that may be sold from time to time on a delayed or continuous basis by (i) Cantor at the direction of and for the account of certain retained and founding/working partners, and/or by such retained and founding/working partners, as distributees of shares of Class A common stock from Cantor, (ii) charitable organizations that receive donations of shares from Cantor, and (iii) the Relief Fund with respect to the shares donated by the Company to it in connection with the Company’s Charity Day.

On August 8, 2011, the Company filed Amendment No. 1 to the June 21, 2011 Resale Registration Statement to update the number of shares to be registered in connection with distribution rights that were granted by Cantor to certain current and former partners, as well as shares donated to the Relief Fund. The June 21, 2011 Resale Registration Statement, as amended, was declared effective by the SEC on August 17, 2011. (See—“Conversions; Exchanges of BGC Holdings Exchangeable Limited Partnership Interests; Form S-3 Resale Registration Statements.”)

As a result of the exchanges and transactions described above, as of October 19, 2011, Cantor held an aggregate of 47,862,204 BGC Holdings exchangeable limited partnership interests.

Authorization to Engage CF&Co. and its Affiliates to Act as Financial Advisor to the Company

On August 2, 2010, the Company was authorized to engage CF&Co. and its affiliates to act as financial advisor in connection with one or more third-party business combination transactions with or involving one or more targets as requested by the Company on behalf of its affiliates from time to time on specified terms, conditions and fees. In the third quarter of 2010, the Company paid CF&Co., an advisory fee of approximately $700,000 in connection with the acquisition of Mint. In addition, on September 3, 2010 the Company filed a registration statement on Form S-4 (the “Form S-4 Registration Statement”), which was declared effective by the SEC on October 12, 2010, for the offer and sale of up to 20,000,000 shares of Class A common stock from time to time in connection with business combination transactions, including acquisitions of other businesses, assets, properties or securities. In addition to shares of Class A common stock, the Company may offer other consideration in connection with such business combination transactions, including, but not limited to, cash, notes or other evidences of indebtedness, BGC Holdings units that may be exchangeable for shares of Class A common stock offered and sold on the Form S-4 Registration Statement, assumption of liabilities or a combination of these types of consideration. The Form S-4 Registration Statement states that the Company may pay finders’, investment banking or financial advisory fees to broker-dealers, including, but not limited to, CF&Co. and its affiliates, from time to time in connection with certain business combination transactions, and, in some cases, the Company may issue shares of Class A common stock offered pursuant to the Form S-4 Registration Statement in full or partial payment of such fees.

Charity Day/Acceleration of Exercisability of Exchangeable Founding Partner Unit Exchange Rights/Purchase of Exchangeable Founding Partner Units/Exchange Rights

In 2010, two founding partners, one of whom is a former executive officer of the Company, donated an aggregate of 1,157,902 shares of Class A common stock to the Relief Fund, consisting of the following: (i) a donation by one partner of 303,951 shares on April 26, 2010, 400,000 shares on August 12, 2010 and 150,000 shares on December 17, 2010, which shares were issued by the Company upon exchange of founding/working partner units that the partner received in connection with the separation and merger, and (ii) a donation of 303,951 shares by a second partner on April 26, 2010, which shares were also issued by the Company upon exchange of founding/working partner units that the partner received in connection with the separation and merger. With respect to the 150,000 shares referred to in (i) in this paragraph above, the shares were issued pursuant to the terms of the BGC Holdings limited partnership agreement, Cantor consented to the exchange of such units for shares of Class A common stock, and the Company, as the general partner of BGC Holdings, agreed to remove any contractual transfer restrictions on the 150,000 shares of Class A common stock in order to permit such founding partner to donate such shares.

These donations cover approximately $7.4 million of the final net proceeds raised by the employees of the Company on their 2009 Charity Day which represents the non-cash settlement of a portion of the Company’s liability. On April 26, 2010, the Company repurchased, at a price of $6.58 per share from the Relief Fund, 607,902 shares of the Company’s Class A common stock. On August 12, 2010, the Company repurchased, from the Relief Fund, such 400,000 shares of the Company’s Class A common stock at a price of $5.29 per share.

In addition, on August 17, 2010, Cantor further agreed to accelerate the exchangeability of the exchange rights of an additional 200,000 exchangeable founding partner units of the partner, and Cantor and the Company agreed to the sale by such founding partner of such 200,000 exchangeable founding partner units to a Cantor partner.

On May 9, 2011, the Company issued and donated an aggregate of 443,686 shares of Class A common stock to the Relief Fund in connection with the Company’s annual Charity Day.

On June 21, 2011, the Company filed a resale registration statement on Form S-3 with respect to 9,440,317 shares of Class A common stock that may be sold from time to time on a delayed continuous basis by (i) Cantor for the account of certain retained and founding/working partners, and/or by such retained and founding/working partners, as distributees of shares of Class A common stock from Cantor, (ii) charitable organizations that receive donations of shares from Cantor, and (iii) the Relief Fund with respect to the shares donated by the Company to it in connection with the Company’s Charity Day (the “June 21, 2011 Resale Registration Statement”).

On July 26, 2011, Cantor donated 150,000 shares to the Relief Fund in connection with the Company’s annual Charity Day.

During the three months ended September 30, 2011, three partners of BGC Holdings donated shares of Class A common stock to the Relief Fund. These donations were in connection with the Company’s annual Charity Day. The aggregate 995,911 shares of Class A common stock donated by the three partners were issued by the Company on July 27, 2011. These donations of approximately $8.2 million were used to satisfy a portion of the Company’s liability associated with its annual Charity Day.

Purchases of Certain Shares of Class A Common Stock by Mr. Lutnick and His Accounts/Donation of Shares

On September 20, 2010, Mr. Lutnick purchased from the Relief Fund, in a single transaction, 50,366 shares of Class A common stock for various custodial (9,743 shares), retirement (16,952 shares) and trust (23,671 shares) accounts for his own benefit and for the benefit of members of his immediate family. On September 30, 2010 and November 3, 2010, Mr. Lutnick purchased from the Relief Fund 87,817 and 13,668 additional shares of Class A common stock, respectively, for a Keogh retirement account for his own benefit. The sources of funds for the purchases of these shares of Class A common stock from the Relief Fund were Mr. Lutnick’s personal funds and available cash in the accounts.

Issuances of Shares of Class A Common Stock upon Exchanges of BGC Holdings Exchangeable Founding Partner Units/Opening of Brokerage Accounts

Since the merger and as of October 31, 2011, the Company has issued an aggregate of 5,402,316 shares of Class A common stock to founding partners of BGC Holdings upon exchange of their exchangeable founding partner units. In order to facilitate the receipt and sale of the exchange shares by the founding partners and the distribution rights shares to be received by retained and founding partners, the Company and Cantor have made arrangements for such partners to open brokerage accounts with an investment bank. These accounts will facilitate repayment by any such partners of any partnership loans or other amounts payable to or guaranteed by Cantor from the proceeds of any sale of such shares.

Other Transactions

On December 21, 2007, the Company together with other leading financial institutions, formed ELX Futures, L.P. (“ELX”), a limited partnership that has established a fully-electronic futures exchange. In November 2010, the Company made an additional investment of approximately $6.4 million in ELX. During the nine months ended September 30, 2011, the Company made no additional cash contributions to ELX. The Company holds an approximate 26.3% interest in ELX Futures LP (“ELX”). The Company has also entered into a technology services agreement with ELX pursuant to which the Company provides software technology licenses, monthly maintenance support and other technology services as requested by ELX.

The Company is authorized to enter into short-term arrangements with Cantor to cover any failed U.S. Treasury securities transactions and to share equally any net income resulting from such transactions, as well as any similar clearing and settlement issues. As of September 30, 2011, the Company had not entered into any arrangements to cover any failed U.S. Treasury transactions.

The Company is authorized to enter into an indemnity agreement with Cantor with respect to the guarantee by Cantor of any liabilities associated with our application for a brokering license in China.

To more effectively manage the Company’s exposure to changes in foreign exchange rates, the Company and Cantor agreed to jointly manage the exposure. As a result, the Company is authorized to divide the quarterly allocation of any profit or loss relating to foreign exchange currency hedging between Cantor and the Company. The amount allocated to each party is based on the total net exposure for the Company and Cantor. The ratio of gross exposures of Cantor and the Company will be utilized to determine the shares of profit or loss allocated to each for the period.

Mr. Lutnick’s brother-in-law, Gary Lampert, serves as a Senior Vice President of the Market Data division of BGC Partners. He does not report to Mr. Lutnick and he is not supervised by Mr. Lutnick. He earns a base draw of $225,000 and a performance bonus based on sales commissions. He owns 32,384 Founding Partner Units. In 2010, he received 3,266 PSUs as a portion of his compensation and holds an additional 15,039 PSUs.

In March 2009, the Company and Cantor were authorized to utilize each other’s brokers to provide brokerage services for securities not brokered by such entity so long as, unless otherwise agreed, such brokerage services were provided in the ordinary course and on terms no less than favorable to the receiving party than such services are provided to typical third-party customers.

On August 2, 2010, the Company was authorized to engage CF&Co and its affiliates to act as financial advisor in connection with one or more third-party business combination transactions with or involving one or more targets as requested by the Company on behalf of its affiliates from time to time on specified terms, conditions and fees.

On August 19, 2010, the Company completed the acquisition of Mint Partners. In connection with this acquisition, the Company paid an advisory fee of $0.7 million to CF&Co.

In September 2010, the Audit Committee authorized management to approve the transfer of five options brokers in Paris from Cantor to BGC Partners.

In November 2010, the Audit Committee authorized the transfer of two equity derivatives brokers from BGC to Cantor.

During the year ended December 31, 2010, Cantor converted 600,000 shares of its Class B common stock into 600,000 shares of Class A common stock. This conversion did not change the amount of fully diluted shares outstanding.

During the year ended December 31, 2010, Cantor exchanged 3,700,000 Cantor units for 3,700,000 shares of Class A common stock. This exchange did not change the amount of fully diluted shares outstanding.

On April 19, 2011, the Company repurchased 7,991 shares of Class A common stock, at an average price of $8.94 per share, from one of the Company’s directors.

On August 9, 2011, the Company issued an aggregate of 34,937 shares of Class A common stock to founding/working partners of BGC Holdings upon exchange of their exchangeable founding/working partner units.

On August 9, 2011, the Company issued an aggregate of 817,413 shares of Class A common stock to partners of BGC Holdings upon exchange of 372,458 founding partner exchangeable interests and 444,955 shares underlying exchangeable PSUs. These issuances did not change the fully diluted number of shares outstanding.

S-4 Registration Statement Filing

On September 3, 2010 the Company filed a Form S-4 Registration Statement, which was declared effective by the SEC on October 12, 2010, for the offer and sale of up to 20,000,000 shares of Class A common stock from time to time in connection with business combination transactions, including acquisitions of other businesses, assets, properties or securities. In addition to shares of Class A common stock, the Company may offer other consideration in connection with such business combination transactions, including, but not limited to, cash, notes or other evidences of indebtedness, BGC Holdings units that may be exchangeable for shares of the Company’s Class A common stock offered and sold on the Form S-4 Registration Statement, assumption of liabilities or a combination of these types of consideration. The Form S-4 Registration Statement states that the Company may pay finders’, investment banking or financial advisory fees to broker-dealers, including, but not limited to, CF&Co and its affiliates, from time to time in connection with certain business combination transactions, and, in some cases, the Company may issue shares of the Company’s Class A common stock offered pursuant to the Form S-4 Registration Statement in full or partial payment of such fees.

Clearing Agreement

The Company receives certain clearing services (“Clearing Services”) from Cantor in Europe and the U.S. pursuant to its clearing agreement (“Clearing Agreement”). These Clearing Services are provided in exchange for payment by the Company of third-party clearing costs and allocated costs.

The Company is currently evaluating various alternatives to the above-mentioned clearing arrangement with Cantor, including self-clearing at Fixed Income Clearing Corporation (“FICC”) or third-party clearing for this activity. Following any transition of this clearing activity away from Cantor, BGC will be required to post clearing margin to support this activity, whether done with a third party or in a self-clearing capacity. The regulated subsidiary that conducts this business has substantial available cash and liquidity to provide for its clearing margin. It is not expected that the clearing margin requirements will have a material adverse impact on the Company’s ability to make distributions, repurchase its stock or effect strategic acquisitions or other opportunities. The Company does not anticipate having to raise additional capital in the absence of the clearing agreement with Cantor, nor would posting the required clearing margin preclude us from meeting our cash needs in the near term.

Under the current relationship, we expect that Cantor will continue to post clearing capital on our behalf and we will post clearing capital with Cantor as requested under the clearing capital agreement. To date, no amounts had been requested by Cantor pursuant to the clearing capital agreement. In the absence of such an arrangement, BGC Partners may be required to raise additional capital, borrow funds or take other action to meet the capital requirements in connection with the clearing of these transactions. The increased capital requirements required in connection with the clearing of our securities transactions could have a material adverse impact on BGC Partners’ ability to make distributions, repurchase its stock or affect strategic acquisitions or other opportunities. However, we believe that the agreement with Cantor, or, in the alternative, a clearing agreement with an additional third-party clearing agent, will not preclude us from meeting our cash needs in the near term.

Acceleration of Exercisability of Exchangeable Founding Partner Unit Exchange Rights Held by Mr. Lynn

On December 15, 2010, the Compensation Committee approved Cantor’s acceleration of exercisability of exchange rights with respect to 754,769 exchangeable founding partner units held by Mr. Lynn, which exchange rights would otherwise have become exercisable in one-third increments on April 1, 2014, 2015 and 2016, and authorized that all such exchangeable units may be redeemed by BGC Holdings for cash at the ten-day average closing price for a share of Class A common stock, less 2%. On December 31, 2010, BGC Holdings redeemed 350,000 such units for $8.54 per unit, or $2,989,000 in the aggregate, leaving 404,770 units subject to the arrangement. Not including the 404,770 units subject to the arrangement, as of the date of this filing, Mr. Lynn holds an aggregate of 1,261,128 exchangeable founding partner units, of which exchange rights with respect to 506,359 units are currently exchangeable for shares of Class A common stock, and exchange rights with respect to 754,769 units are exchangeable in one-third increments on April 1, 2011, April 1, 2012 and April 1, 2013.

Exercises of Employee Stock Options

On February 17, 2011, Mr. Lutnick exercised an employee stock option with respect to 1,500,000 shares of Class A common stock at an exercise price of $5.10 per share. The exercise price was paid in cash from Mr. Lutnick’s personal funds. Mr. Lutnick does not currently intend to sell any of the 1,500,000 shares of Class A common stock acquired upon exercise of the option.

During the ten months ended October 31, 2011, two other executive officers of the Company, Mr. Merkel and Mr. Lynn, exercised employee stock options with respect to 110,000 and 42,188 shares of Class A common stock, respectively, at an exercise price in each case of $5.10 per share. A portion of these shares were withheld to pay the option exercise price and the applicable tax obligations. Of a total of 18,900 net shares of Class A common stock resulting from his exercises, Mr. Merkel sold 2,332 shares to the Company in January at a price of $8.259 per share, and 2,332 shares to the Company in February at a price of $8.7474 per share, calculated in each case on a five-day average closing price less 2% beginning on the date of exercise. Mr. Merkel continues to hold 14,236 shares from the exercises in March through October. Of a total of 7,158 net shares of Class A common stock resulting from his exercises, Mr. Lynn sold 895 shares to the Company in January at a price of $8.259 per share, and 895 shares to the Company in February at a price of $8.7474 per share, also calculated in each case on a five-day average closing price less 2% beginning on the date of exercise. Mr. Lynn continues to hold 5,368 shares from the exercises in March through October.

Potential Conflicts of Interest and Competition with Cantor

Various conflicts of interest between us and Cantor may arise in the future in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of capital stock, sales or distributions of shares of our common stock and the exercise by Cantor of control over our management and affairs.

Cantor will continue to exercise control over our management and affairs and all matters requiring stockholder approval, including the election of our directors and determinations with respect to acquisitions and dispositions, as well as material expansions or contractions of our business, entry into new lines of business and borrowings and issuances of our common stock or other securities. This control will be subject to the approval of our independent directors on those matters requiring such approval. Cantor’s voting power may also have the effect of delaying or preventing a change of control of the Company. This control will also be exercised because:

•

Cantor is, in turn, controlled by CFGM, its managing general partner, and, ultimately, by Mr. Lutnick, who serves as our Chief Executive Officer and Chairman. Mr. Lutnick is also the Chairman of the Board and Chief Executive Officer of Cantor and the President and controlling stockholder of CFGM;

•	Mr. Merkel, who serves as our Executive Vice President, General Counsel and Secretary, is employed as Executive Managing Director, General Counsel and Secretary of Cantor.

Messrs. Lutnick and Merkel have holdings in Cantor through partnership unit ownership, including distribution rights.

The service of officers or partners of Cantor as our executive officers and directors, and those persons’ ownership interests in and payments from Cantor, and its affiliates, could create conflicts of interest when we and those directors or officers are faced with decisions that could have different implications for Cantor and us. In addition, although in connection with the separation Cantor redeemed all of the Cantor limited partnership interests held by founding partners for BGC Holdings limited partnership interests and distribution rights, Messrs. Lutnick and Merkel continue to hold Cantor limited partnership and other interests in Cantor and its affiliates, including distribution rights, and were not redeemed for BGC Holdings limited partnership interests in connection with the separation or the merger.

It is also expected that Cantor will manage its ownership of our company so that it will not be deemed to be an investment company under the Investment Company Act, including by maintaining its voting power in us above a majority absent an applicable exemption from the Investment Company Act. This may result in conflicts with us, including those relating to acquisitions or offerings by us involving issuances of common stock or securities convertible or exchangeable into shares of common stock that would dilute the voting power in us of the holders of BGC Holdings exchangeable limited partnership interests.

Conflicts of interest may arise between us and Cantor in a number of areas relating to our past and ongoing relationships, including:

•	potential acquisitions and dispositions of businesses;

•	our issuance or disposition of securities;

•	the election of new or additional directors to our board of directors;

•

the payment of dividends by us (if any), distribution of profits by BGC U.S., BGC Global and/or BGC Holdings and repurchases of shares of our common stock or purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor or our executive officers;

•	business operations or business opportunities of us and Cantor that would compete with the other party’s business opportunities, including brokerage and financial services by us and Cantor;

•	labor, tax, employee benefits, indemnification and other matters arising from the separation or the merger;

•	intellectual property matters;

•	business combinations involving us;

•	the terms of the merger agreement, the separation agreement and the related agreements we entered into in connection with the separation and merger;

•	conflicts between our agency trading for primary and secondary bond sales and Cantor’s investment banking bond origination business;

•	competition between our and Cantor’s other equity derivatives and cash equity inter-dealer brokerage businesses; and

•	the nature, quality and pricing of administrative services to be provided by Cantor and/or Tower Bridge.

In addition, Cantor has from time to time in the past considered possible strategic realignments of its business and the business relationships that exist between and among Cantor and the businesses comprising our company and may do so in the future. Any future related-party transactions or arrangements between us and Cantor, until Cantor ceases to hold 5% of our voting power, are subject to the prior approval by a majority of our independent directors, but generally will not otherwise require the separate approval of our stockholders, and if such approval were required, Cantor would retain sufficient voting power to provide any such requisite approval without the affirmative consent of the other stockholders.

Agreements and other arrangements with Cantor, including the separation agreement, may be amended upon agreement of the parties to those agreements and approval of our audit committee. During the time that we are controlled by Cantor, Cantor may be able to require us to agree to amendments to these agreements. We may not be able to resolve any potential conflicts and, even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. As a result, the prices charged to or by us for services provided under agreements with Cantor may be higher or lower than prices that may be charged to or by third parties, and the terms of these agreements may be more or less favorable to us than those that we could have negotiated with third parties.

In order to address potential conflicts of interest between us and Cantor and our representatives, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve Cantor and its representatives, and our powers, rights, duties and liabilities in connection with our relationship with Cantor and its affiliates, officers, directors, general partners or employees and representatives.

Our certificate of incorporation provides that no Cantor Company (as defined below) or any of the representatives (as defined below) of a Cantor Company will owe any fiduciary duty to, nor will any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, us or any of our stockholders. To the extent that any representative of a Cantor Company also serves as our director or officer, such person will owe fiduciary duties to us in his or her capacity as our director or officer. In addition, none of any Cantor Company or any of their representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as us, or doing business with any of our clients or customers.

If a third party presents a corporate opportunity (as defined below) to a person who is a representative of ours and a representative of a Cantor Company, expressly and solely in such person’s capacity as a representative of us, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to us, then such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that person has to us;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to the corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached such person’s duty of loyalty to us and our stockholders, and not to have derived an improper personal benefit therefrom.

A Cantor Company may pursue such a corporate opportunity if we decide not to.

If a corporate opportunity is not presented to a person who is both a representative of ours and a representative of a Cantor Company and, expressly and solely in such person’s capacity as a representative of us, such person will not be obligated to present the corporate opportunity to us or to act as if such corporate opportunity belongs to us, and such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as a representative of us with respect to such corporate opportunity;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to such corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached a duty of loyalty to us and our stockholders and not to have derived an improper personal benefit therefrom.

For purposes of the above:

•	“Cantor Company” means Cantor and any of its affiliates (other than, if applicable, the Company and its affiliates);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person; and

•

“corporate opportunity” means any business opportunity that we are financially able to undertake that is, from its nature, in our lines of business, is of practical advantage to us and is one in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Cantor or their respective representatives will be brought into conflict with our self-interest.

Leases

We have offices in the United States, Canada, Europe, United Kingdom, Latin America, Asia, Africa and the Middle East. Our principal executive offices are located at contiguous space at 499 Park Avenue, New York, New York. We also occupy a large space at 199 Water Street, New York, New York. Under the Administrative Services Agreement, we are obligated to Cantor for our pro rata portion (based on square footage used) of rental expense during the 16-year term of the lease for such spaces.

We acquired the headquarters location of Newmark at 125 Park Avenue, New York, New York, subsequent to completion of our recent acquisition (see—“Newmark Acquisition”).

Our largest presence outside of the New York metropolitan area is at One Churchill Place, Canary Wharf in London.

We occupy a concurrent computing center in Rochelle Park, New Jersey and a Midwest data center in Chicago, Illinois. In March 2007, we opened an additional data center in Trumbull, Connecticut. We believe that our facilities are adequate for our current operations.

Certain Acquisitions and Dispositions of Interests in our Capital Stock by Cantor

Our board of directors has determined that Cantor is a “deputized” director of the Company for purposes of Rule 16b-3 under the Exchange Act with respect to the transactions contemplated by the separation and the merger. Rule 16b-3 exempts from the short-swing profits liability provisions of Section 16(b) of the Exchange Act certain transactions in an issuer’s securities between the issuer or its majority-owned subsidiaries and its officers and directors if, among other things, the transaction is approved in advance by the issuer’s board of directors or a disinterested committee of the issuer’s board of directors. The Rule 16b-3 exemption extends to any such transactions by an entity beneficially owning more than 10% of a class of an issuer’s equity securities if the entity is a “deputized” director because it has a representative on the issuer’s board of directors. Our board of directors’ intent in determining that Cantor is a “deputized” director is that Cantor’s acquisitions or dispositions of shares of our common stock or interests in our common stock from or to us or their respective majority-owned subsidiaries will be eligible for the Rule 16b-3 exemption from the short-swing profits liability provisions of Section 16(b) of the Exchange Act.

Repurchases and Purchases

Our board of directors and our audit committee have authorized repurchases of our common stock and purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries as part of this policy, including those held by Cantor or our executive officers, at the volume weighted average price, to the extent available, or at other negotiated prices, of such securities on the date on which such purchase or repurchase is made. On May 4, 2010 the Company’s Board of Directors authorized an $85 million increase in the BGC Partners stock repurchase authorization, bringing the total amount available for future repurchases of Class A common stock to $100 million. Management was authorized to purchase shares in the open market as well as shares or partnership units from employees, partners, Cantor and/or its affiliates.

As of September 30, 2011, the Company had approximately $31.2 million remaining from its $100 million share repurchase and unit redemption authorization. On October 26, 2011, the Company’s Board of Directors increased BGC’s share repurchase and unit redemption authorization to $100 million. The Company may actively continue to repurchase shares, partnership units or other interests from time to time. We expect to pay such dividends, if and when declared by our board of directors and our audit committee, on a quarterly basis. The dividend to stockholders is expected to be calculated based on post-tax distributable earnings allocated to BGC Partners, Inc. and generated over the fiscal quarter ending prior to the record date for the dividend.

EXPENSES OF SOLICITATION

The total cost of the proxy solicitation will be borne by us. In addition to the mails, proxies may be solicited by our directors and officers by personal interviews, telephone and telegraph. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of Common Equity entitled to vote at our Annual Meeting and that such persons will be reimbursed for their out-of-pocket expenses incurred in this connection. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for Internet access charges you may incur.

2012 STOCKHOLDER PROPOSALS

If a stockholder desires to present a proposal for inclusion in next year’s Proxy Statement for our 2012 Annual Meeting of Stockholders, the proposal must be submitted in writing to us for receipt not later than July 6, 2012. Additionally, to be included in the proxy materials, proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act and our by-law provisions. Stockholders who wish to submit a proposal for consideration at our 2012 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver to us a copy of their proposal no later than September 19, 2012. If a stockholder fails to provide such 45-day notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority when the proposal is raised at the Annual Meeting. In either case, proposals should be sent to BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, Attention: Secretary.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The Company may satisfy SEC rules regarding delivery of the Notice of Internet Availability of Proxy Materials, proxy statements and annual reports by delivering a single copy of these materials to an address shared by two or more Company stockholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company will deliver only one Notice of Internet Availability of Proxy Materials to multiple stockholders who share an address and one Proxy Statement and Annual Report to multiple stockholders who share an address, and who do not participate in electronic delivery of proxy materials, unless contrary instructions are received from impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the Proxy Statement and/or Annual Report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of the Proxy Statement or Annual Report either now or in the future, please contact the Company via e-mail at www.bgcpartners.com/ir or via phone at (212) 610-2426. If your stock is held through a broker or bank and you prefer to receive separate copies of the Proxy Statement or Annual Report either now or in the future, please contact such broker or bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our Class A common stock are required to file initial forms of ownership of our Class A common stock and reports of changes in that ownership with the SEC. Based solely on our review of the copies of such forms received by us with respect to 2010, the Company believes that, during 2010, all Section 16(a) filing requirements were satisfied.

CODE OF ETHICS AND WHISTLEBLOWER PROCEDURES

In 2004, we adopted the eSpeed Code of Business Conduct and Ethics which was renamed the BGC Partners Code of Business Conduct and Ethics upon the consummation of the merger (the “Code of Ethics”), a code of ethics that applies to members of our Board of Directors, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, other executive officers and our other employees. The Code of Ethics is publicly available on our website at www.bgcpartners.com/legal/disclaimers/ under the heading “Investor Info.” If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our directors or executive officers, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

In accordance with the requirements of the Sarbanes-Oxley Act, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters. The General Counsel and the Chairman of the Audit Committee will direct the investigation of any such complaints in accordance with the procedures.

MISCELLANEOUS

Our Board of Directors knows of no other business to be presented at our Annual Meeting. If, however, other matters properly do come before our Annual Meeting, it is intended that the Proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such proxies.

YOU ARE URGED TO CAST YOUR VOTE AS INDICATED IN THE NOTICE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

By Order of the Board of Directors,

STEPHEN M. MERKEL
Secretary

New York, NY

November 3, 2011

ANNEX A

BGC PARTNERS, INC.

THIRD AMENDED AND RESTATED LONG TERM INCENTIVE PLAN

(December 14, 2011)

1. Purpose. The purpose of this Third Amended and Restated Long Term Incentive Plan (the “Plan”) of BGC Partners, Inc., a Delaware corporation (formerly known as eSpeed, Inc.) (the “Company”), is to advance the interests of the Company and its stockholders by providing a means to attract, retain, motivate and reward directors, officers, employees and consultants of and service providers to the Company and its affiliates and to enable such persons to acquire or increase a proprietary interest in the Company, thereby promoting a closer identity of interests between such persons and the Company’s stockholders.

The Plan was initially adopted by the Company in 1999 as the eSpeed, Inc. 1999 Long Term Incentive Plan, and was subsequently amended and restated in 2003. The eSpeed, Inc. 1999 Long Term Incentive Plan has been further amended and restated, and, effective as of the closing of the merger between eSpeed, Inc. and BGC Partners, Inc. (the “Effective Date”), was renamed the “BGC Partners, Inc. Amended and Restated Long Term Incentive Plan.” The Plan was further amended and restated effective on December 14, 2009 upon approval by the Company’s stockholders and renamed as of such date as the “BGC Partners, Inc. Second Amended and Restated Long Term Incentive Plan.” The Plan was further amended and restated effective on December 14, 2011 upon approval by the Company’s stockholders and renamed as of such date as the “BGC Partners, Inc. Third Amended and Restated Long Term Incentive Plan.”

2. Definitions. The definitions of awards under the Plan, including Options, SARs (including Limited SARs), Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of other awards, Dividend Equivalents and Other Stock-Based Awards, are as set forth in Section 6 of the Plan. Such awards, together with any other right or interest granted to a Participant under the Plan, are termed “Awards.” For purposes of the Plan, the following additional terms shall be defined as set forth below.

(a) “Award Agreement” means any written agreement, contract, notice or other instrument or document evidencing an Award.

(b) “Beneficiaries” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(c) “Board” means the Board of Directors of the Company.

(d) A “Change in Control” shall be deemed to have occurred on:

(i) the date of the acquisition by any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its Parent or any Subsidiary or any employee benefit plan sponsored by any of the foregoing, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of shares of common stock of the Company representing 30% of either (x) the total number of the then outstanding shares of common stock, or (y) the total voting power with respect to the election of directors; or

(ii) the date the individuals who constitute the Board upon the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Company’s management prior to, or at the time of, such individual’s initial nomination for election) shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board; or

(iii) the consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Company’s assets, a reverse stock split of outstanding voting securities, or the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity; provided, however, that a Change in Control shall not occur under this clause (iii) if consummation of the transaction would result in at least 70% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company’s business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

(f) “Committee” means the committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include rules thereunder and successor provisions and rules thereto.

(h) “Fair Market Value” means, with respect to Stock, Awards, or other property, the fair market value of such Stock, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee; provided, however, that, if the Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the Fair Market Value of such Stock on a given date shall be based upon the closing market price or, if unavailable, the average of the closing bid and asked prices per share of the Stock at the end of regular trading on such date (or, if there was no trading or quotation in the Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations.

(i) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(j) “Parent” means any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that controls the Company on the Effective Date, either directly or indirectly through one or more intermediaries.

(k) “Participant” means a person who, at a time when eligible under Section 5 hereof, has been granted an Award under the Plan.

(l) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, and shall be deemed to include any successor provisions thereto.

(m) “Stock” means the Company’s Class A Common Stock, and such other securities as may be substituted for Stock pursuant to Section 4(c).

(n) “Subsidiary” means each entity that is controlled by the Company or a Parent, either directly or indirectly through one or more intermediaries.

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select persons to whom Awards may be granted;

(ii) to determine the type or types of Awards to be granted to each such person;

(iii) to determine the number of Awards to be granted, the number of shares of Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability or settlement of an Award, and waivers or accelerations thereof, performance conditions relating to an Award (including, without limitation, performance conditions relating to Awards not intended to be governed by Section 7(e) and waivers and modifications thereof), based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv) to determine whether, to what extent and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(v) to determine whether, to what extent and under what circumstances cash, Stock, other Awards or other property payable with respect to an Award will be deferred either automatically or at the election of the Committee or at the election of the Participant;

(vi) to determine the restrictions, if any, to which Stock received upon exercise or settlement of an Award shall be subject (including lock-ups and other transfer restrictions), including, without limitation, conditioning the delivery of such Stock upon the execution by the Participant of any agreement providing for such restrictions;

(vii) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(viii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(ix) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement or other instrument hereunder; and

(x) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Other provisions of the Plan notwithstanding, the Board shall perform the functions of the Committee for purposes of granting awards to directors who serve on the Committee, and, to the extent permitted under applicable law and regulation, the Board may perform any function of the Committee under the Plan for any other purpose, including without limitation for the purpose of ensuring that transactions under the Plan by Participants who are then subject to Section 16 of the Exchange Act in respect of the Company are exempt under Rule 16b-3. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.

(b) Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be taken in its sole discretion and shall be final, conclusive and binding on all persons, including the Company, its Parent and Subsidiaries, Participants, any person claiming any rights under the Plan from or through any Participant and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee (subject to Section 8(e)). The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Except as provided under Section 7(e), the Committee may delegate to officers or managers of the Company the authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee may determine, to the extent permitted under applicable law and regulation.

(c) Limitation of Liability; Indemnification. Each member of the Committee and any officer or employee of the Company acting on behalf of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company, its Parent or Subsidiaries, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, or any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

4. Stock Subject to Plan.

(a) Amount of Stock Reserved. The aggregate number of shares of Stock delivered pursuant to the exercise or settlement of Awards granted under the Plan shall not exceed 150 million shares, subject to adjustment as provided in Section 4(c), all of which may be shares of Stock subject to ISOs. If an Award valued by reference to Stock is settled in cash, the number of shares to which such Award relates shall be deemed to have been delivered for purposes of this Section 4(a). Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares acquired in the market on a Participant’s behalf.

(b) Annual Per-Participant Limitations. During any calendar year, no Participant may be granted Awards that may be settled by delivery of more than 15 million shares of Stock, subject to adjustment as provided in Section 4(c). In addition, with respect to Awards that may be settled solely in cash, no Participant may be paid during any calendar year cash amounts relating to such Awards that exceed the greater of the Fair Market Value of the number of shares of Stock set forth in the preceding sentence at the date of grant or the date of settlement of Award. This provision sets forth two separate limitations, so that Awards that may be settled solely by delivery of Stock will not operate to reduce the amount of cash-only Awards, and vice versa; nevertheless, Awards that may be settled in Stock or cash must not exceed either limitation.

(c) Adjustments. In the event that the Committee shall determine that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Stock or other securities, Stock dividend or other special, large and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock reserved and available for Awards under Section 4(a), including shares reserved for ISOs, (ii) the number and kind of shares of Stock specified in the Annual Per-Participant Limitations under Section 4(b), (iii) the number and kind of shares of outstanding Restricted Stock or other outstanding Awards in connection with which shares have been issued, (iv) the number and kind of shares that may be issued in respect of other outstanding Awards and (v) the exercise price, grant price or purchase price relating to any Award (or, if deemed appropriate, the Committee may make provision for a cash payment, including, without limitation, payment based upon the Award’s intrinsic (i.e., in-the-money) value, if any, with respect to any outstanding Award). In addition, the Committee shall make appropriate adjustments in the terms and conditions of, and the criteria included in, Awards (including, without limitation, cancellation of unexercised or outstanding Awards, with or without the payment of any consideration therefor, substitution of Awards using stock of a successor or other entity) in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence and events constituting a Change in Control) affecting the Company, its Parent or any Subsidiary or the financial statements of the Company, its Parent or any Subsidiary, or in response to changes in applicable law, regulation, or accounting principles.

(d) Repricing. As to any Award granted as an Option or an SAR, the Committee may not, without prior stockholder approval to the extent required under applicable law or regulation, subsequently reduce the exercise or grant price relating to such Award, or take such other action as may be considered a repricing of such Award under generally accepted accounting principles.

5. Eligibility. Directors, officers and employees of the Company or its Parent or any Subsidiary, and persons who provide consulting or other services to the Company, its Parent or any Subsidiary deemed by the Committee to be of substantial value to the Company or its Parent and Subsidiaries, are eligible to be granted Awards under the Plan. In addition, persons who have been offered employment by, or agreed to become a director of, the Company, its Parent or any Subsidiary, and persons employed by an entity that the Committee reasonably expects to become a Subsidiary of the Company, are eligible to be granted an Award under the Plan.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise or settlement thereof such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service of the Participant. Except as expressly provided by the Committee (including for purposes of complying with the requirements of the Delaware General Corporation Law relating to lawful consideration for the issuance of shares), no consideration other than services will be required as consideration for the grant (but not the exercise or settlement) of any Award.

(b) Options. The Committee is authorized to grant options to purchase Stock (including “reload” options automatically granted to offset specified exercises of Options) on the following terms and conditions (“Options”):

(i) Exercise Price. The exercise price of one share of Stock purchasable under an Option shall be determined by the Committee; provided, however, that the price of one share of Stock which may be purchased upon the exercise of an Option shall not be less than 100% of the Fair Market Value of one share of Stock on the date of grant of such Option.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other Company plans or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through “cashless exercise” arrangements, to the extent permitted under applicable law and regulation), and the methods by which Stock will be delivered or deemed to be delivered to Participants.

(iii) Termination of Employment. The Committee shall determine the period, if any, during which Options shall be exercisable following a Participant’s termination of his employment relationship with the Company, its Parent or any Subsidiary. Unless otherwise determined by the Committee, (i) during any period that an Option is exercisable following termination of employment, it shall be exercisable only to the extent it was exercisable upon such termination of employment, and (ii) if such termination of employment is for cause, as determined by the Committee unless the Participant’s employment agreement otherwise defines cause (in which case, cause shall be determined in accordance with the employment agreement), all Options held by the Participant shall immediately terminate.

(iv) Sale of the Company. Upon the consummation of any transaction whereby the Company (or any successor to the Company or substantially all of its business) becomes a wholly-owned subsidiary of any corporation, all Options outstanding under the Plan shall terminate (after taking into account any accelerated vesting pursuant to Section 7(f)), with or without the payment of any consideration therefor, including, without limitation, payment of the intrinsic (i.e., in-the-money) value, if any, of such Options, as determined by the Committee pursuant to Section 4(c), unless such other corporation shall continue or assume the Plan as it relates to Options then outstanding (in which case, such other corporation shall be treated as the Company for all purposes hereunder, and, pursuant to Section 4(c), the Committee of such other corporation shall make appropriate adjustment in the number and kind of shares of Stock subject thereto and the exercise price per share thereof to reflect consummation of such transaction). If the Plan is not to be so assumed, the Company shall notify the Participant of consummation of such transaction at least ten days in advance thereof.

(v) Options Providing Favorable Tax Treatment. The Committee may grant Options that may afford a Participant with favorable treatment under the tax laws applicable to such Participant, including, but not limited to ISOs. If Stock acquired by exercise of an ISO is sold or otherwise disposed of within two years after the date of grant of the ISO or within one year after the transfer of such Stock to the Participant, the holder of the Stock immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require in order to secure any deduction then available against the Company’s or any other corporation’s taxable income. The Company may impose such procedures as it determines may be necessary to ensure that such notification is made. Each Option granted as an ISO shall be designated as such in the Award Agreement relating to such Option.

(c) Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights on the following terms and conditions (“SARs”):

(i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, if the Committee shall so determine in the case of any such right other than one related to an ISO, the Fair Market Value of one share at any time during a specified period before or after the date of exercise), over (B) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which shall be not less than 100% of the Fair Market Value of one share of Stock on the date of grant.

(ii) Other Terms. The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. “Limited SARs” that may only be exercised upon the occurrence of a Change in Control may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. Limited SARs may be either freestanding or in tandem with other Awards.

(d) Restricted Stock. The Committee is authorized to grant Stock that is subject to restrictions based on continued employment on the following terms and conditions (“Restricted Stock”):

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including, without limitation, the right to vote Restricted Stock or the right to receive dividends thereon.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of termination resulting from specified causes.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may retain physical possession of the certificate, in which case the Participant shall be required to have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends. Dividends paid on Restricted Stock shall be either paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional Restricted Stock, other Awards, or other investment vehicles, as the Committee shall determine or permit the Participant to elect. Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed, unless otherwise determined by the Committee.

(e) Deferred Stock. The Committee is authorized to grant units representing the right to receive Stock at a future date subject to the following terms and conditions (“Deferred Stock”):

(i) Award and Restrictions. Delivery of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, in installments or otherwise, as the Committee may determine.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will be waived in whole or in part in the event of termination resulting from specified causes.

(f) Bonus Stock and Awards in Lieu of Cash Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements.

(g) Dividend Equivalents. The Committee is authorized to grant awards entitling the Participant to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock (“Dividend Equivalents”). Dividend Equivalents may be awarded on a free-standing basis or in connection with any other Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards or other investment vehicles, and be subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Dividend Equivalents may be paid, distributed or accrued in connection with any Award, whether or not vested.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law and regulation, to grant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock and factors that may influence the value of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries (“Other Stock-Based Awards”). An award granted under the BGC Holdings, L.P. Participation Plan that involves a partnership interest in BGC Holdings, L.P. that is exchangeable for or otherwise represents a right to acquire Stock in accordance with Section 4.5 of that plan shall also constitute an Other Stock-Based Award within the meaning of this Section 6(h). In addition, Awards granted to provide shares of Stock issuable upon the exchange of exchangeable compensatory BGC Holdings, L.P. founding partner interests shall constitute Other Stock-Based Awards within the meaning of this Section 6(h). The Committee shall determine the terms and conditions of Other Stock-Based Awards. Stock issued pursuant to such an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this Section 6(h).

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, as determined by the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company, its Parent or Subsidiaries or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company, its Parent or Subsidiaries. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that (i) in no event shall the term of any ISO or SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code), and (ii) the term of any Option granted to a resident of the United Kingdom shall not exceed a period of ten years from the date of its grant.

(c) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company, its Parent or Subsidiaries upon the grant, exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments or on a deferred basis. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Stock.

(d) Loans in Connection with an Award. The Company may not, in connection with any Award, extend, maintain, renew, guarantee or arrange for credit in the form of a personal loan to any Participant who is a director or executive officer of the Company (within the meaning of the Exchange Act); provided, however, that, with the consent of the Committee, and subject at all times to, and only to the extent, if any, permitted under applicable law and regulation and other binding obligations or provisions applicable to the Company, the Company may extend, maintain, renew, guarantee or arrange for credit in the form of a personal loan to a Participant who is not such a director or executive officer in connection with any Award, including the payment by such Participant of any or all federal, state or local income or other taxes due in connection with any Award. Subject to such limitations, the Committee shall have full authority to decide whether to make a loan hereunder and to determine the amount, terms and provisions of any such loan, including the interest rate to be charged in respect of any such loan, whether the loan is to be with or without recourse against the borrower, the terms on which the loan is to be repaid and conditions, if any, under which the loan may be forgiven.

(e) Performance-Based Awards.

(i) Setting of Performance Objectives. The Committee may designate any Award, the grant, exercisability or settlement of which is subject to the achievement of performance conditions, as a performance-based Award subject to this Section 7(e), in order to qualify such Award as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The performance objectives for an Award subject to this Section 7(e) shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee but subject to this Section 7(e). Performance objectives shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code. Business criteria used by the Committee in establishing performance objectives for Awards subject to this Section 7(e) shall be based exclusively on one or more of the following corporate-wide or subsidiary, division or operating unit financial and strategic measures:

(i)	pre-tax or after-tax net income,

(ii)	pre-tax or after-tax operating income,

(iii)	gross revenue,

(iv)	profit margin,

(v)	stock price,

(vi)	cash flow(s),

(vii)	market share,

(viii)	pre-tax or after-tax earnings per share,

(ix)	pre-tax or after-tax operating earnings per share,

(x)	expenses,

(xi)	return on equity, or

(xii) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, or geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures.

The levels of performance required with respect to such business criteria may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, without limitation, the cost of capital), stockholders’ equity and/or shares outstanding, or to assets or net assets. Performance objectives may differ for such Awards to different Participants. The Committee shall specify the weighting to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. The Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with an Award subject to this Section 7(e), but may not exercise discretion to increase such amount, and the Committee may consider other performance criteria in exercising such discretion. The Committee may not delegate any responsibility with respect to an Award subject to this Section 7(e).

(ii) Impact of Extraordinary Items or Changes in Accounting. To the extent applicable, the measures used in setting performance objectives for any given performance period shall be determined in accordance with generally accepted accounting principles (“GAAP”) in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP, (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the period described in Treas. Reg. Sec. 1.162-27(e)(2) (as may be amended from time to time) or (iii) non-recurring acquisition expenses and restructuring charges. Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Committee may, within the period described in Treas. Reg. Sec. 1.162-27(e)(2) (as may be amended from time to time) for a given performance period, provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period as specified by the Committee.

(f) Acceleration upon a Change of Control. Notwithstanding anything contained herein to the contrary, except as set forth in an Award Agreement, all conditions and/or restrictions relating to the continued performance of services and/or the achievement of performance objectives with respect to the exercisability or full enjoyment of an Award shall accelerate or otherwise lapse immediately prior to a Change in Control.

8. General Provisions.

(a) Issuance of Stock; Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Stock in connection with any Award or take any other action under the Plan in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other law, regulation or contractual obligation of the Company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing shares of Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

(b) Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution or to a Beneficiary in the event of the Participant’s death, shall not be pledged, mortgaged, hypothecated or otherwise encumbered, or otherwise subject to the claims of creditors, and, in the case of ISOs and SARs in tandem therewith, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant to the extent and on such terms as then may be permitted by the Committee. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions determined by the Committee, whether imposed at or subsequent to the grant or transfer of the Award.

I No Right to Continued Employment or Service. Neither the Plan nor any action taken hereunder shall be construed as giving any employee, director or other person the right to be retained in the employ or service of the Company, its Parent or any Subsidiary, nor shall it interfere in any way with the right of the Company, its Parent or any Subsidiary to terminate any employee’s employment or other person’s service at any time or with the right of the Board or stockholders to remove any director. Unless otherwise specified in the applicable Award Agreement, (i) an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award, and (ii) any Participant who is employed by or performs services for a Parent or a Subsidiary shall be considered to have terminated employment or service for purposes of an Award if such Parent or Subsidiary no longer qualifies as a Parent or Subsidiary, unless such Participant remains employed by the Company, a Parent, or a Subsidiary.

(d) Taxes. The Company, its Parent and Subsidiaries are authorized to withhold from any delivery of Stock in connection with an Award, any other payment relating to an Award or any payroll or other payment to a Participant amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem necessary or advisable to enable the Company, its Parent and Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company’s stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation, including, without limitation, the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise determine to submit other such changes to the Plan to stockholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted to him (as such rights are set forth in the Plan and the Award Agreement). The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award (as such rights are set forth in the Plan and the Award Agreement). Notwithstanding the foregoing, the Board or the Committee may take any action, including, without limitation, actions affecting or terminating outstanding Awards if and to the extent permitted by the Plan or applicable Award Agreement. The Board or the Committee shall also have the authority to establish separate sub-plans under the Plan with respect to Participants resident in a particular jurisdiction (the terms of which shall not be inconsistent with those of the Plan) if necessary or advisable to comply with applicable law or regulation of such jurisdiction.

(f) No Rights to Awards; No Stockholder Rights. No person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Stock, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor any submission of the Plan or amendments thereto to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem necessary or advisable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(i) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Law and Regulation. It is the intent of the Company that employee Options, SARs and other Awards designated as Awards subject to Section 7(e) shall constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Accordingly, if any provision of the Plan or any Award Agreement relating to such an Award does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the performance objectives. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with applicable provisions of Rule 16b-3. In addition, it is the intent of the Company that ISOs comply with applicable provisions of Section 422 of the Code, and that, to the extent applicable, Awards comply with the requirements of Sections 409A and 280G of the Code or an exception from such requirements. The Committee may revoke any Award if it is contrary to law or regulation or modify an Award to bring it into compliance with any applicable law or regulation.

(k) Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(l) Plan Termination. The Plan shall continue in effect until terminated by the Board.

ANNEX B

BGC PARTNERS, INC.

FIRST AMENDED AND RESTATED INCENTIVE BONUS COMPENSATION PLAN

(December 14, 2011)

1. Purpose. The purpose of this First Amended and Restated Incentive Bonus Compensation Plan (the “Plan”) of BGC Partners, Inc., a Delaware corporation (the “Company”), is (i) to attract, retain and reward key employees of the Company and its subsidiaries by providing them with the opportunity to earn bonus awards that are based upon the achievement of specified performance goals; and (ii) to structure such bonus opportunities in a way that will qualify the awards made as “performance-based” for purposes of Section 162(m) of the Code so that the Company may be entitled to a federal income tax deduction for the payment of such incentive awards to such employees.

The Plan was initially adopted by the Company in 2003 as the “eSpeed, Inc. 2003 Incentive Bonus Compensation Plan.” In the first quarter of 2007, the eSpeed, Inc. 2003 Incentive Bonus Compensation Plan was amended and restated, subject to stockholder approval, to increase the maximum annual individual bonus award, beginning with bonus awards for 2007, to $10 million. The eSpeed, Inc. Amended and Restated 2003 Incentive Bonus Compensation Plan was further amended and restated effective as of the closing of the merger between eSpeed, Inc. and BGC Partners, Inc. on April 1, 2008, and at that time was renamed the “BGC Partners, Inc. Amended and Restated Incentive Bonus Compensation Plan.” Effective as of November 4, 2008, the BGC Partners, Inc. Amended and Restated Incentive Bonus Compensation Plan was further amended and restated, among other things, to clarify that bonuses payable under the Plan could be paid in the form of awards under the Company’s Long Term Incentive Plan and the BGC Holdings, L.P. Participation Plan, as well as cash. In the first quarter of 2011, the Amended and Restated Incentive Bonus Compensation Plan was further amended and restated, subject to stockholder approval, principally to increase the maximum annual individual bonus award, beginning with bonus awards for 2011, to $25 million, and upon stockholder approval on December 14, 2011, was renamed the BGC Partners, Inc. First Amended and Restated Incentive Bonus Compensation Plan.

2. Definitions. As used in the Plan, the following terms shall the meanings set forth below:

(a) “Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of such Performance Period and ending no later than the earlier of (i) the 90th day of such Performance Period, or (ii) the date on which 25% of such Performance Period has been completed. Any action required under the Plan to be taken within the period specified in the preceding sentence may be taken at a later date if, but only if, the regulations under Section 162(m) of the Code are hereafter amended, or interpreted by the Internal Revenue Service, to permit such later date, in which case the term “Applicable Period” shall be deemed amended accordingly.

(b) “Board” shall mean the Board of Directors of the Company as constituted from time to time.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” shall mean the committee of the Board consisting solely of two or more non-employee directors (each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code) designated by the Board as the committee responsible for administering and interpreting the Plan.

(e) “Company” shall mean BGC Partners, Inc., a corporation organized under the laws of the State of Delaware, and any successor thereto.

(f) “GAAP” shall mean United States generally accepted accounting principles.

(g) “Individual Award Opportunity” shall mean the performance-based award opportunity for a given Participant for a given Performance Period as specified by the Committee within the Applicable Period, which may be expressed in dollars or on a formula basis that is consistent with the provisions of the Plan.

(h) “Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate, or reduce the value of, a bonus award otherwise payable to a Participant for a given Performance Period, provided that the exercise of such discretion would not cause the award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan, including, but not limited to, Negative Discretion, be used (i) to provide for an award under the Plan in excess of the value payable based on actual performance versus the applicable performance goals for the Performance Period in question, or in excess of the individual award limit maximum value specified in Section 6(b) below, or (ii) to increase the value otherwise payable to any other Participant.

(i) “Participant” shall mean, for any given Performance Period with respect to which the Plan is in effect, each key employee of the Company (including any subsidiary, operating unit or division) who is designated as a Participant in the Plan for such Performance Period by the Committee pursuant to Section 4 below.

(j) “Performance Period” shall mean any period commencing on or after January 1, 2011 for which performance goals are set under Section 5 and during which performance shall be measured to determine whether such goals have been met for purposes of determining whether a Participant is entitled to payment of a bonus under the Plan. A Performance Period may be coincident with one or more fiscal years of the Company, or a portion thereof.

(k) “Plan” shall mean the BGC Partners, Inc. First Amended and Restated Incentive Bonus Compensation Plan as set forth in this document, and as further amended from time to time.

3. Administration.

(a) General. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law and regulation (including, but not limited to, Section 162(m) of the Code), and in addition to any other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have the full power and authority, after taking into account, in its sole and absolute discretion, the recommendations of the Company’s senior management:

(i) to designate (within the Applicable Period) the Participants in the Plan and the Individual Award Opportunities and/or, if applicable, bonus pool award opportunities for such Performance Period;

(ii) to designate (within the Applicable Period) and thereafter administer the performance goals and other award terms and conditions that are to apply under the Plan for such Performance Period;

(iii) to determine and certify the bonus award value earned for any given Performance Period, based on actual performance versus the performance goals for such Performance Period, after making any permitted Negative Discretion adjustments;

(iv) to decide whether, under what circumstances and subject to what terms bonus payouts are to be paid on a deferred basis, including, but not limited to, automatic deferrals at the Committee’s election as well as elective deferrals at the election of Participants, in each case after having considered the applicable requirements of Section 409A of the Code;

(v) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan;

(vi) to interpret and administer the terms and provisions of the Plan and any Individual Award Opportunity (including reconciling any inconsistencies, correcting any defaults and addressing any omissions in the Plan or any related instrument or agreement); and

(vii) to otherwise supervise the administration of the Plan.

It is intended that all bonus awards payable to Participants under the Plan who are “covered employees” within the meaning of Treas. Reg. Sec. 1.162-27(c)(2) (as amended from time to time) shall constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and Treas. Reg. Sec. 1.162-27(e) (as amended from time to time), and, to the maximum extent possible, the Plan and the terms of any Individual Award Opportunity shall be so interpreted and construed.

(b) Binding Nature of Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions made under or with respect to the Plan or any Individual Award Opportunity shall be within the sole and absolute discretion of the Committee, and shall be final, conclusive and binding on all persons, including the Company, any Participant, and any beneficiary or other person having, or claiming, any rights under the Plan.

(c) Other. No member of the Committee shall be liable for any action or determination (including, but not limited to, any decision not to act) made in good faith with respect to the Plan or any Individual Award Opportunity. If a Committee member intended to qualify as an “outside director” under Section 162(m) of the Code does not in fact so qualify, the mere fact of such non-qualification shall not invalidate any Individual Award Opportunity or other action taken by the Committee under the Plan which otherwise was validly taken under the Plan.

4. Plan Participation.

(a) Participant Designations by the Committee. For any given Performance Period, the Committee, in its sole and absolute discretion, shall, within the Applicable Period, designate those key employees of the Company (including its subsidiaries, operating units and divisions) who shall be Participants in the Plan for such Performance Period.

(b) Impact of Plan Participation. An individual who is a designated Participant for any given Performance Period shall not also participate in the Company’s general bonus plans for such Performance Period (to the extent such plans exist), if such participation would cause any Individual Award Opportunity hereunder to fail to qualify as “performance-based” under Section 162(m).

5. Performance Goals.

(a) Setting of Performance Goals. For a given Performance Period, the Committee shall, within the Applicable Period, set one or more objective target performance goals for each Participant and/or each group of Participants and/or each bonus pool (if any). Such goals shall be based exclusively on one or more of the following corporate-wide or subsidiary, division or operating unit financial and strategic measures:

(1)	pre-tax or after-tax net income,

(2)	pre-tax or after-tax operating income,

(3)	gross revenue,

(4)	profit margin,

(5)	stock price,

(6)	cash flow(s),

(7)	market share,

(8)	pre-tax or after-tax earnings per share,

(9)	pre-tax or after-tax operating earnings per share,

(10)	expenses,

(11)	return on equity, or

(12)	strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, or geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the Applicable Period). Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including, but not limited to, the performance of one or more subsidiaries, divisions and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), stockholders’ equity and/or shares outstanding, or to assets or net assets. In all cases, the performance goals shall be such that they satisfy any applicable requirements under Treas. Reg. Sec. 1.162-27(e)(2) (as amended from time to time) that the achievement of such goals be “substantially uncertain” at the time that they are established, and that the Individual Award Opportunity be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goal has been met, and, subject to the Committee’s right to apply Negative Discretion, the value of the bonus award payable as a result of such performance.

(b) Impact of Extraordinary Items or Changes in Accounting. To the extent applicable, the measures used in setting performance goals set under the Plan for any given Performance Period shall be determined in accordance with GAAP in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (i) extraordinary items as determined by the Company’s independent registered public accounting firm in accordance with GAAP, (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the Applicable Period or (iii) non-recurring acquisition expenses and restructuring charges. Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Committee may, within the Applicable Period for a given Performance Period, provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period as specified by the Committee.

6. Individual Award Opportunities and Bonus Awards.

(a) Setting of Individual Award Opportunities. At the time that annual performance goals are set for Participants for a given Performance Period (within the Applicable Period), the Committee shall also establish each Individual Award Opportunity for such Performance Period, which shall be based on the achievement of stated target performance goals, and may be stated in dollars or on a formula basis (including, but not limited to, a designated share of a bonus pool or a multiple of annual base salary), provided:

(i) that the designated shares of any bonus pool shall not exceed 100% of such pool; and

(ii) that the Committee, in all cases, shall have the sole and absolute discretion, based on such factors as it deems appropriate, to apply Negative Discretion to reduce (but not increase) the value of the actual bonus awards that would otherwise actually be payable to any Participant on the basis of the achievement of the applicable performance goals.

(b) Maximum Individual Bonus Award. Notwithstanding any other provision of this Plan, the maximum value of the bonus award payable under the Plan to any one individual in respect of any one calendar year shall be $25 million.

(c) Bonus Award Payments. Subject to the following, bonus awards determined under the Plan in respect of any given Performance Period shall be paid to Participants, in whole or in part, either in cash or in any form of award granted pursuant to the Company’s Third Amended and Restated Long Term Incentive Plan (the “Equity Plan”) or the BGC Holdings L.P. (the “Partnership”) Participation Plan, including, but not limited to, bonus stock, other stock-based awards, and bonus units of the Partnership, in each case valued by reference to the Fair Market Value of a share of Stock (as such terms are defined in the Equity Plan) on the date of grant, provided:

(i) that no such payment shall be made unless and until the Committee has certified (in the manner prescribed under applicable regulations) the extent to which the applicable performance goals for such Performance Period have been satisfied, and has made its decisions regarding the extent of any Negative Discretion adjustment of bonus awards (to the extent permitted under the Plan);

(ii) that the Committee may specify that a portion of the actual bonus award for any given Performance Period shall be paid on a deferred basis, based on such award payment rules as the Committee may establish and announce for such Performance Period, after having considered the applicable requirements of Section 409A of the Code;

(iii) that the Committee may require (if established and announced within the Applicable Period), as a condition of bonus eligibility (and subject to such exceptions as the Committee may specify within the Applicable Period) that Participants for such Performance Period must still be employed as of end of such Performance Period and/or as of such later date as determined by the Committee; and

(iv) that the Committee may adopt such forfeiture, pro-ration or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on bonus award rights in the event of a Participant’s termination of employment.

7. General Provisions.

(a) Plan Amendment or Termination. The Board may at any time amend or terminate the Plan, provided that (i) without the Participant’s written consent, no such amendment or termination shall adversely affect the bonus award rights (if any) of any already designated Participant for a given Performance Period once the Participant designations and performance goals for such Performance Period have been announced, (ii) the Board shall be authorized to make any amendments necessary to comply with applicable regulatory requirements (including, but not limited to, Section 162(m) of the Code), and (iii) the Board shall submit any Plan amendment to the Company’s stockholders for their approval if and to the extent such approval is required under Section 162(m) of the Code, or other applicable laws or regulation. Nothing herein shall be considered as preventing the Committee from making adjustments to the performance goals or to an Individual Award Opportunity to reflect unusual or non-recurring events, to the extent that such adjustment will not adversely affect the bonus award from qualifying as performance-based compensation under Section 162(m) of the Code.

(b) Applicable Law. All issues arising under the Plan shall be governed by, and construed in accordance with, the laws of the State of New York, applied without regard to conflict of law principles.

(c) Tax Withholding. The Company and its subsidiaries shall have right to make such provisions and take such action as it may deem necessary or appropriate for the withholding of any and all Federal, state and local taxes that the Company or any of its subsidiaries may be required to withhold.

(d) No Employment Right Conferred. Participation in the Plan shall not confer on any Participant the right to remain employed by the Company or any of its subsidiaries, and the Company and its subsidiaries specifically reserve the right to terminate any Participant’s employment at any time with or without cause or notice.

(e) Impact of Plan Awards on Other Plans. Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

8. Plan Term; Stockholder Approval.

The Plan shall remain effective until terminated by the Board; provided, however, that the continued effectiveness of the Plan shall be subject to the approval of the Company’s stockholders at such times and in such manner as may be required pursuant to Section 162(m) of the Code.

BGC PARTNERS, INC. 499 PARK AVENUE NEW YORK, NY 10022

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VOTE BY PHONE- 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M27784-P00422	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BGC PARTNERS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following:			☐	☐	☐

1.	Election of Directors
Nominees
	01) Howard W. Lutnick 02) John H. Dalton 03) Stephen T. Curwood	04) Barry R. Sloane 05) Albert M. Weis
The Board of Directors recommends a vote FOR the following proposal:						For	Against	Abstain
2.	Approval, on an advisory basis, of executive compensation					☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on the following proposal:						1 Year	2 Years	3 Years	Abstain
3.	Approval, on an advisory basis, of the frequency of future advisory votes on executive compensation.					☐	☐	☐	☐
The Board of Directors recommends a vote FOR the following proposal:						For	Against	Abstain
4.	Approval of the Third Amended and Restated BGC Partners, Inc. Long Term Incentive Plan					☐	☐	☐
The Board of Directors recommends a vote FOR the following proposal:						For	Against	Abstain
5.	Approval of the First Amended and Restated Incentive Bonus Compensation Plan					☐	☐	☐

NOTE: To vote by mail, please sign, date and return a proxy card using the enclosed envelope. To vote by Internet, please visit www.proxyvote.com, and follow the instructions. To vote by telephone, call 1-800-690-6903 and then follow the instructions.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

M27785-P00422

BGC Partners, Inc. 2011 Annual Meeting of Stockholders-December 14, 2011

The undersigned hereby appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Class A common stock (par value $0.01 per share) and Class B common stock (par value $0.01 per share) of BGC Partners, Inc. (the “Company”) that the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders of the Company to be held at BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, on December 14, 2011, commencing at 10:00 a.m. (local time), and at any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED NOMINEES AS DIRECTORS, FOR PROPOSAL 2, FOR THE OPTION OF 3 YEARS FOR PROPOSAL 3, FOR PROPOSAL 4, AND FOR PROPOSAL 5.

Continued and to be signed on reverse side